Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM N-6


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      Pre-Effective Amendment No. _____ _____

                     Post-Effective Amendment No. _____ _____


                                     and/or


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                             Amendment No. __________

                        (Check appropriate box or boxes)

         Principal  Life Insurance Company Variable Life Separate Account
--------------------------------------------------------------------------------
                           (Exact Name of Registrant)


                  Principal  Life Insurance Company
--------------------------------------------------------------------------------
                               (Name of Depositor)

          The Principal Financial Group, Des Moines, Iowa              50392
--------------------------------------------------------------------------------
  (Address of Depositor's Principal Executive Offices)               (Zip Code)


Depositor's Telephone Number, including Area Code   (515) 248-3842

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration



                                 Sarah J. Pitts
                     Principal Life Insurance Company
                          The Principal Financial Group
                             Des Moines, Iowa 50392-0300
                     (Name and Address of Agent for Service)
              Telephone Number, Including Area Code: (515) 247-5111

                   Please send copies of all communications to

                              John W. Blouch, Esq.
                               Dykema Gossett PLLC
                         Franklin Square, Suite 300 West
                               1300 I Street, N.W.
                            Washington, DC 20005-3306


Title  of  Securities  Being  Registered:   Principal  Variable  Universal  Life
Income II SM.

                PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II/SM/

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

     Issued by Principal Life Insurance Company (the "Company") through its

        Principal Life Insurance Company Variable Life Separate Account

                     This prospectus is dated ___________.


This prospectus describes a flexible premium variable universal life insurance policy offered by the Company.


As in the case of other life insurance policies, it may not be in your best interest to buy this Policy as a replacement for, or in addition to, existing insurance coverage. The Policy involves investment risk, including possible loss of principal.


This prospectus provides information that you should know before buying a Policy. It is accompanied by current prospectuses for the underlying mutual funds that are available as investment options under the Policy. Please read these prospectuses carefully and keep them for future reference.


The Securities and Exchange Commission ("SEC") has not approved or disapproved this security or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Not all the contract provisions, benefits, programs, features, and investment options described in this prospectus are available or approved for use in every state. This prospectus offers a Policy which may not be available in all states and is not an offer to sell or solicitation of an offer to buy the Policy in states in which the offer or solicitation may not be lawfully made. No person is authorized to give any information or to make any representation in connection with this Policy other than those contained in this prospectus.

TABLE OF CONTENTS


SUMMARY: BENEFITS AND RISKS .............................................

 Policy Benefits ........................................................

 Policy Risks ...........................................................

SUMMARY: FEE TABLES.....................................................

GLOSSARY ................................................................

CORPORATE ORGANIZATION AND OPERATION ....................................

CHARGES AND DEDUCTIONS ..................................................

 Premium Expense Charge (Sales Charge and Taxes) ........................

 Surrender Charge .......................................................

 Monthly Policy Charge ..................................................

 Underlying Mutual Fund Charges .........................................

GENERAL DESCRIPTION OF THE POLICY .......................................

 The Contract ...........................................................

 Rights Under the Policy ................................................

 Policy Limitations .....................................................

 Optional Insurance Benefits ............................................

 Reservation of Rights ..................................................

 Right to Exchange ......................................................

 Suicide ................................................................

 Delay of Payments or Transfers .........................................

PREMIUMS ................................................................

 Payment of Premiums ....................................................

 Premiums Affecting Guarantee Provisions ................................

 Premium Limitations ....................................................

 Allocation of Premiums .................................................

DEATH BENEFITS AND POLICY VALUES ........................................

 Death Proceeds .........................................................

 Death Benefit Option ...................................................

 Change in Death Benefit Option .........................................

 IRS Definition of Life Insurance .......................................

 Maturity Proceeds ......................................................

 Adjustment Options .....................................................

 Policy Values ..........................................................

SURRENDERS AND PARTIAL SURRENDERS .......................................

 Surrenders .............................................................

 Examination Offer (Free-Look Provision) ................................

LOANS ...................................................................

 Policy Loans...........................................................

 Loan Account...........................................................

 Loan Payments..........................................................

POLICY TERMINATION AND REINSTATEMENT....................................

TAX ISSUES RELATED TO THE POLICY ........................................

GENERAL PROVISIONS ......................................................

 Frequent Trading and Market-Timing (Abusive Trading Practices).........

 Purchase Procedures ....................................................

 Special Purchase Plans.................................................

 Distribution of the Policy.............................................

 Payments to Financial Intermediaries...................................

 Service Arrangements and Compensation..................................

 Statement of Values ....................................................

 Services Available via the Internet and Telephone ......................

 Misstatement of Age or Gender ..........................................

 Non-Participating Policy ...............................................

 Incontestability .......................................................

 Independent Registered Public Accounting Firm..........................

LEGAL PROCEEDINGS .......................................................

TABLE OF SEPARATE ACCOUNT DIVISIONS.....................................

APPENDIX A - SURRENDER CHARGE RATE TABLE................................

APPENDIX B - SURRENDER CHARGE PERCENTAGE TABLE ..........................

APPENDIX C - TARGET PREMIUMS ............................................

APPENDIX D - ILLUSTRATIONS ..............................................

APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION TEST)

ADDITIONAL INFORMATION..................................................

SUMMARY: BENEFITS AND RISKS


This is a brief summary of the Policy's features. More detailed information follows later in this prospectus.


POLICY BENEFITS

DEATH BENEFITS AND PROCEEDS
The Company guarantees to pay a death benefit for as long as the Policy is in force. The death proceeds are paid to the beneficiary(ies) when the insured dies. Death proceeds are calculated as of the date of death of the insured. The amount of the death proceeds is:
.. the death benefit plus interest (as explained in DEATH BENEFITS AND POLICY
  VALUES - Death Proceeds);
.. minus loan indebtedness;
.. minus any overdue monthly policy charges (Overdue monthly policy charges arise when a Policy is in a grace period and the net surrender value is insufficient to cover the sum of the cost of insurance and of additional benefits provided by any rider plus other policy charges).

Death proceeds are paid in cash or applied under a benefit payment option.


The Policy provides for three death benefit options. A death benefit option is elected on the application. Subject to certain conditions, the death benefit option may be changed after the Policy has been issued.


PREMIUM PAYMENT FLEXIBILITY
You may choose the amount and frequency of premium payments (subject to certain limitations).

POLICY VALUES
The policy value reflects your premium payments, partial surrenders, policy loans, unpaid loan interest, policy expenses, interest credited to the fixed account, and/or the investment experience of the divisions. There is no guaranteed minimum division value.

POLICY LOANS
A loan may be taken using the Policy as collateral. The maximum loan amount is 90% of the net surrender value.

FULL SURRENDER
The Policy may be surrendered and any net surrender value paid to the owner. If the full surrender is within fourteen years of the policy date or a face amount increase, a surrender charge is imposed.

PARTIAL SURRENDER
On or after the first policy anniversary, a Policy may be partially surrendered and the proceeds paid to the owner. The surrender charge does not apply to partial surrenders.

ADJUSTMENT OPTIONS
The face amount may be increased or decreased unless the Policy is in a grace period or if monthly policy charges are being waived under a rider.

Face Amount Increase
--------------------
The minimum amount of an increase is $50,000 ($10,000 for special underwriting programs) and is subject to our underwriting guidelines in effect at the time the increase is requested.

Face Amount Decrease
--------------------
On or after the first policy anniversary, a decrease in face amount may be requested if the request does not decrease the face amount below $100,000. Cumulative face amount decreases in policy years two through five cannot exceed 35% of the initial face amount.

MATURITY PROCEEDS
If the insured is living on the maturity date, we will pay the owner an amount equal to the net surrender value unless the Extended Coverage rider is in effect. Maturity proceeds are paid in cash lump sum or applied under a benefit payment option. The Policy terminates on the maturity date unless extended by the Extended Coverage Rider.

POLICY RISKS

RISKS OF POOR INVESTMENT PERFORMANCE
Policy charges and surrender charges are among the reasons why the Policy is not intended to be a short-term savings vehicle. It is possible that investment performance could cause a loss of the entire amount allocated to the divisions. Without additional premium payments, investments in the fixed account, the fixed dollar cost averaging ("DCA") account or a death benefit guarantee rider, it is possible that no death benefit would be paid upon the insured's death.

NOTE: Each division invests in a corresponding underlying mutual fund. The underlying mutual funds are NOT available to the general public directly but are available only as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies and qualified plans. Some of the underlying mutual funds have been established by investment advisers that manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and of any underlying mutual fund may differ substantially.

POLICY TERMINATION (LAPSE)
A Policy will enter a grace period and is at risk of terminating (meaning you will no longer have any life insurance coverage) if the net surrender value on any monthly date is less than the monthly policy charge, unless (i) during the first ten policy years, the no-lapse guarantee test is met or (ii) after the first ten policy years, the Policy has the death benefit guarantee rider and its terms are met. A policy may be at risk of terminating due to insufficient premium payments, poor investment results, partial surrenders, or unpaid loans or loan interest. If a Policy is at risk of terminating, we will notify you that the Policy will terminate without value unless you make a required premium payment by the end of the grace period. A Policy may be reinstated within three years after it has lapsed, subject to certain conditions.

LIMITATIONS ON ACCESS TO SURRENDER VALUE
Unscheduled Partial Surrenders
------------------------------
.. Two unscheduled partial surrenders may be made in a policy year. The total of the amount(s) surrendered may not be greater than 75% of the net surrender value (as of the date of the request for the first unscheduled partial surrender in that policy year).
.. The face amount may be reduced by the amount of the unscheduled partial surrender.

Scheduled Partial Surrender
---------------------------
.. Partial surrenders may be scheduled on a monthly, quarterly, semiannual, or annual basis.
.. Each scheduled partial surrender may not be greater than 90% of the net surrender value (as of the date of the scheduled partial surrender).
.. The face amount may be reduced by the amount of the scheduled partial surrender.

Full Surrenders
---------------
If the full surrender is within fourteen years of the policy date or a face amount increase, a surrender charge is imposed. Surrender charges are calculated based on the number of years the Policy was in force.

Adverse Tax Consequences
------------------------
Termination of the Policy for any reason other than death of the insured may have adverse tax consequences. If the amount received by the owner plus any loan indebtedness exceeds the premiums paid into the Policy, then the excess generally will be treated as taxable income.

In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:
.. the value each year of the life insurance protection provided;
.. an amount equal to any employer-paid premiums; or .. some or all of the amount by which the current value exceeds the employer's interest in the Policy.
Participants should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.

RISKS OF UNDERLYING MUTUAL FUNDS
A comprehensive discussion of the risks of each underlying mutual fund may be found in the underlying mutual fund's prospectus. As with all mutual funds, as the value of an underlying mutual fund's assets rise or fall, the fund's share price changes. If you sell your units in a division (each of which invests in an underlying mutual fund) when their value is less than the price you paid, you will lose money.

Equity Funds
------------
The biggest risk is that the fund's returns may vary, and you could lose money. The equity funds are each designed for long-term investors who can accept the risks of investing in a portfolio with significant common stock holdings. Common stocks tend to be more volatile than other investment choices. The value of an underlying mutual fund's portfolio may decrease if the value of an individual company in the portfolio decreases. The value of an underlying mutual fund's portfolio could also decrease if the stock market goes down.

Income Funds
------------
A fundamental risk of fixed-income securities is that their value will fall if interest rates rise. Since the value of a fixed-income portfolio will generally decrease when interest rates rise, the underlying mutual fund's share price may likewise decrease. Another fundamental risk associated with fixed-income securities is credit risk, which is the risk that an issuer will be unable to make principal and interest payments when due.

International Funds
-------------------
The international underlying mutual funds have significant exposure to foreign markets. As a result, their returns and price per share may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country.

SUMMARY: FEE TABLES


The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy. The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender the Policy, or transfer cash value (i.e., "policy value") between investment options. The second table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including underlying mutual fund fees and expenses. The third table shows the minimum and maximum total operating expenses charged by the underlying mutual funds that you may pay periodically during the time that you own the Policy. More detail concerning the fees and expenses of each underlying mutual fund is contained in its prospectus.

                               TRANSACTION FEES
 ------------------------------------------------------------------------------
         CHARGE               CHARGE IS DEDUCTED:          AMOUNT DEDUCTED
 ------------------------------------------------------------------------------
  Sales Charge:
  Maximum                  upon receipt of premium      5.00% of premium paid
  Current - without the
  Surrender Charge                                      3.00% of premium paid
   Adjustment Rider        upon receipt of premium      /(1)/
  Current - with the                                    3.25% of premium paid
  Surrender Charge         upon receipt of premium      /(1)/
   Adjustment Rider                                     3.00% of premium paid
   1st policy year                                      /(1)/
   after 1st policy year
 ------------------------------------------------------------------------------
  Taxes (federal, state    upon receipt of premium      3.25% of premium paid
  and local)
 ------------------------------------------------------------------------------
  Surrender Charge
  (full surrender of       from surrender proceeds
  Policy)
  Maximum                                               $54.67 per $1,000 of
                                                        face amount
  Minimum                                               $6.30 per $1,000 of
                                                        face amount
  Current Charge for
  Representative Insured
   (The Representative
   insured is a 40 -year
   old male with a risk
   classification of
   preferred                                            $15.81 per $1,000 of
   non-tobacco.)                                        face amount

 ------------------------------------------------------------------------------
  Transfer Fee for         upon each unscheduled
  Unscheduled              transfer after the first
  Transfer/(2)/            unscheduled transfer in a
                           policy year
  Maximum                                               $25.00 per unscheduled
                                                        transfer
  Current                                               None
 ------------------------------------------------------------------------------


    PERIODIC CHARGES OTHER THAN UNDERLYING MUTUAL FUND OPERATING EXPENSES
 ------------------------------------------------------------------------------
                             WHEN CHARGE
         CHARGE              IS DEDUCTED               AMOUNT DEDUCTED
 ------------------------------------------------------------------------------
  Cost of
  Insurance:/(3)/              monthly
   Maximum                                      $83.33 per $1,000 of net amount
                                                at risk (4)
   Minimum                                      $0.01 per $1,000 of net amount
                                                at risk (4)
   Current Charge for
   Representative
   Insured
   (The Representative
   insured is a 40
   -year old male with
   a risk
   classification of                            $0.10 per $1,000 of net amount
   preferred                                    at risk /(4)/
   non-tobacco.)
 ------------------------------------------------------------------------------
  Asset Based Charge           monthly          equivalent to:
  Maximum:
   policy years 1-10                            0.70% of the net policy value
                                                per year
   after policy year 10                         0.20% of the net policy value
                                                per year
  Current:
   policy years 1-10                            0.70% of the net policy value
                                                per year
   after policy year 10                         none
  Monthly
  Administration Charge        monthly
  Maximum                                       $25.00 per month
  Current:
   during the first
   policy year                                  $25.00 per month
   after the first                              $10.00 per month
   policy year
                                               --------------------------------
  Monthly Policy Issue
  Charge                       monthly
  Maximum                                       $1.09 per $1,000 of face amount
  Minimum                                       $0.07 per $1,000 of face amount
   Current Charge for
   Representative
   Insured
   (The Representative
   insured is a 40
   -year old male with
   a risk
   classification of
   preferred                                    $0.13 per $1,000 of face amount
   non-tobacco.)
                                               --------------------------------
  Net Policy Loan
  Charge                       annually
                           (accrued daily)
   policy years 1-10                            1.50% of the loan balance per
                                                year (the difference between
                                                the interest charged on the
                                                loan balance and the interest
                                                credited to the loan account)
   after policy year 10                         none
 ------------------------------------------------------------------------------
  Optional Insurance
  Benefits /(5)/
 ------------------------------------------------------------------------------
  Accidental Death
  Benefit Rider                monthly
   Maximum                                      $0.14 per $1,000 of rider
                                                benefit
   Minimum                                      $0.03 per $1,000 of rider
                                                benefit
   Current Charge for
   Representative
   Insured
   (The Representative
   insured is a 40
   -year old male with
   a risk
   classification of                            $0.06 per $1,000 of rider
   preferred                                    benefit
   non-tobacco.)
 ------------------------------------------------------------------------------
  Accelerated Benefits         annually
  Rider                    (accrued daily)
   policy years 1-10                            5.50% of death proceeds
                                                advanced per year
   after policy year 10                         4.00% of death proceeds
                                                advanced per year
 ------------------------------------------------------------------------------
                               annually         Maximum rate permitted by state
  Death Benefit Advance    (accrued daily)      law/ //(6)/
  Rider
 ------------------------------------------------------------------------------
  Life Paid-Up Rider         on the date
                         rider benefit begins
   Maximum                                      13.50% of policy value
   Current Charge for
   Representative
   Insured
   (The Representative
   insured is a 40
   -year old male with
   a risk
   classification of
   preferred                                    3.50% of policy value
   non-tobacco.)
 ------------------------------------------------------------------------------
  Salary Increase Rider        monthly          $0.13 per $1,000 of rider
                                                benefit in excess of $30,000
 ------------------------------------------------------------------------------
  Waiver of Monthly
  Policy Charges Rider         monthly
   Maximum                                      $0.51 per $1,000 of net amount
                                                at risk /(4)/
   Minimum                                      $0.01 per $1,000 of net amount
                                                at risk /(4)/
   Current Charge for
   Representative
   Insured
   (The Representative
   insured is a 40-year
   old male with a risk
   classification of                            $0.02 per $1,000 of net amount
   preferred                                    at risk /(4)/
   non-tobacco.)
 ------------------------------------------------------------------------------
  Waiver of Specified
  Premium Rider                monthly
   Maximum                                      $0.94 per $100 of planned
                                                periodic premium
   Minimum                                      $0.15 per $100 of planned
                                                periodic premium
   Current Charge for
   Representative
   Insured
   (The Representative
   insured is a 40
   -year old male with
   a risk
   classification of                            $0.40 per $100 of planned
   preferred                                    periodic premium
   non-tobacco.)
 ------------------------------------------------------------------------------

   ANNUAL UNDERLYING
 MUTUAL FUND OPERATING
     EXPENSES AS OF
      DECEMBER 31,
       2006./(7)/
 -------------------------------------------------------------------------------
 Total annual
 underlying mutual fund
 operating expenses
 (expenses that are
 deducted from
 underlying mutual fund
 assets, including
 management fees,
 distribution and/or
 service (12b-1) fees      0.26%                       1.44%
 and other expenses)
 -------------------------------------------------------------------------------

  (1) Premium paid up to target premium. Sales charge on premium paid in excess of target premium is 2.50%.


  (2) Please note that in addition to the fees shown, additional transfer fees or restrictions may be imposed by federal regulators, state regulators and/or sponsors of the underlying mutual funds.


  (3) The cost of insurance rate at issue and for any underwritten face amount increase is based on the gender, issue age and age at adjustment, duration since issue and since adjustment, tobacco status, and risk classification of the insured. The charge shown in the table may not be representative of the charge that a particular owner will pay. Typically, cost of insurance rates are lower for insureds who: are non-tobacco; have a risk classification of preferred; are younger; and are fully underwritten. You may obtain more information about the particular cost of insurance charge that would apply to you from your registered representative or by phoning 1-800-247-9988.


  (4) See GLOSSARY for definition.


  (5) The rates shown assume that the insured's risk classification is standard or better.


  (6) The maximum annual lien interest rate applicable to the portion of the lien in excess of the net policy value will not exceed the higher of (a) or
    (b) where:


    (a) is the Moody's Corporate Bond Yield Average - Monthly Average Corporates for the calendar month ending two months prior to the date that the rate is determined; and


    (b) is the current yield on 90-day treasury bills.The interest rate on the portion of the lien equal to the net policy value will be the policy loan interest rate.


  (7) The Minimum and Maximum underlying mutual fund operating expenses reflect contractual waivers. More detail concerning the fees and expenses of each underlying mutual fund is contained in the prospectus for each underlying mutual fund.


The following table shows the fees and expenses charged by each underlying mutual fund as discussed in each fund's current prospectus for the fiscal year ended December 31, 2006.

                                                                    ACQUIRED
                                                                      FUND
                                                                  ("UNDERLYING
                                                                     FUND")                   TOTAL                  CONTRACTUAL
                          MANAGEMENT                    OTHER       FEES AND                  GROSS                      NET
 UNDERLYING MUTUAL FUNDS     FEES     12B-1 FEES/(1)/  EXPENSES  EXPENSES /(3)/          EXPENSES /(//2)/              EXPENSES
 -----------------------     ----     ---------------  --------  --------------          ----------------            -----------
 AllianceBernstein VPS
 International Value
 Portfolio -
 Class A                    0.75%           N/A         0.10%           /                              0.85%
 AllianceBernstein VPS
 Small Cap Growth
 Portfolio -
 Class A                    0.75            N/A         0.41            /                              1.16
 AllianceBernstein VPS
 Small/Mid Cap Value
 Portfolio -
 Class A                    0.75            N/A         0.11            /                              0.86
 AIM V.I. Capital
 Appreciation Fund -
 Series II Shares           0.61           0.25         0.30            /                              1.16/(//4//)/
 AIM V.I. Core Equity
 Fund - Series II Shares    0.61           0.25         0.28         0.02%                             1.16/(4)/
 AIM V.I. Global Health
 Care Fund - Series I
 Shares                     0.75            N/A         0.35         0.01                                  1.11/(//4//)(//5   /
 American Century VP
 Income & Growth Fund -
 Class II                   0.70           0.25         0.00            /                                  0.95/(//6//)/
 American Century VP
 Value Fund - Class II      0.83           0.25         0.00            /                                  1.08/(//6//)/
 American Century VP
 Vista Fund - Class II      0.90           0.25         0.00            /                                  1.15
 Calvert Variable
 Series, Inc. - Income
 Portfolio - Initial
 Columbia Small Cap
 Value Fund, Variable
 Series -
 Class A
 DWS Dreman Small Mid
 Cap Value VIP - Class B
 Fidelity VIP Contrafund
 Portfolio - Service
 Class 2                    0.57           0.25         0.09            /                                  0.91/(//7//)/
 Fidelity VIP
 Equity-Income Portfolio
 - Service Class 2          0.47           0.25         0.10            /                                  0.82
 Fidelity VIP High
 Income Portfolio -
 Service Class 2            0.57           0.25         0.15                                               0.97
 Fidelity VIP Mid Cap
 Portfolio - Service
 Class 2                    0.57           0.25         0.11            /                                  0.93/(//7//)/
 Franklin Templeton VIP
 Trust Mutual Discovery
 Securities Fund - Class
 2                          0.80           0.25         0.23            /                                  1.28
 Franklin Templeton VIP
 Trust - Franklin Rising
 Dividends Securities
 Fund - Class 2             0.60           0.25         0.02         0.01                                  0.88
 Goldman Sachs VIT -
 Goldman Sachs
 Structured
 Small Cap Equity -
 Institutional Class        0.75            N/A         0.12            /                                  0.87
 Janus Aspen Series
 Forty Portfolio -
 Service Shares             0.64           0.25         0.06            /                                  0.95
 Janus Aspen Series
 International Growth
 Portfolio -
 Service Shares             0.64           0.25         0.07            /                                  0.96
 MFS VIT New Discovery
 Series - Service Class     0.90           0.25         0.13            /                                  1.28/(//8//)/
 MFS VIT Utilities
 Series - Service Class     0.75           0.25         0.12            /                                  1.12            1.11/(9)/
 Neuberger Berman AMT
 Partners Portfolio -
 Class I                    0.83            N/A         0.08            /                                  0.91
 Oppenheimer Main Street
 Small Cap Fund/(R)//VA
 -
 Service Shares
 Principal VCF Bond
 Account - Class 1          0.43            N/A         0.09                                               0.52
 Principal VCF Capital
 Value Account - Class 1    0.60            N/A         0.00                                               0.60
 Principal VCF
 Diversified
 International Account -
 Class 1                    0.84            N/A         0.07            /                                  0.91/(//10//)/
 Principal VCF Equity
 Growth Account - Class
 1                          0.76            N/A         0.00                                               0.76
 Principal VCF
 Government & High
 Quality Bond
 Account - Class 1          0.45            N/A         0.11                                               0.56
 Principal VCF
 International Emerging
 Markets
 Account - Class 1          1.25            N/A         0.19            /                                  1.44
 Principal VCF
 International SmallCap
 Account - Class 1          1.18            N/A         0.09            /                                  1.27
 Principal VCF LargeCap
 Blend Account - Class 1    0.75            N/A         0.01                                               0.76/(//10//)/
 Principal VCF LargeCap
 Stock Index Account -
 Class 1                    0.25            N/A         0.01            /                                  0.26
 Principal VCF LargeCap
 Value Account - Class 1    0.75            N/A         0.01                                               0.76
 Principal VCF MidCap
 Account - Class 1          0.57            N/A         0.00                                               0.57
 Principal VCF MidCap
 Growth Account - Class
 1                          0.90            N/A         0.02                                               0.92
 Principal VCF MidCap
 Stock Account - Class 1    0.75            N/A         0.01                                               0.76
 Principal VCF MidCap
 Value Account - Class 1    1.05            N/A         0.01                                               1.06
 Principal VCF Money
 Market Account - Class
 1                          0.48            N/A         0.01                                               0.49/(//10//)/
 Principal VCF Principal
 LifeTime 2010 Account -
 Class 1                    0.12            N/A         0.04         0.62                                  0.78            0.78/(1//
 Principal VCF Principal
 LifeTime 2020 Account -
 Class 1                    0.12            N/A         0.02         0.63                                  0.77            0.76/(1//
 Principal VCF Principal
 LifeTime 2030 Account -
 Class 1                    0.12            N/A         0.09         0.67                                  0.88            0.83/(1//
 Principal VCF Principal
 LifeTime 2040 Account -
 Class 1                    0.12            N/A         0.20         0.69                                  1.01            0.82/(1//
 Principal VCF Principal
 LifeTime 2050 Account -
 Class 1                    0.12            N/A         0.32         0.71                                  1.15            0.83/(1//
 Principal VCF Principal
 LifeTime Strategic
 Income
 Account - Class 1          0.12            N/A         0.09         0.58                                  0.79            0.72/(1//
 Principal VCF Real
 Estate Securities
 Account - Class 1          0.87            N/A         0.00                                               0.87/(//10)/
 Principal VCF
 Short-Term Bond Account
 - Class 1                  0.50            N/A         0.14                                               0.64
 Principal VCF SmallCap
 Growth Account - Class
 1                          1.00            N/A         0.02                                               1.02/(//10//)/
 Principal VCF SmallCap
 Value Account - Class 1    1.08            N/A         0.03                                               1.11            1.01/(10)
 Principal VCF Strategic
 Asset Management
 Balanced
 Portfolio - Class 1        0.25            N/A         0.01         0.66                                  0.92/(1//2//)/
 Principal VCF Strategic
 Asset Management
 Conservative Balanced
 Portfolio - Class 1        0.25            N/A         0.01         0.62                                  0.88/(1//2//)/
 Principal VCF Strategic
 Asset Management
 Conservative Growth
 Portfolio - Class 1        0.25            N/A         0.01         0.69                                  0.95/(1//2//)/
 Principal VCF Strategic
 Asset Management
 Flexible
 Income Portfolio -
 Class 1                    0.25            N/A         0.01         0.59                                  0.85/(1//2//)/
 Principal VCF Strategic
 Asset Management
 Strategic
 Growth Portfolio -
 Class 1                    0.25            N/A         0.01         0.73                                  0.99/(1//2//)/
 Summit Pinnacle Series
 - S&P MidCap 400 Index
 Portfolio - Class F
 Summit Pinnacle Series
 - Russell 2000 Small
 Cap
 Index Portfolio - Class
 F

/ //(1)/ Because the 12b-1 fee is charged as an ongoing fee, over time the fee will increase the cost of your investment and may cost you more than paying other types of sales charges.
/ //(2)/ The Company and Princor Financial Services Corporation may receive a portion of the underlying fund expenses for record keeping, marketing and distribution services.
/ //(3)/ Acquired fund fees and expenses are not fees or expenses incurred by the fund directly but are expenses of the investment companies in which the fund invests. You incur these fees and expenses indirectly through the valuation of the fund's investment in those investment companies.
/ //(4)/ The fund's advisor has contractually agreed to waive advisory fees and/or reimburse expenses of Series I and Series II shares to the extent necessary to limit Total Annual Fund Operating Expenses (excluding certain items discussed below) to 1.30% for Series I and 1.45% for Series II of average daily net assets. In determining the advisor's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses to exceed the 1.30% for Series I and 1.45% for Series II cap: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary items (v) expenses related to a merger or reorganization, as approved by the fund's board of trustees and
 (vi) expenses that the fund has incurred but did not actually pay because of an expense offset arrangement. Currently, the only expense offset arrangements from which the fund may benefit are in the form of credits that the fund receives from banks where the fund or its transfer agent has deposit accounts in which it holds uninvested cash. In addition, the fund may also benefit from a one time credit to be used to offset future custodian expenses. Those credits are used to pay certain expenses incurred by the fund. This expense limitation agreement is in effect through April 30, 2008.
/ //(5)/ Through April 30, 2008, the advisor has contractually agreed to waive a portion of its advisory fees to the extent necessary so that the advisory fees payable by the fund does not exceed a specified maximum annual advisory fee rate, wherein the fee rate includes breakpoints and is based upon net asset levels. The fund's maximum annual advisory fee rate ranges from 0.75% (for average net assets up to $250 million) to 0.68% (for average net assets over $10 billion).
/ //(6)/ The fund has a stepped fee schedule. As a result, the fund's management fee rate generally decreases as the fund's assets increase and increases as the fund's assets decrease. Other expenses, which include the fees and expenses of the fund's independent directors and their legal counsel, interest, and fees and expenses incurred indirectly by the fund as a result of investment in shares of one or more mutual funds, hedge funds, private equity funds or other pooled investment vehicles, were less than 0.005% for the most recent fiscal year.
/ //(7)/ A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce the fund's custodian expenses. Including these reductions, the total class operating expenses would have been VIP Contrafund 0.90% and VIP Mid Cap 0.91%. These offsets may be discontinued at any time.
/ //(//8//)/ An expense offset arrangement that reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. Such fee reduction is not reflected in the table. Had this fee reduction been taken into account, "Net Expenses" would be lower.
/ //(9)/ The fund's management fee as set forth in its investment Advisory
 Agreement is 0.75% of average daily net assets annually. MFS has agreed in writing to reduce its management fee to 0.70% on average daily net assets in excess of $1 billion. For the fund's most recent fiscal year, the effective management fee was 0.74% of average daily net assets. This written agreement will remain in effect until modified by the fund's Board of Trustees.
/ //(10) /Principal has contractually agreed to limit the Account's expenses attributable to Class 1 shares and, if necessary, pay expenses normally payable by the Account, excluding interest expense, through the period ending April 29, 2008. The expense limits will maintain a total level of operating expenses, excluding interest expenses, (expressed as a percent of average net assets on an annualized basis) not to exceed 1.04% for Diversified International; 0.78% for LargeCap Blend; 0.72% for Money Market; 0.90% for Real Estate; 1.02% for SmallCap Growth: and 1.01% for SmallCap Value.
/ //(1//1//)/ Principal has contractually agreed to limit the Account's expenses
 (not including underlying fund expenses) and if necessary, pay expenses normally payable by the Accounts, excluding interest expense, through the period ending April 29, 2008. The expense limits will maintain a total level of operating expenses, excluding interest expenses, (expressed as a percent of average net assets on an annualized basis) not to exceed 0.16% for Principal LifeTime 2010 Account; 0.13% for Principal LifeTime 2020 Account; 0.16% for Principal LifeTime 2030 Account; 0.13% for Principal LifeTime 2040 Account; 0.12% for Principal LifeTime 2050 Account and 0.14% for Principal LifeTime Strategic Income Account.
/ //(1//2//) /The estimated expenses shown in the table are intended to reflect those that will be in effect on an ongoing basis. Principal has contractually agreed to limit the Portfolio's expenses (not including underlying fund expenses) and if necessary, pay expenses normally payable by the Portfolios, through the period ending April 29, 2008. The expense limits will maintain a total level of operating expenses, excluding interest expense, (expressed as a percent of average net assets on an annualized basis) not to exceed 0.30% for the Flexible Income Portfolio; 0.35% for the Conservative Balanced Portfolio; 0.28% for the Balanced Portfolio; 0.29% for the Conservative Growth Portfolio; and 0.30% for the Strategic Growth Portfolio.

GLOSSARY


ADJUSTMENT - change to your Policy resulting from an increase or decrease in face amount or a change in: tobacco status; death benefit option; risk classification or riders.


ADJUSTMENT DATE - the monthly date on or next following the Company's approval of a requested adjustment.


ATTAINED AGE - is the insured's age on the birthday nearest to the policy date, plus the number of complete policy years that have elapsed since the policy date.


BUSINESS DAY - any date that the New York Stock Exchange ("NYSE") is open for trading and trading is not restricted.


DEATH BENEFIT GUARANTEE PREMIUM REQUIREMENT- a premium which is required to be paid in order to guarantee the Policy will not terminate for a specific number of years.


DIVISION - a part of the Separate Account which invests in shares of a corresponding mutual fund. The value of an investment in a division is variable and is not guaranteed.


DOLLAR COST AVERAGING - a program in which premiums are systematically transferred from one account or division, typically the fixed account or money market division, into other division(s).


DOLLAR COST AVERAGING DURATION (DCA DURATION) - the length of time over which the entire fixed DCA account value is transferred to the fixed account and/or divisions.


EFFECTIVE DATE - the date on which all requirements for issuance of a Policy have been satisfied.


FACE AMOUNT - the amount used to determine the death benefit.


FIXED ACCOUNT - that part of the policy value that is not in the divisions, fixed DCA account or loan account.


FIXED DCA ACCOUNT - an account to which net premiums may be allocated and from which a portion of the policy value is transferred on a monthly basis over the DCA duration.


GENERAL ACCOUNT - assets of the Company other than those allocated to any of our Separate Accounts.


INITIAL FACE AMOUNT - is the original face amount that was in effect on the policy date.


INSURED - the person named as the "insured" on the most recent application for the Policy. The insured may or may not be the owner.


LOAN ACCOUNT - that part of the policy value that reflects the loan indebtedness.


LOAN INDEBTEDNESS - the amount of any policy loan(s) and unpaid loan interest.


MATURITY DATE - the policy anniversary nearest the insured's 121st birthday.


MAXIMUM PREMIUM EXPENSE CHARGE - the maximum charge deducted from premium payments to cover a sales charge and taxes (federal, state and local).


MONTHLY DATE - the day of the month which is the same day as the policy date.


     Example: If the policy date is September 5, 2007, the first monthly date is October 5, 2007.

MONTHLY POLICY CHARGE - the amount subtracted from the policy value on each monthly date equal to the sum of the cost of insurance and of additional benefits provided by any rider plus the monthly administration charge, monthly policy issue charge, and asset based charge in effect on the monthly date.NET AMOUNT AT RISK - the amount upon which cost of insurance charges are based. It is the result of:
  . the death benefit (as described in the Policy) at the beginning of the policy month, divided by 1.0024663; minus
  . the policy value at the beginning of the policy month calculated as if the monthly policy charge was zero.

NET POLICY VALUE - the policy value minus any loan indebtedness.


NET PREMIUM - the gross premium less the deductions for the premium expense charge. It is the amount of premium allocated to the divisions, fixed account and/or fixed DCA account.


NET SURRENDER VALUE - surrender value minus any loan indebtedness.


NO-LAPSE GUARANTEE PREMIUM - a premium which is required to be paid in order to guarantee the Policy will not terminate in the first ten years.


NOTICE - any form of communication received in our home office which provides the information we need which may be in writing or another manner that we approve in advance.


OWNER - the person, including joint owner, who owns all the rights and privileges of this Policy.


POLICY DATE - the date from which monthly dates, policy years and policy anniversaries are determined; the policy date may not be in the future and will never be the 29th, 30th, or 31st of any month.


POLICY VALUE - the sum of the values in the divisions, the fixed account, the fixed DCA account, and the loan account.


POLICY YEAR - the one-year period beginning on the policy date and ending one day before the policy anniversary and each subsequent one year period beginning on a policy anniversary.
     Example: If the policy date is November 21, 2007, the first policy year ends on November 20, 2008. The first policy anniversary falls on November 21, 2008.

PREMIUM EXPENSE CHARGE - the charge deducted from premium payments to cover a sales charge and state, local and federal taxes. PRORATED BASIS - is the proportion that the value of a particular division, the fixed account or the fixed DCA account bears to the total value of all divisions, the fixed account and the fixed DCA account.


SURRENDER VALUE - policy value minus any surrender charge.


TARGET PREMIUM - a premium amount which is used to determine any applicable surrender charge and premium expense charge under a Policy. Target premiums are provided in Appendix C.


UNDERLYING MUTUAL FUND - a registered open-end investment company, or a separate investment account or portfolio thereof, in which a division invests.


UNIT - the accounting measure used to calculate the value of each division.


VALUATION PERIOD - the period begins at the close of normal trading on the New York Stock Exchange ("NYSE"), generally 4:00 p.m. E.T. on each business day, and ends at the close of normal trading of the NYSE on the next business day.


WRITTEN REQUEST - actual delivery to the Company at our home office of a written notice or request, signed and dated, on a form we supply or approve.


Your notices may be mailed to us at:
   Principal Life Insurance Company
   P O Box 9296
   Des Moines, Iowa 50306-9296
   Phone: 1-800-247-9988

YOU - the owner of the Policy.

CORPORATE ORGANIZATION AND OPERATION


THE COMPANY
The Company is a stock life insurance company with its home office at: Principal Financial Group, Des Moines, Iowa 50306. It is authorized to transact life and annuity business in all of the United States and the District of Columbia. The Company is a wholly owned subsidiary of Principal Financial Services, Inc., which in turn, is a directly wholly owned subsidiary of Principal Financial Group, Inc.

On June 24, 1879, the Company was incorporated under Iowa law as a mutual life insurance company named Bankers Life Association. It changed its name to Bankers Life Company in 1911 and then to Principal Mutual Life Insurance Company in 1986. The name change to Principal Life Insurance Company and reorganization into a mutual holding company structure took place July 1, 1998. Effective October 26, 2001, Principal Mutual Holding Company converted to a stock company and Principal Financial Group, Inc. completed its initial public offering.


PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT
The Separate Account was established under Iowa law on November 2, 1987. It was then registered as a unit investment trust with the SEC. This registration does not involve SEC supervision of the investments or investment policies of the Separate Account.

The income, gains, and losses, whether or not realized, credited to or charged against the Separate Account reflect the Separate Account's own investment experience and not the investment experience of the Company's other assets. Assets of the Separate Account may not be used to pay any liabilities of the Company other than those arising from the policies funded by the Separate Account. The Company is obligated to pay all amounts promised to owners under the Policy.


THE FUNDS
The assets of each division of the Separate Account invest in a corresponding underlying mutual fund. The Company purchases and sells fund shares for the Separate Account at their net asset value. The assets of each division are separate from the others. A division's performance has no effect on the investment performance of any other division.

The funds are mutual funds registered under the Investment Company Act of 1940 as open-end management investment companies. A full description of the funds, their investment objectives, policies and restrictions, charges and expenses and other operational information is contained in the attached prospectuses (which should be read carefully before investing). ADDITIONAL COPIES OF THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE FROM A SALES REPRESENTATIVE OR BY CONTACTING OUR HOME OFFICE AT 1-800-247-9988.


The TABLE OF SEPARATE ACCOUNT DIVISIONS contains a brief summary of the investment objectives of, and sub-advisor(s) for, each division.

New divisions may be added and made available. Divisions may also be eliminated from the Separate Account following SEC approval.

Deletion or Substitution of Investments
---------------------------------------
We reserve the right to make certain changes if, in our judgement, they best serve your interests or are appropriate in carrying out the purpose of the Policy. Any changes are made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority. Approvals may not be required in all cases. Examples of the changes we may make include:
.. transfer assets in any division to another division or to the fixed account; .. add, combine or eliminate divisions; or .. substitute the shares of a division for shares in another division:
  . if shares of a division are no longer available for investment; or . if in our judgement, investment in a division becomes inappropriate considering the purposes of the division.

If we eliminate or combine existing divisions or transfer assets from one division to another, you may change allocation percentages and transfer any value in an affected division to another division(s) and/or the fixed account without charge. You may exercise this exchange privilege until the later of 60 days after a) the effective date of the change, or b) the date you receive notice of the options available. You may only exercise this right if you have an interest in the affected division(s).


Voting Rights
-------------
We vote division shares at shareholder meetings of the underlying mutual funds. We follow the voting instructions received from people having the voting interest in the division shares.

You have a voting interest under a Policy. You have one vote for each $100 of policy value in the division(s). Fractional votes are allocated for amounts less than $100. The number of votes on which you have the right to instruct us is determined as of a date established by the mutual fund for setting the shareholders eligible to vote.


According to procedures adopted by the mutual fund, voting instructions are solicited by a written proxy statement before a shareholder meeting.


We vote underlying mutual fund shares, for which no voting instructions are received, in the same proportion as the shares for which we receive voting instructions. Because there is no required minimum number of votes, a small number of votes can have a disproportionate effect. Underlying mutual fund shares held in our general account are voted in proportion to instructions that are received with respect to the participating contracts.


If we determine, under applicable law, that underlying mutual fund shares need not be voted according to the instructions received, we may vote underlying mutual fund shares held in the Separate Account in our own right.


We may, when required by state insurance regulatory authorities, disregard voting instructions. This may be done if the instructions would require shares to be voted to:
.. change a subclassification or investment objective of the underlying mutual fund;
.. disapprove an investment advisory contract of the underlying mutual fund; or .. approve changes initiated by an owner in the investment policy or investment advisor of the underlying mutual fund if we reasonably disapprove of the changes. The change would be disapproved only if:
  . the proposed change is contrary to state law;
  . prohibited by state regulatory authorities; or . we determine the change is inconsistent with the investment objectives of the mutual fund.

THE FIXED ACCOUNT AND FIXED DCA ACCOUNT
The fixed account and the fixed DCA account are part of our general account. Because of exemptions and exclusions contained in the Securities Act of 1933 and the Investment Company Act of 1940, the fixed account, the fixed DCA account and any interest in them are not subject to the provisions of these acts. As a result the SEC has not reviewed the disclosures in this prospectus relating to the fixed accounts. However, disclosures relating to them are subject to generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. You may obtain more information regarding the fixed accounts from our home office or from a sales representative.

Our obligations with respect to the fixed accounts are supported by our general account. Subject to applicable law, we have sole discretion over the investment of assets in the general account.


We guarantee that net premiums allocated to the fixed accounts accrue interest daily at an effective annual rate of 3% compounded annually. We may, in our sole discretion, credit interest at a higher rate.

We may defer payment of proceeds payable out of the fixed accounts for a period of up to six months.

The Fixed Account
-----------------
The value of your fixed account on any business day is:
.. net premiums allocated to the fixed account
.. plus transfers from the division(s) and/or fixed DCA account
.. plus interest credited to the fixed account
.. minus surrenders, surrender charges, and monthly policy charges .. minus transfers to the loan account
.. minus transfers to the division(s).

The Fixed Dollar Cost Averaging (DCA) Account
---------------------------------------------
You may elect to have net premiums allocated to a fixed DCA account. The fixed DCA account must be selected at the time of application and requires an initial minimum net premium of $1,000. You may select either a 6-month or a 12-month DCA duration. The DCA duration cannot be renewed or extended. During the DCA duration, subsequent net premiums may be allocated to the fixed DCA account.

On the 21st day from the effective date, a portion of the value in the fixed DCA account is transferred each monthly date during the DCA duration. If the monthly date is not a business day, the transfer occurs on the next business day. The transfers are allocated to the divisions and/or to the fixed account according to your Fixed DCA allocation instructions. The transfers do not count against any limitations on the number of free transfers.


On each monthly date, the amount of the transfer is (a) divided by (b) where
    (a) is the value of your fixed DCA account (which includes net premiums and interest credited). (b) is the number of months remaining in the DCA duration.
For example, if your fixed DCA account has a value of $4,000 and four months remain in the DCA duration, the transfer amount would be $1,000 ($4,000 / 4).

The credited interest rate on the fixed DCA account is generally higher than the rate on the fixed account. Net premiums are credited at the interest rate in effect on the date the net premium is allocated to the fixed DCA account. The 6-month DCA duration and the 12-month DCA duration generally have different credited interest rates.


You may make unscheduled transfers from the fixed DCA account to divisions and/or the fixed account. Transfers into the fixed DCA account are not permitted.


After the DCA duration, net premiums may not be allocated to the fixed DCA account. If at the end of the DCA duration your premium allocation percentages include allocating a portion of net premiums to the fixed DCA account, that portion will be allocated to the Money Market Division until you give us instructions otherwise.


CHARGES AND DEDUCTIONS


We make certain charges and deductions to support operation of the Policy and the Separate Account. Some charges are deducted from premium payments when they are received. Other charges are deducted on a monthly basis while others are deducted at the time a Policy is surrendered or terminated. These charges are intended to cover distribution expenses (commissions paid to registered representatives, printing of prospectuses and advertising), administrative expenses (processing applications; conducting medical examinations; determining insurability; establishing and maintaining records; processing death benefit claims and policy changes, reporting and overhead), mortality expenses and profit.


PREMIUM EXPENSE CHARGE (SALES CHARGE AND TAXES)
When we receive your premium payment, we deduct a premium expense charge. The sales charge is intended to pay us for distribution expenses including commissions paid to sales representatives, printing of prospectuses and sales literature and advertising.

Deductions from premiums equal:
.. sales charge of 3.00% of premiums paid up to target premium and 2.5% of premiums paid in excess of target premium. The total sales charge is guaranteed not to exceed 5% of premiums paid.
.. plus 1.25% (of premiums paid) for federal taxes.
.. plus 2.00% (of premiums paid) for state and local taxes*.

  * The actual taxes we pay vary from state to state. The expense charge is based on the average tax rate we expect to pay nationwide, the premiums we receive from all states and other expense assumptions. The rate for a particular policy does not necessarily reflect the actual tax costs applicable to that policy.


The target premium is based on the gender, if applicable, age and tobacco status of the insured (see APPENDIX C- TARGET PREMIUM). The target premium is a calculated premium amount used to determine the premium expense charge. The target premium is not a required premium.


SURRENDER CHARGE
A surrender charge is imposed upon full surrender of the Policy within fourteen years of the policy date or of a face amount increase. In addition, if you reinstate your Policy and then it is fully surrendered, a surrender charge may be imposed. The surrender charge compensates us for expenses relating to the sale of the Policy.

Surrender charges vary based on gender, age at issue or adjustment, and number of policy years since issue or adjustment. The charge applies only during the first fourteen policy years unless there is a face amount increase. A face amount increase has its own surrender charge period that begins on the adjustment date. The total surrender charge on the Policy is the sum of the surrender charges for the face amount at issue and each face amount increase. The surrender charge is not affected by any decrease in face amount or any change in face amount resulting from a change of death benefit options.


The surrender charge on an early surrender or Policy termination is significant. As a result, you should purchase a Policy only if you have the financial capacity to keep it in force for a substantial period of time.

The surrender charge is (a) multiplied by (b) multiplied by (c) where:
    (a) is the applicable rate from Appendix A.
    (b) is the face amount divided by 1,000.
    (c) is the applicable percentage from Appendix B.

For Policies issued with the Surrender Charge Adjustment Rider, the rider provides for a waiver of a portion of the surrender charges for a limited time. For a description of the rider, please see GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits.

WAIVER OF SURRENDER CHARGE PERCENTAGE TABLE
-------------------------------------------
     POLICY YEAR       WAIVER PERCENTAGE
     -----------       -----------------
          1                    100.00%
          2                     80.00
          3                     60.00
          4                     40.00


     Example: The amount of surrender charge waived is determined by multiplying the amount of the surrender charge by the applicable waiver percentage. If the amount of the surrender charge is $200 and you surrender your Policy in year 3, we would waive 60% of that charge ($120). The amount we would collect is $80.

TRANSFER FEE
We reserve the right to impose a transfer fee of up to $25 on each unscheduled transfer after the first unscheduled transfer in a policy year.

MONTHLY POLICY CHARGE
The monthly policy charge is made up of:
.. a charge for the cost of insurance;
.. an asset based charge;
.. a monthly administration charge;
.. a policy issue charge; and
.. any charge for an optional insurance benefit added by rider(s).

On the policy date and each monthly date thereafter, we deduct the charge from your policy value in the divisions, fixed account and/or fixed DCA account (but not your loan account). The deduction is made using your current monthly policy charge allocation percentages. Your allocation percentages may be:
.. the same as allocation percentages for premium payments;
.. determined on a prorated basis; or
.. determined by any other allocation method which we agree upon.
For each division, the fixed account and/or fixed DCA account, the allocation percentage must be zero or a whole number. The total of the allocation percentages must equal 100. Allocation percentages may be changed without charge. A request for an allocation change is effective once approved by us, as of the next monthly date. If we cannot follow your instructions because of insufficient value in any fixed account, fixed DCA account and/or the division, the monthly policy charge is deducted on a prorated basis.

Cost of Insurance Charge
------------------------
This charge compensates us for providing insurance protection under the Policy.

The monthly cost of insurance charge is (a) multiplied by (b) where:
    (a) is the cost of insurance rate (described below) divided by 1,000.
    (b) is the net amount at risk.

Different cost of insurance rates may apply to face amount increases. The cost of insurance for the increase is based on the insured's gender*, issue age, duration since issue, tobacco status, and risk classification at the time of the increase. The guaranteed maximum cost of insurance rate for the increase is based on the insured's gender*, attained age and risk classification at the time of the increase.
  * The cost of insurance rate for Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans is not based on the gender of the insured.


Groups and persons buying Policies under a sponsored arrangement may apply for special underwriting. If special underwriting is granted, the cost of insurance charge may increase because of higher anticipated mortality experience. Special underwriting programs currently available include: batch underwriting, simplified issue underwriting and guaranteed issue underwriting. The cost of insurance rates for healthy individuals are greater under special underwriting than on Policies subjected to full underwriting.


The net amount at risk is the difference between the death benefit and policy value (see Glossary for exact formula). The lower the policy value, the higher the net amount at risk thus higher cost of insurance charges. The net amount at risk is affected by investment performance, policy loans, payment of premiums fees and charges under the Policy, death benefit option chosen, partial surrenders and face amount adjustments.


Asset Based Charge
------------------
The asset based charge reimburses us for distribution and administration expenses.

In the first ten policy years, each month we deduct an asset based charge of 0.0581% (equivalent to 0.70% annually) of the net policy value. After the tenth policy year, we do not collect an asset based charge.


We reserve the right to impose an asset based charge after the tenth policy year but guarantee that the maximum rate after the tenth policy year will not exceed 0.20% of the net policy value annually.

Monthly Administration Charge
-----------------------------
This charge compensates us for the costs of maintaining the Policy, including accounting and record keeping costs.
  . Current charges. The current monthly administrative charge is $25.00 per month during the first policy year. After the first policy year, the administrative charge is $10.00 per month.
  . Maximum charges. In all policy years, the monthly administration charge is guaranteed not to exceed $25.00 per month.

Monthly Policy Issue Charge
---------------------------
This charge reimburses us for the expenses associated with issue and underwriting. The monthly policy issue charge applies per $1,000 of face amount and varies by gender, age, tobacco status, and risk classification. Currently, this charge is applied for fifteen years from policy issue or face amount increase; however, we reserve the right to apply this charge in all years. Any face amount increase will have its own monthly policy issue charge.

Net Policy Loan Charge
----------------------
See LOANS for more detail.

Optional Insurance Benefits.
----------------------------
See GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits for more detail.

UNDERLYING MUTUAL FUND CHARGES
The assets of each division are used to purchase shares in a corresponding mutual fund at net asset value. The net asset value of the mutual fund reflects management fees and operating expenses already deducted from the assets of the mutual fund. Current management fees and operating expenses for a mutual fund are shown in the prospectus for the underlying mutual fund.

GENERAL DESCRIPTION OF THE POLICY


THE CONTRACT
The entire contract is made up of applications, amendments, riders and endorsements attached to the Policy, data pages, copies of any supplemental applications, amendments, and endorsements which are mailed to you. No statement, unless made in an application, is used to void a Policy (or void an adjustment in the case of an adjustment application). Only our corporate officers can agree to change or waive any provisions of a Policy. Any change or waiver must be in writing and signed by an officer of the Company.

The descriptions that follow are based on provisions of the Policy offered by this prospectus.


RIGHTS UNDER THE POLICY
Ownership
---------
Unless changed, the owner(s) is as named in the application. The owner(s) may exercise every right and privilege of the Policy, subject to the rights of any irrevocable beneficiary(ies) and any assignee(s).

All rights and privileges of ownership of a Policy end if:
.. the death proceeds are paid;
.. the maturity proceeds are paid;
.. the Policy is surrendered; or
.. the grace period ends without our receiving the payment required to keep the Policy in force.

If an owner dies before the Policy terminates, the surviving owner(s), if any, succeeds to that person's ownership interest, unless otherwise specified. If all owners die before the Policy terminates, the Policy passes to the estate of the last surviving owner. With our consent, you may specify a different arrangement for contingent ownership.


You may change your ownership designation at any time. Your request must be in writing and approved by us. After approval, the change is effective as of the date you signed the request for change. We reserve the right to require that you send us the Policy so that we can record the change.

Beneficiary
-----------
If the insured dies before the maturity date, we pay death proceeds to your named beneficiary(ies). You have the right to name a beneficiary(ies) and contingent beneficiary(ies). This may be done as part of the application process or by sending us a written request. Unless you have named an irrevocable beneficiary, you may change your beneficiary designation by sending us a written request. After approval, the change is effective as of the date you signed the request for change. We reserve the right to require that you send us the Policy so that we can record the change.

If no beneficiary(ies) survives the insured, the death proceeds are paid to the owner(s) or the estate of the owner(s) in equal percentages unless otherwise specified.


Assignment
----------
You may assign your Policy. Each assignment is subject to any payments made or action taken by the Company prior to our notification of the assignment. We assume no responsibility for the validity of any assignment.

An assignment must be made in writing and filed with us at our home office. The irrevocable beneficiary(ies), if any, must authorize any assignment in writing. Your rights, as well as those of the beneficiary(ies), are subject to any assignment on file with us.


POLICY LIMITATIONS
Division Transfers
------------------
You may transfer amounts between the divisions and/or the fixed account. You must specify the dollar amount or whole percentage to transfer from each division. The transfer is made, and the values determined as of the end of the valuation period in which we receive your request. In states where allowed, we reserve the right to reject transfer instructions from someone providing them for multiple Policies for which he or she is not the owner.

You may request an unscheduled transfer or set up a periodic transfer by:
.. sending us a written request;
.. calling us at 1-800-247-9988 (if telephone privileges apply); or
.. visiting www.principal.com (if internet privileges apply).

You may not make a transfer to the fixed account if:
.. a transfer has been made from the fixed account to a division within six months; or
.. immediately after the transfer, the fixed account value would be more than $1,000,000 (without our prior approval).


UNSCHEDULED TRANSFERS . You may make unscheduled transfers from a division to another division or to the fixed account. The minimum transfer amount is the lesser of $100 or the value of your division.

We reserve the right to impose a transfer fee on each unscheduled transfer after the first unscheduled transfer in a policy year.



SCHEDULED TRANSFERS . You may elect to have automatic transfers made out of one division into one or more of the other divisions and/or the fixed account. You choose the investment options, the dollar amount and timing of the transfers. There is no transfer fee on scheduled transfers. There is no charge for participation in the scheduled transfer program.

Automatic transfers are designed to reduce the risks that result from market fluctuations. They do this by spreading out the allocation of your money to investment options over a longer period of time. This allows you to reduce the risk of investing most of your money at a time when market prices are high. The success of this strategy depends on market trends and is not guaranteed.

     Example:

         MONTH       AMOUNT INVESTED      SHARE PRICE      SHARES PURCHASED
         -----       ---------------      -----------      ----------------
       January           $    100           $ 25.00                       4
       February          $    100           $ 20.00                       5
       March             $    100           $ 20.00                       5
       April             $    100           $ 10.00                      10
       May               $    100           $ 15.00                       6
       June              $    100           $ 20.00                       5
                         --------           -------        ----------------
       Total             $    600           $110.00                      35



In the example above, the average share price is $18.33 (total of share prices ($110.00) divided by number of purchases (6)) and the average share cost is $17.14 (amount invested ($600.00) divided by number of shares purchased (35)).

Automatic transfers are made on a periodic basis.
.. The amount of the transfer is:
  . the dollar amount you select (the minimum is the lesser of $100 or the value of the division); or
  . a percentage of the division value as of the date you specify (other than the 29th, 30th or 31st).
.. You select the transfer date (other than the 29th, 30th or 31st) and the transfer frequency (annually, semi-annually, quarterly or monthly). If the selected date is not a business day, the transfer is completed on the next business day.
.. The value of the division must be equal to or more than $2,500 when your scheduled transfers begin.
.. Transfers continue until your interest in the division has a zero balance or we receive notice to stop them.
.. We reserve the right to limit the number of divisions from which simultaneous transfers are made. In no event will it ever be less than two.

Fixed Account Transfers
-----------------------
Transfers from your investment in the fixed account to your division(s) are subject to certain limitations. You may transfer amounts by making either a scheduled or unscheduled fixed account transfer. You may not make both a scheduled and an unscheduled fixed account transfer in the same policy year.


UNSCHEDULED TRANSFERS . You may make one unscheduled fixed account to division(s) transfer within the 30-day period following the policy date and following each policy anniversary.
.. You must specify the dollar amount or percentage to be transferred (not to exceed 25% of the fixed account value as of the most recent policy anniversary).
.. The minimum transfer amount must be at least $100 (or the entire value of your fixed account if less).
.. If your fixed account value is less than $1,000, you may transfer up to 100%
  of your fixed account.
.. There is no charge for the transfer(s).


SCHEDULED TRANSFERS . You may make scheduled transfers on a monthly basis from the fixed account to your division(s) without an additional charge as follows:
.. The value of your fixed account must be equal to or more than $2,500 when your scheduled transfers begin. We reserve the right to change this amount but it will never be more than $10,000.
.. The amount of the transfer is:
  . the dollar amount you select (minimum of $50); or . a percentage of the fixed account value (the maximum amount of the transfer is 2% of the fixed account value as of the specified date) as of the date you specify which may be:
    . the later of the policy date or most recent policy anniversary date; or . the date the Company receives your request.
.. Transfers occur on a date you specify (other than the 29th, 30th or 31st of any month).
.. If the specified date is not a business day, the transfer is completed on the next business day.

Scheduled transfers continue until your value in the fixed account has a zero balance or we receive your notice to stop them. If you stop the transfers, you may not start them again until six months after the last scheduled transfer. You may change the amount of the transfer once each policy year by:
.. sending us a written request;
.. calling us at 1-800-247-9988 (if telephone privileges apply); or
.. visiting www.principal.com (if internet privileges apply).

As transfers are made on a monthly basis, a change in the amount of transfer is effective with the scheduled transfer after our receipt of notice of the change

Automatic Portfolio Rebalancing (APR)
-------------------------------------
APR allows you to maintain a specific percentage of your policy value in the divisions over time.
     Example: You may choose to rebalance so that 50% of your policy values are in the Bond division and 50% in the Capital Value division. At the end of the specified period, market changes may have caused 60% of your value to be in the Bond division and 40% in the Capital Value division. By rebalancing, units from the Bond division are sold and the proceeds are used to purchase units in the Capital Value division so that 50% of the policy values are once again invested in each division.

You may elect APR at the time of application or after the Policy has been issued. There is no charge for participation in the APR program. The APR transfers:
.. do not begin until the later of expiration of the examination offer period or the DCA duration, if applicable;
.. are done without charge;
.. may be done on the frequency you specify:
  . quarterly (on a calendar year or policy year basis); or
  . semiannual or annual (on a policy year basis).
.. may be done by:
  . calling us (if telephone privileges apply (1-800-247-9988));
  . mailing us your written request;
  . faxing your request to us; or
  . visiting www.principal.com (if internet privileges apply).
.. are made at the end of the next valuation period after we receive your instruction;
.. are not available for values in the fixed account; and
.. are not available if you have scheduled transfers from the same divisions.

OPTIONAL INSURANCE BENEFITS
Subject to certain conditions, you may add one or more additional insurance benefits to your Policy. Detailed information concerning additional insurance benefits may be obtained from an authorized agent or our home office. NOT ALL OPTIONAL INSURANCE BENEFITS ARE AVAILABLE IN ALL STATES. SOME PROVISIONS MAY VARY FROM STATE TO STATE. The cost, if any, of an additional insurance benefit is deducted from your policy value.

Accelerated Benefits Rider
--------------------------
This rider provides the option of receiving an advance of a portion of the death benefit if the insured becomes terminally ill. Up to 75% of the face amount, minus any outstanding policy loans and unpaid loan interest and previously paid accelerated benefit, may be requested, up to a maximum of $1,000,000, provided that the insured has been diagnosed as terminally ill and has a life expectancy of less than 12 months. The death proceeds payable upon the death of the insured will be reduced by the amount of the death benefit advanced plus interest charged. The rider is available to all Policies at issue or may be elected at any time prior to the insured's death; this rider is only available when the Death Benefit Advance Rider is not available. There is no charge for this rider other than interest charged during the time period the death benefit has been advanced. Receipt of a death benefit advance may be taxable. Before you make a claim for a death benefit advance, you should seek assistance from your personal tax advisor.

Accidental Death Benefit Rider
------------------------------
This rider provides an additional death benefit if the insured's death is caused by accidental means. The rider may be elected at the time of application, or may be added after issue subject to our then current underwriting guidelines. There is a charge for this rider.

Change of Insured Rider
-----------------------
This rider is available on business cases only and allows the business to change the insured when an employee leaves employment or ownership of the business changes. The rider may be added at any time prior to the proposed insured's age
69. Until the effective date of the change of insured application, coverage remains in effect on the life of the prior insured. We must receive satisfactory evidence of insurability (according to our underwriting guidelines then in effect) for the newly named insured. Future cost of insurance rates are based on the gender, issue age, tobacco status, and risk classification of the newly named insured. The death proceeds are paid when the newly named insured dies. There is no charge for this rider.

Cost of Living Increase Rider
-----------------------------
This rider provides increases in the face amount every three years, to the insured's age 55, without requiring evidence of insurability. This rider is added automatically to all Policies with a risk classification of standard or better and where the insured's issue age is 52 or younger. There is no charge for adding this rider; however, when there is a cost of living increase, the monthly policy charge and surrender charge will be higher.

Death Benefit Advance Rider
---------------------------
This rider provides the option of receiving an advance of a portion of the death benefit if the insured is diagnosed with a terminal illness or catastrophic health condition (as defined in the rider) or is permanently confined to a nursing home. The maximum amount available is based on the death benefit as of the date the claim is approved. The death proceeds payable upon the death of the insured will be reduced by any loan indebtedness and the amount of the death benefit advanced (the lien) plus interest charged on the lien. This rider is added automatically to all Policies issued with a risk classification of standard or better and not part of a special underwriting program. Currently, there is no charge for this rider other than the interest charge during the time period the death benefit has been advanced. However, we may, in the future, charge an administrative fee for each death benefit advance. You should consult your tax advisor prior to this rider being exercised.

Death Benefit Guarantee Rider
-----------------------------
This rider extends the no-lapse guarantee provision if premiums paid equal or exceed the death benefit guarantee premium requirement. This rider is automatically made a part of the Policy at issue as long as the premium (planned or paid) is equal to or greater than the annual death benefit guarantee premium requirement. The level of premium (planned or paid) at issue determines whether the no-lapse guarantee is extended to the insured's attained age 65, attained age 85 or attained age 100. An illustration (available at no charge from your sales representative or our home office) will provide the death benefit guarantee premium requirement applicable to your Policy. The death benefit guarantee premium requirement is described in PREMIUMS.

If on any monthly date, the death benefit guarantee premium is not met, we send you a notice stating the premium required to keep the rider in effect. If the premium required to maintain the rider is not received in our home office before the expiration of the 61 days (which begins when the notice is mailed), the death benefit guarantee is no longer in effect and the rider is terminated. If the rider terminates, it may not be reinstated.


The rider may not be added after the Policy has been issued. There is no charge to purchase this rider; however, sufficient premiums are required to be paid in order for the rider provisions to apply.


Extended Coverage Rider
-----------------------
This rider extends the Policy beyond the maturity date as long as the Policy is still in-force and the insured is living on the maturity date. The Policy will then terminate upon the insured's death. No monthly policy charges are deducted after the maturity date. No additional premium payments are allowed, adjustment options are not available and the death benefit option is changed to Death Benefit Option 1. All investment account and fixed account values will be transferred to the Money Market division and no further transfers are allowed. This rider is added automatically to all Policies when issued. You may choose not to extend the maturity date and instead receive the maturity proceeds by requesting the rider not be attached to your Policy. There is no charge for this rider.

Life Paid-Up Rider
------------------
This rider protects against the Policy lapsing when there is a large loan outstanding. After the rider benefit begins, no further monthly policy charges are deducted for the remaining death benefit and no adjustments to the Policy are allowed. The Internal Revenue Service has not taken a position on the Life Paid-Up rider. You should consult your tax advisor regarding this rider. There is a one-time charge at the time the rider benefit begins. The rider is automatically added to all policies when issued.

Return of Cost of Insurance Rider
---------------------------------
This rider provides for the return of the cost of insurance charges. The returned charges are credited to the policy value annually on the policy anniversary in equal amounts over a period of five years. The total amount credited is the sum of the cost of insurance charges for the face amount paid up to the time this benefit begins. The benefits begin as of the later of the last day of the 15th policy year or the last day of the insured's attained age 59 policy year. The benefit is applied according to the premium allocation instructions in effect at that time. If the policy terminates for any reason or becomes paid-up due to the Life Paid-Up Rider, any benefit not credited is forfeited. This rider is added automatically to all Policies. There is no charge for this rider.

Salary Increase Rider
---------------------
This rider is available on business cases only and provides increases in the face amount based on salary adjustments without requiring evidence of insurability. When exercised, the monthly policy charge and surrender charge will be increased to cover the costs and charges for any increase in the face amount made under this rider. The rider must be elected at the time of application or any time prior to issue. There is a charge for this rider.

Surrender Charge Adjustment Rider
---------------------------------
This rider provides for a waiver of a portion of the surrender charges for a limited time. If you fully surrender your Policy within the first four policy years, we will adjust the amount of surrender charge we collect. The rider is only available for Policies issued for business cases and certain trust-owned Policies, subject to our then current underwriting guidelines. The rider may not be added after the Policy has been issued. If the Policy is issued with the rider, an additional sales charge is imposed in the first policy year.

Waiver of Monthly Policy Charges Rider
--------------------------------------
This rider pays the monthly policy charges of the Policy if the insured becomes disabled and loses his/her ability to earn an income. Our approval, under our then current underwriting guidelines, is required to add this rider. The rider may be added at anytime that the insured's attained age is not greater than 59. There is a charge for this rider.

Waiver of Specified Premium Rider
---------------------------------
This rider pays the planned scheduled premium on the Policy if the insured becomes disabled and loses his/her ability to earn an income. Our approval, under our then current underwriting guidelines, is required to add this rider. The rider may be added at anytime that the insured's attained age is not greater than 59. There is a charge for this rider.

RESERVATION OF RIGHTS
We reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes. However, we cannot make any guarantee regarding the future tax treatment of any Policy.

We reserve the right to modify or endorse the Policy in order to maintain compliance with applicable laws and regulations.We also reserve the right to amend or terminate the special plans described in this prospectus, for example preauthorized premium payments. You would be notified of any such action to the extent required by law.


RIGHT TO EXCHANGE
During the first 24 months after the effective date (except during a grace period), you have the right to make an irrevocable, one-time election to transfer all of your division and fixed DCA account values to the fixed account. No charge is imposed on this transfer. The policy value immediately after the transfer will be the same as immediately before the transfer. From the exchange date forward, the policy value will no longer be affected by the investment performance of the divisions.

Your request must be in writing and be signed by the owner(s). The request must be postmarked or delivered to our home office before the end of the 24-month period. The transfer is effective when we receive your written request.


SUICIDE
Death proceeds are not paid if the insured dies by suicide, while sane or insane, within two years of the policy date (or two years from the date of face amount increase with respect to such increase). In the event of the suicide of the insured within two years of the policy date, our only liability is a refund of premiums paid, without interest, minus any loan indebtedness and partial surrenders. In the event of suicide within two years of a face amount increase, our only liability with respect to that increase is a refund of the cost of insurance for the increase. This amount will be paid to the beneficiary(ies).

DELAY OF PAYMENTS OR TRANSFERS
Payment due to exercise of your rights under the examination offer provision, surrenders, policy loans, death or maturity proceeds, and transfers to or from a division are generally made within five days after we receive your instructions in a form acceptable to us. This period may be shorter where required by law. However, payment of any amount upon return of the Policy, full or partial surrender, policy loan, death, maturity or the transfer to or from a division may be deferred during any period when the right to sell mutual fund shares is suspended as permitted under provisions of the Investment Company Act of 1940.

The right to sell shares may be suspended during any period when:
.. trading on the NYSE is restricted as determined by the SEC or when the NYSE is closed for other than weekends and holidays, or .. an emergency exists, as determined by the SEC, as a result of which:
  . disposal by a fund of securities owned by it is not reasonably practicable;
  . it is not reasonably practicable for a fund to fairly determine the value of its net assets; or
  . the SEC permits suspension for the protection of security holders.

If payments are delayed and your instruction is not canceled by your written instruction, the amount of the transaction is determined the first business day following the expiration of the permitted delay. The transaction is made within five days thereafter.


In addition, payments on surrenders attributable to a premium payment made by check may be delayed up to 15 days. This permits payment to be collected on the check.

We may defer payment of proceeds payable out of the fixed account and/or fixed DCA account for a period of up to six months.

PREMIUMS


PAYMENT OF PREMIUMS
The amount and frequency of your premium payments affects the policy value, the net surrender value and how long the Policy remains in force. Generally, the higher the face amount the higher the premium should be. You must pay premiums to us at our home office, Principal Life Insurance Company, 801 Grand (IDPC), Des Moines, Iowa 50392.

Planned periodic premiums are premiums in the amount and on the frequency you plan to pay. You may set up monthly preauthorized withdrawals to allow us to automatically deduct premium payments from your checking or other financial institution account. We send premium reminder notices if you establish an annual, semiannual or quarterly planned payment schedule. Premium payments may also be made through payroll deduction where permitted by state law and approved by us. You may also make unscheduled premium payments.


PREMIUMS AFFECTING GUARANTEE PROVISIONS
Your initial premium must be at least the no-lapse guarantee premium. After the initial premium, you may determine the amount and timing of subsequent premium payments (with certain restrictions), however, we recommend you continue to pay at least the no-lapse guarantee premium. By meeting the no-lapse guarantee premium requirement, your Policy is guaranteed not to terminate during the first ten policy years even if the net surrender value is insufficient to cover the monthly policy charge.

The no-lapse guarantee premium requirement is met if ((a) minus (b)) is greater than or equal to (c) where:
    (a) is the sum of premiums paid.
    (b) is the sum of all loan indebtedness and partial surrenders.
    (c) is the sum of the no-lapse guarantee monthly premiums since the policy date to the most recent monthly date.

If the no-lapse premium requirement is not met and the net surrender value is insufficient to cover the monthly policy charge, the Policy may terminate in the first ten policy years.

If the Death Benefit Guarantee rider is made a part of your Policy and you pay at least the death benefit guarantee premium requirement, the death benefit guarantee period may last longer than the ten year period provided by the no-lapse guarantee provision. You choose whether you want the no-lapse guarantee period to extend to the insured's attained age 65, attained age 85 or attained age 100. Generally, a longer death benefit guarantee period will have a higher premium requirement.


The premium requirement is (a) times (b) where:
    (a) is the face amount divided by 1,000.
    (b) is the premium rate.

                                   EXAMPLE
       If the face amount is $250,000 with Death Benefit Option 2 and the insured is a 40-year old male with a risk classification of preferred non-tobacco:
  -------------------------------
-------------------------------------------------------------------------------
                                    PREMIUM RATE         PREMIUM REQUIREMENT
-------------------------------------------------------------------------------
No-Lapse Guarantee                     $7.60                  $1,900.00
-------------------------------------------------------------------------------
Death Benefit Guarantee to             $12.57                 $3.142.50
attained age 65
-------------------------------------------------------------------------------
Death Benefit Guarantee to             $21.04                 $5,260.00
attained age 85
-------------------------------------------------------------------------------
Death Benefit Guarantee to             $26.82                 $6,705.00
attained age 100
-------------------------------------------------------------------------------


You choose the death benefit guarantee period based on your scheduled premium payments. The death benefit guarantee premium requirement is met if ((a) minus
(b)) is greater than or equal to (c) where:
    (a) is the sum of premiums paid.
    (b) is the sum of all loan indebtedness and partial surrenders.
    (c) is the sum of the death benefit guarantee monthly premiums since the policy date to the most recent monthly date.
If the death benefit guarantee premium requirement is not met, the Death Benefit Guarantee Rider will terminate. If in the first ten policy years, the Policy will still have the no-lapse guarantee as long as the premiums paid are sufficient to meet the no-lapse guarantee premium requirement.

Both the no-lapse guarantee premium and the death benefit guarantee premium rates are per $1,000 of face amount and may vary by issue age, risk classification, gender* and tobacco status. The no-lapse guarantee premium and the death benefit guarantee premium are shown on your Policy.
  * For Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans, the premiums are not based on the gender of the insured.


PREMIUM LIMITATIONS
In no event may the total of all premiums paid, both scheduled and unscheduled, be more than the maximum premium payments allowed for life insurance under the Internal Revenue Code. If you make a premium payment that would result in total premiums exceeding the maximum limitation, we only accept that portion of the payment that makes total premiums equal the maximum. Unless otherwise directed, any excess will be returned and no further premiums are accepted until allowed by the current maximum premium limitations.

The minimum initial premium required is the monthly no-lapse guarantee premium. There is no minimum amount requirement for subsequent premiums; however, insufficient premium payments may cause the policy to lapse as described above in POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse).

ALLOCATION OF PREMIUMS
Your initial net premium (and other net premiums we receive prior to the effective date and twenty days after the effective date) is allocated to the Money Market division at the end of the business day we receive the premium. Twenty-one days after the effective date, the money is reallocated to the divisions, fixed account and/or fixed DCA account according to your instructions. If the twenty-first day is not a business day, the transfer will occur on the first business day following the twenty-first day from the effective date.
     Example: The effective date of your Policy is February 1st. Your net premium is allocated to the Money Market division at the end of the valuation period we receive the premium. At the close of business on February 21st, the net premium is reallocated to the divisions, fixed account and/or fixed DCA account that you selected.

Net premium payments received after the twenty-day period are allocated to the divisions, the fixed account and/or fixed DCA account according to your premium allocation instructions. For each division, fixed account and fixed DCA account, the allocation percentage must be zero or a whole number. The total of all allocation percentages must equal 100. Net premium payments are allocated as of the valuation period in which they are received.


At any time, you may change the percentage allocation for future premium payments by:
.. sending a written request to us;
.. calling us at 1-800-247-9988 (if telephone privileges apply); or
.. visiting www.principal.com (if internet privileges apply).
The allocation changes are effective at the end of the valuation period in which your new instructions are received.

NOTE: We reserve the right to keep the initial premium payment in the Money
     Market division longer than 20 days to correspond to the examination offer periods of a particular state's replacement requirements.

Division Valuation
------------------
There is no guaranteed minimum division value. Its value reflects the investment experience of the division. It is possible that the investment performance could cause a loss of the entire amount allocated to the division. Without additional premium payments or a Death Benefit Guarantee rider, it is possible that no death benefit would be paid upon the insured's death.

At the end of any valuation period, your value in a division is:
.. the number of units you have in the division
.. multiplied by the value of a unit in the division.

The number of units is the total of units purchased by allocations to the division from:
.. your initial premium payment (less premium expense charges);
.. plus subsequent premium payments (less premium expense charges);
.. plus transfers from another division, the fixed account or the fixed DCA account
minus units sold:
.. for partial surrenders from the division;
.. as part of a transfer to another division, the fixed account or the loan account; and
.. to pay monthly policy charges and any transaction fees.

We calculate unit values on days that the NYSE is open for trading and trading is not restricted. We do not calculate unit values on these recognized holidays:
New Year's Day; Labor Day; Martin Luther King, Jr. Day; Thanksgiving; President's Day; Christmas; Good Friday, Memorial Day and Independence Day. In addition, we do not calculate unit values if an emergency exists making disposal or valuation of securities held in the underlying mutual funds impracticable or if the SEC, by order, permits a suspension or postponement for the protection of security holders.


To calculate the unit value of a division, the unit value from the previous business day is multiplied by the division's net investment factor for the current valuation period. The number of units does not change due to a change in unit value.

The net investment factor measures the performance of each division. The net investment factor for a valuation period is calculated as follows:
  [{the share price of the underlying mutual fund at the end of the valuation period before that day's transactions
                                      plus
the per share amount of the dividend (or other distribution) made by the mutual fund during the valuation period}
                                   divided by
    the share price of the underlying mutual fund at the end of the previous valuation period after that day's transactions].

When an investment owned by an underlying mutual fund pays a dividend, the dividend increases the net asset value of a share of the underlying mutual fund as of the date the dividend is recorded. As the net asset value of a share of an underlying mutual fund increases, the unit value of the corresponding division also reflects an increase. Payment of a dividend under these circumstances does not increase the number of units you own in the division.

DEATH BENEFITS AND POLICY VALUES


DEATH PROCEEDS
If coverage is in effect and the insured dies before the maturity date, we pay death proceeds. We must receive:
.. proof of the death of the insured;
.. Beneficiary's Statement (Claim Form)*; and
.. Trust Agreement (if the beneficiary is a trust).
  * If the beneficiary is a corporation, the Claim Form must be signed by a corporate officer and submitted with a copy of the Articles of Incorporation or By-Laws indicating the authority of the office and a current Board resolution providing the name of the officer authorized to execute the Claim Form. The corporation must also submit a Certificate of Good Standing or Certificate of Existence provided by the state of incorporation.

Payment is made to any assignee. The remainder is paid to your named beneficiary(ies) under your designated benefit payment option (see GENERAL DESCRIPTION OF THE POLICY - Rights Under the Policy).

The payments are made in cash lump sum or under a benefit payment option. Death proceeds are calculated as of the date of the insured's death and include:
.. the death benefit described below in DEATH BENEFITS AND POLICY VALUES - Death
  Benefit Option;
.. minus loan indebtedness;
.. minus any overdue monthly policy charges if the insured died during a grace period;
.. plus interest on the death proceeds as required by state law.

Benefit Instructions
--------------------
While the insured is alive, you may give us instructions for payment of death proceeds under one of the benefit payment options of the Policy. If at the insured's death, you have not provided benefit payment option instructions, the beneficiary(ies) select the benefit payment option to be used. If a benefit payment option is not selected, the death proceeds are paid in a cash lump sum. These choices are also available if the Policy matures or is surrendered. The instructions or changes to the instructions must be in writing. If you change the beneficiary(ies), prior benefit payment option instructions are revoked.

The benefit payment options include:
.. Custom Benefit Arrangement
   A customized benefit payment option may be arranged with our written approval.
.. Life Income
   We will make benefit payments during a person's lifetime. Without a guaranteed period, it is possible that only one payment is made under this option if the person dies before the second payment is due. A guaranteed period of from 5 to 30 years may be used (if the person dies before all of the guaranteed payments have been made, the guaranteed remaining payments are made to the beneficiary named in the benefit payment option instructions).
.. Joint and Survivor Life Income
   We will make benefit payments for the longer of the lifetimes of two people and continue until the death of the survivor. Without a guaranteed period, it is possible that only one payment is made under this option if both of the people die before the second payment is due. A guaranteed period of from 5 to 30 years may be used (if both of the people die before all of the guaranteed payments have been made, the guaranteed remaining payments are made to the beneficiary named in the benefit payment option instructions).
If no beneficiary(ies) survive the insured, the death proceeds will be paid to the owner or the owner's estate unless otherwise specified.

DEATH BENEFIT OPTION
The death benefit option is selected at the time of application. If a death benefit option is not chosen, the Policy will be issued with Death Benefit Option 1.

The three death benefit options available are:
.. Death Benefit Option 1 - the death benefit equals the greater of:
  . the face amount; or
  . the amount found by multiplying the policy value by the applicable percentage*.
.. Death Benefit Option 2 - the death benefit equals the greater of:
  . the face amount plus the policy value; or . the amount found by multiplying the policy value by the applicable percentage*.
.. Death Benefit Option 3 - the death benefit equals the greater of:
  . the face amount plus the greater of a) premiums paid less partial surrenders or b) zero; or
  . the amount found by multiplying the policy value by the applicable percentage*.
    * The applicable percentage tables are in Appendix E and are based on our interpretation of Section 7702 of the Internal Revenue Code as set forth below. The table which applies to your Policy is determined by your choice of either the guideline premium/cash value corridor test or the cash value accumulation test.

     Example: The following assumptions are made to demonstrate the use of the Tables found in Appendix E.
           Death Benefit Option: 1
           Face Amount: $250,000
           Policy Value: $150,000
           Definition of Life Insurance Test: Guideline Premium/Cash Value Corridor Test
           Attained Age: 40
           Risk Class: Preferred Non-Tobacco

           Applicable Percentage: 250%
           Death Benefit = $375,000 ($150,000 x 250%)

           If the Definition of Life Insurance Test was the Cash Value Accumulation Test, the applicable percentage would be 399.00% (assuming the insured is a male) and the death benefit would be $598,500.

CHANGE IN DEATH BENEFIT OPTION
You may change the death benefit option on or after the first policy anniversary. Up to two changes are allowed per policy year. Your request must be made in writing and approved by us. The effective date of the change will be the monthly date that coincides with, or next follows, our approval. If the death benefit option change involves a face amount decrease, you may elect to keep the current face amount, subject to underwriting review and approval.

The option may not be changed from Death Benefit Option 1 to Death Benefit Option 3 or from Death Benefit Option 2 to Death Benefit Option 3. We will increase or decrease the face amount so that the death benefit immediately after the change equals the death benefit before the change.

..

       CHANGING FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2
 We will decrease the face amount. The amount of the decrease is equal to the policy value on the effective date of the change. If there have been increases in the face amount, the decrease of face amount will be made on a last in, first out basis. Because the death benefit can continue to increase under Death Benefit Option 2, we may require proof of insurability. Cost of insurance charges will likely increase.
 --------------------------
-------------------------------------------------------------------------------
      FACE AMOUNT               DEATH BENEFIT               POLICY VALUE
-------------------------------------------------------------------------------
   BEFORE THE CHANGE          BEFORE THE CHANGE          BEFORE THE CHANGE
-------------------------------------------------------------------------------
       $1,000,000                $1,000,000                   $50,000
-------------------------------------------------------------------------------
    AFTER THE CHANGE          AFTER THE CHANGE            AFTER THE CHANGE
-------------------------------------------------------------------------------
        $950,000                 $1,000,000                   $50,000
 ($1,000,000 - $50,000)      ($950,000+$50,000)
-------------------------------------------------------------------------------

                                 CHANGING FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1
 We will increase the face amount. The amount of the increase is equal to the policy value on the effective date of the change.
 The face amount increase will be in the same proportion as the face amount to the face amount. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease.
-----------------------------------------------------------------------------------------------------------------------------------
         FACE AMOUNT                              DEATH BENEFI                                      POLICY VALU
                                                       T                                                 E
-----------------------------------------------------------------------------------------------------------------------------------
      BEFORE THE CHANGE                         BEFORE THE CHANG                                 BEFORE THE CHANG
                                                       E                                                 E
-----------------------------------------------------------------------------------------------------------------------------------
          $1,000,000                               $1,050,000                                         $50,000
                                              ($1,000,000+$50,000)

-----------------------------------------------------------------------------------------------------------------------------------
       AFTER THE CHANGE                         AFTER THE CHANG                                   AFTER THE CHANG
                                                       E                                                 E
-----------------------------------------------------------------------------------------------------------------------------------
          $1,050,000                               $1,050,000                                         $50,000
    ($1,000,000 + $50,000)

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

       CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 1
 We will increase the face amount if the total premiums paid are greater than total partial surrenders as of the effective date of the change. The increase will be in the same proportion as the face amount is to the face amount. Because the death benefit will not continue to increase under Death
 Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease. This example assumes total premiums paid are
 $30,000, total partial surrenders are $10,000.
 -----------------------------
-------------------------------------------------------------------------------
        FACE AMOUNT               DEATH BENEFIT              POLICY VALUE
-------------------------------------------------------------------------------
     BEFORE THE CHANGE          BEFORE THE CHANGE         BEFORE THE CHANGE
-------------------------------------------------------------------------------
        $1,000,000                  $1,020,000                 $50,000
                          ($1,000,000+($30,000-$10,000))
-------------------------------------------------------------------------------
     AFTER THE CHANGE              AFTER THE CHANGE            AFTER THE CHANGE
-----------------------------------------------------------------------------------
        $1,020,000                    $1,020,000                   $50,000
 ($1,000,000 + ($30,000 -
         $10,000))
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------

       CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 2
 We will either increase or decrease the face amount by subtracting the policy value from the greater of a) premiums paid less partial surrenders and b) zero. Because the death benefit can continue to increase under Death
 Benefit Option 2, we may require proof of insurability. Cost of insurance charges will likely increase. This example assumes that total premiums paid are $30,000, total partial surrenders are $10,000.
 -------------------------------
-------------------------------------------------------------------------------
         FACE AMOUNT               DEATH BENEFIT             POLICY VALUE
-------------------------------------------------------------------------------
      BEFORE THE CHANGE          BEFORE THE CHANGE        BEFORE THE CHANGE
-------------------------------------------------------------------------------
         $1,000,000                  $1,020,000                $50,000
                           ($1,000,000+($30,000-$10,000))
-------------------------------------------------------------------------------
      AFTER THE CHANGE               AFTER THE CHANGE            AFTER THE CHANGE
-------------------------------------------------------------------------------------
          $970,000                      $1,020,000                   $50,000
  ($1,000,000 + ($30,000 -          ($970,000+$50,000)
     $10,000) - $50,000)
-------------------------------------------------------------------------------------

IRS DEFINITION OF LIFE INSURANCE
The Policy should qualify as a life insurance contract as long as it satisfies either the guideline premium/cash value corridor test or the cash value accumulation test as defined under Section 7702 of the Internal Revenue Code. One of these tests is chosen on the application. If a test is not chosen, the Policy will comply with the guideline premium/cash value corridor test. Once a test is chosen, it cannot be changed on the Policy.

The guideline premium/cash value corridor test places limitations on the amount of premium payments that may be made and on policy values that can accumulate relative to the death benefit. Guideline premium limits are determined when the Policy is issued and can vary by the death benefit option chosen. Guideline premium limits will likely change due to any adjustment to the Policy.


If at any time a premium is paid which would result in total premiums exceeding the current guideline premium limits, we accept only that portion of the premium which would make the total premiums equal the guideline premium limits.


The cash value accumulation test does not place limitations on the amount of premium payments but limits the amount of policy values that can accumulate relative to the death benefit.

To satisfy either test, the ratio of the death benefit to the policy value must be at least as great as the applicable percentage shown in Appendix E. As the policy value increases, the minimum death benefit may be required to increase. Because the cost of insurance you pay is based in part on the amount of the death benefit, an increase in the death benefit increases the cost of insurance.


As compared to the cash value accumulation test, the guideline premium/cash value corridor test generally has:
.. smaller applicable percentages
.. lower minimum death benefit
.. lower cost of insurance charges
.. better policy value growth.

The smaller applicable percentages lead to a lower minimum death benefit and thus lower cost of insurance charges. Lower charges result in better policy value growth.


This may not be the result in all cases. The specifics of each Policy determine which test is more suitable. Illustrations using each of the tests will help you determine which test meets your objectives. An illustration may be obtained from your registered representative or by calling 1-800- 247-9988.


The table below demonstrates the minimum death benefit based on the test chosen. Policy value assumptions may not be realistic.


The example below is based on the following:
.. The insured is a male with an attained age of 40 at the time the Policy was issued. He dies at the beginning of the sixth policy year (attained age 45).
.. Face amount is $100,000.
.. Death Benefit Option 1
.. Policy value at the date of death is $25,000.
.. The minimum death benefit under the guideline premium/cash value corridor test is $53,750 (assuming an applicable percentage of 215% x policy value).
.. The minimum death benefit under the cash value accumulation test is $84,172.50
  (assuming an applicable percentage of 336.69%).

                         THE DEATH BENEFIT PAYABLE IS THE
                           LARGER OF THESE TWO AMOUNTS
                        ---------------------------------
                                                                NET AMOUNT AT
                                             MINIMUM             RISK USED IN
                            FACE              DEATH          CALCULATING THE COST
                           AMOUNT            BENEFIT         OF INSURANCE CHARGE
                           ------            -------         --------------------
 Guideline
 Premium/Cash Value
 Corridor Test            $100,000      $         53,750          $74,753.98
 Cash Value
 Accumulation Test        $100,000      $84,172.50                $74,753.98



Here's the same example, but with a policy value of $75,000. Because the policy value has increased, the minimum death benefit is now:
.. $161,250 for the guideline premium/cash value corridor test.
.. $252,517.50 for the cash value accumulation test.

                        THE DEATH BENEFIT PAYABLE IS THE
                           LARGER OF THESE TWO AMOUNTS
                        ---------------------------------
                                                               NET AMOUNT AT
                                             MINIMUM            RISK USED IN
                             FACE             DEATH         CALCULATING THE COST
                            AMOUNT           BENEFIT        OF INSURANCE CHARGE
                            ------           -------        --------------------
 Guideline
 Premium/Cash Value
 Corridor Test             $100,000        $   161,250          $ 85,853.29
 Cash Value
 Accumulation Test         $100,000        $252,517.50          $176,896.26


Keep in mind that cost of insurance charges, which affect your Policy's value, increase with the amount of the death benefit, as well as over time. The cost of insurance is charged at a rate per $1,000 of the net amount at risk. As the net amount at risk increases, the cost of insurance increases. Policy value also varies depending on the performance of the investment options in your Policy.

All transactions will be subject to the limits as defined under Section 7702 of the Internal Revenue Code. A transaction may not be allowed, or an increase in face amount may be required, if the transaction would cause a refund of premium and/or distribution of the policy value in order to maintain compliance with the
Section 7702 limits.


MATURITY PROCEEDS
The maturity date is the policy anniversary where the insured's attained age is
121. If the insured is living on the maturity date, the Policy is in force and you do not want the maturity date extended by the Extended Coverage Rider, maturity proceeds equal to the net surrender value are paid. If the Extended Coverage Rider is attached but you wish to receive the maturity proceeds at the Policy's maturity and avoid conversion to Death Benefit Option 1, you must send notice to our home office.

The maturity proceeds are paid either as a cash lump sum on the maturity date or under the benefit payment option you have selected. Only if the Extended Coverage Rider is present on the Policy will the maturity date automatically be extended to the date of the insured's death (as explained in GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits).


ADJUSTMENT OPTIONS
Increase in face amount
-----------------------
You may request an increase at any time provided that the Policy is not in a grace period and monthly policy charges are not being waived under a rider. The minimum increase in face amount is $50,000 ($10,000 for special underwriting programs). A face amount increase request made in the first 10 policy years will increase the no-lapse guarantee premium for the remainder of the 10 years.

The request must be made on an adjustment application. The application must be signed by the owner(s) and the insured. If your request is not approved, no changes are made to your Policy.


We will approve your request if:
.. the insured is alive at the time of your request; and .. the attained age meets our then current underwriting requirements; and .. we receive evidence satisfactory to us that the insured is insurable under our underwriting guidelines in place at the time of your request.

The increase in face amount is in a risk classification determined by us. The adjustment is effective on the monthly date on or next following our approval of your request.


We calculate an "adjustment conditional receipt premium deposit" (payment that accompanies request) based on your request for an increase. If you make a payment with your adjustment application of at least as much as the adjustment conditional receipt premium deposit, we issue a conditional receipt. The conditional receipt shows receipt of the payment and outlines any interim insurance coverage.


Any payment made with the adjustment application is held in our general account without interest for up to 60 days. If we approve the adjustment, on the effective date of the adjustment, the amount of the premium payment being held minus the premium expense charge is moved to the divisions, fixed account and/or fixed DCA account. Your current premium allocation percentages are used to make this allocation.


The cost of insurance charge will increase in the event of an increase in a Policy's face amount. If there is insufficient value to pay the higher charges after an increase in face amount, the entire Policy (not just the incremental increase in face amount) will terminate, unless the no-lapse or death benefit guarantees are in effect.

Decrease in face amount
-----------------------
On or after the first policy anniversary, you may request a decrease in the face amount. No transaction fee is imposed on decreases in the face amount. A decrease in face amount lowers the cost of insurance charges but does not reduce surrender charges nor the no-lapse guarantee premium requirement. A decrease is requested as follows:
.. the request must be made on an adjustment application;
.. the application must be signed by the owner(s);
.. the Policy is not in a grace period;
.. monthly policy charges are not being waived under a waiver rider;
.. the decrease is at least the minimum amount as determined by our underwriting guidelines in place at the time of your request; and .. the decrease may not reduce the face amount below $100,000.

A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the policy value in order to maintain compliance with the limits required by the Internal Revenue Code relating to the definition of life insurance.


POLICY VALUES
Your policy value is equal to the sum of the values in your divisions, fixed account, fixed DCA account and loan account.
.. Your policy value increases as premiums are applied and when interest is credited.
.. Your policy value decreases as policy loans, partial surrenders, unpaid loan interest and policy expenses are deducted.
.. Your policy value can increase or decrease as the investment experience of your chosen divisions fluctuates.

SURRENDERS AND PARTIAL SURRENDERS


SURRENDERS
You must send us a written request for any surrender. The request must be signed by all owners, irrevocable beneficiary(ies), if any, and any assignees. The surrender is effective and the surrender value calculated as of the end of the valuation period during which we receive the written request for surrender. Partial surrenders may negatively affect your no-lapse guarantee provision and your Death Benefit Guarantee rider, if applicable.

Total and partial surrenders from the Policy are generally paid within five business days of our receipt of the written request for surrender. Certain delays in payment are permitted (see GENERAL DESCRIPTION OF THE POLICY - Delay of Payments).


Full surrender
--------------
You may surrender the Policy while the Policy is in effect. If the full surrender is within fourteen years of the policy date or a face amount increase, a surrender charge is imposed. There is no refund of any monthly policy charges deducted before the full surrender effective date.

We reserve the right to require you to return the Policy to us prior to making any payment though this does not affect the amount of the surrender value.


Unscheduled partial surrender
-----------------------------
On or after the first policy anniversary and prior to the maturity date, you may surrender a part of the net surrender value. Up to two unscheduled partial surrenders may be made during a policy year. The total of your two unscheduled partial surrenders during a policy year may not be greater than 75% of the net surrender value (as of the date of the request for the first unscheduled partial surrender in that policy year). The unscheduled partial surrender may not decrease the face amount to less than $100,000.

Your policy value is reduced by the amount of the surrender. Partial surrenders will negatively affect your death benefit and your Death Benefit Guarantee rider if applicable. We surrender units from the divisions and/or values from the fixed account to equal the dollar amount of the surrender request. The surrender is deducted from your division(s) and/ or fixed account according to the surrender allocation percentages you specify. If surrender allocation percentages are not specified, the deduction is made using your monthly policy charge allocation percentages. No surrender charge is imposed on an unscheduled partial surrender.


An unscheduled partial surrender may cause a reduction in face amount. If the face amount had been increased, any reduction of the face amount is made on a last in, first out basis.
.. If the Death Benefit Option 1 is in effect and the death benefit equals the face amount, the face amount is reduced by the amount of the unscheduled partial surrender that is not deemed to be a preferred partial surrender. In situations where the death benefit is greater than the face amount, the face amount is reduced by the amount the unscheduled partial surrender exceeds the difference between the death benefit and face amount.

    Preferred Partial Surrender (pertains only if Death Benefit Option 1 is in
    --------------------------------------------------------------------------
    effect)
    -------
    During policy years two through fifteen, 10% of the net surrender value as of the end of the prior policy year may be surrendered without a subsequent decrease in the face amount. Any amount surrendered in excess of 10% causes a reduction in the face amount. The 10% preferred partial surrender privilege is not cumulative from year-to-year and cannot exceed $100,000 in any policy year or $250,000 over the life of the Policy.

    The maximum amount of preferred partial surrenders in a policy year is the lesser of ((a) plus (b)) or (c) where:
    (a) is the sum of the scheduled partial surrenders planned for that policy year.
    (b) is the amount of any preferred partial surrenders in the same policy year.
    (c) is 10% of the net surrender value at the end of the prior policy year.

.. If the Death Benefit Option 2 is in effect, there is no reduction in the face amount upon an unscheduled partial surrender.

.. If the Death Benefit Option 3 is in effect and the death benefit equals the face amount, the face amount is reduced by the greater of (a) or (b) where:
    (a) is the amount by which the total partial surrenders exceed total premiums paid*.
    (b) is zero.

    In situations where the death benefit is greater than the face amount, the face amount is reduced by the amount determined above which exceeds the difference between the death benefit and face amount.

    * The face amount reduction will be less if the face amount has already been reduced due to prior partial surrenders.


Scheduled Partial Surrender
---------------------------
On or after the first policy anniversary and prior to the maturity date, you may elect to receive part of your net surrender value automatically on any monthly date.
.. You select the amount of the surrender and the surrender frequency (annually, semi-annually, quarterly or monthly (based on policy year)).
.. The surrender is deducted from your division(s) and/or fixed account according to your monthly policy charge allocation percentages.
.. Each scheduled partial surrender may not be greater than 90% of the net surrender value (as of the date of the scheduled partial surrender).
.. Scheduled partial surrenders will continue until we receive your instructions to stop them or until the sum of your premiums has been surrendered. When all of your net premiums have been surrendered, policy loans will automatically begin so as to provide you the same dollar amount at the same frequency as you had received under the scheduled partial surrenders.

.. A scheduled partial surrender may cause a reduction in face amount:
  . If Death Benefit Option 1 is in effect and the death benefit equals the face amount:
    . on the first monthly date a scheduled partial surrender is effective (and each subsequent policy anniversary) the face amount is reduced, . the amount of the reduction is the sum of the scheduled partial surrenders planned for that policy year that are not deemed to be a preferred partial surrender.
    . If the amount of the scheduled partial surrender is increased, the face amount is reduced on the monthly date the change is effective. If the amount of the scheduled partial surrender is decreased, there is no change to the face amount.

   If the death benefit is greater than the face amount, the face amount is reduced by the amount determined above which exceeds the difference between the death benefit and face amount.

    Preferred Partial Surrender (pertains only if Death Benefit Option 1 is in
    --------------------------------------------------------------------------
    effect)
    -------
    During policy years two through fifteen, 10% of the net surrender value as of the end of the prior policy year may be surrendered without a subsequent decrease in the face amount. Any amount surrendered in excess of 10% causes a reduction in the face amount. The 10% preferred partial surrender privilege is not cumulative from year-to-year and cannot exceed $100,000 in any policy year or $250,000 over the life of the Policy.

    The maximum amount of preferred partial surrenders in a policy year is the lesser of ((a) plus (b)) or (c) where:
    (a) is the sum of the scheduled partial surrenders planned for that policy year.
    (b) is the amount of any preferred partial surrenders in the same policy year.
    (c) is 10% of the net surrender value at the end of the prior policy year.

  . If the Death Benefit Option 2 is in effect, there is no reduction in the face amount due to scheduled partial surrenders.

  . If the Death Benefit Option 3 is in effect and the death benefit equals the face amount, on the first monthly date a scheduled partial surrender is effective or changed (and each subsequent policy anniversary) the face amount is reduced by the greater of (a) or (b) where:
    (a) is the amount by which the total partial surrenders exceed total premiums paid*.
    (b) is zero.

    In situations where the death benefit is greater than the face amount, the face amount is reduced by the amount determined above which exceeds the difference between the death benefit and face amount.

    * The face amount reduction will be less if the face amount has already been reduced due to prior partial surrenders.


EXAMINATION OFFER (FREE-LOOK PROVISION)
Under state law, you have the right to return the Policy for any reason during the examination offer period. If you return the Policy, we will refund your premium in states where required. In states where permitted, we will refund the net policy value plus any fees or charges taken (which may be more or less than premiums paid).

Your request to return the Policy must be in writing. The request and the Policy must be mailed to us or returned to the agent no later (as determined by the postmark) than the last day of the examination offer period as shown below.


The examination offer period is the later of:
.. 10 days after the Policy is delivered to you; or .. such later date as specified by applicable state law.

NOTE: See GENERAL DESCRIPTION OF THE POLICY - Delay of Payments.

LOANS


POLICY LOANS
While your Policy is in effect (but after the examination offer period) and has a net surrender value, you may borrow money from us with the Policy as the security for the policy loan.
.. The maximum amount you may borrow is 90% of the net surrender value as of the date we process the policy loan.
.. You may request a policy loan of $5,000 or less by calling us at 1-800-247-9988. If you are requesting a policy loan of more than $5,000, your request must be made in writing.
.. Generally, policy loan proceeds are sent within five business days from the date we receive your request (see GENERAL DESCRIPTION OF THE POLICY - Delay of Payments).
.. Requests for policy loans from any joint owner are binding on all joint owners.
.. Policy loans may negatively affect your no-lapse guarantee provision and your Death Benefit Guarantee rider, if applicable (see POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse)).

You are charged interest on your policy loan. During the first ten policy years, the interest rate is 5.50% per year. After policy year ten, the interest rate is 4.00% per year. Interest accrues daily and is due and payable at the end of the policy year. If interest is not paid when due, it is added to the loan amount. Adding unpaid interest to the policy loan amount causes additional amounts to be withdrawn from your fixed account, fixed DCA account and/or division(s) and transferred to the loan account. Withdrawals are made in the same proportion as the allocation used for the most recent monthly policy charge.

A policy loan generally has a permanent effect on policy values. If a policy loan had not been made, the policy value would reflect the investment experience of the division(s) and the interest credited to the fixed account and fixed DCA account. In addition, loan indebtedness is subtracted from:
.. death proceeds at the death of the insured;
.. surrender value upon full surrender or termination of a Policy; and .. maturity proceeds paid.

Policy loans and unpaid loan interest reduce your net surrender value. If the net surrender value is less than the monthly policy charges on a monthly date, the 61-day grace period provision applies (see POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse)).


If the Policy terminates with an outstanding loan balance, there may be tax consequences.


LOAN ACCOUNT
When a policy loan is taken, a loan account is established.

An amount equal to the loan is transferred from your division(s), fixed account and fixed DCA account to your loan account. Loan accounts are part of our general account. There are no restrictions from which accounts the loan amount can be transferred. Any loan interest due and unpaid is transferred in the same proportion as the allocation used for the most recent monthly policy charge.


Unscheduled Loans
-----------------
Unscheduled loans are available in all policy years. You may instruct us on the proportions to be taken from your accounts. If you do not provide such instruction, the loan amount is withdrawn in the same proportion as the allocation used for the most recent monthly policy charge.

Scheduled Loans
---------------
After the first policy year, scheduled policy loans are available on any monthly date. Scheduled loans may occur on a monthly, quarterly, semiannual or annual basis (based on the policy year). Before scheduled loans are available, you must have withdrawn, through partial surrenders, an amount equal to or exceeding total premiums paid. The loan amount is withdrawn in the same proportion as the allocation used for the most recent monthly policy charge.

Your loan account earns interest from the date of transfer. The loan account interest rate is 4.00% per year. Interest accrues daily and is paid at the end of the policy year.


LOAN PAYMENTS
While the Policy is in force and before the insured dies, you may pay the loan indebtedness as follows:
.. policy loans may be repaid totally or in part;
.. repayments are allocated to the division(s), fixed account and fixed DCA account in the proportions used for allocation of premium payments;
.. payments that we receive that are not designated as premium payments are applied as loan repayments if a policy loan is outstanding;
.. the repayments are allocated as of the valuation period in which we receive the repayment; and
.. repayments are to be sent to our home office.

POLICY TERMINATION AND REINSTATEMENT


POLICY TERMINATION (LAPSE)

During the first 10 policy years, a Policy will enter a grace period and is at risk of terminating if (i) the Policy does not satisfy the "no-lapse guarantee test" described below and (ii) the net surrender value on any monthly date is less than the monthly policy charge.


After the first 10 policy years, a Policy will enter a grace period and is at risk of terminating if the net surrender value on any monthly date is less than the monthly policy charge.


During a grace period, as described below, you may pay the minimum required premium to keep your Policy in force. A Policy will terminate if you have not paid the minimum required premium before the grace period expires.


The Policy also terminates:
.. when you make a full Policy surrender;
.. when death proceeds are paid; and
.. when the maturity proceeds are paid.

When the Policy terminates, all privileges and rights of the owner(s) and all optional insurance benefits will end. Subject to certain conditions, you may reinstate a policy that has terminated (see POLICY TERMINATION AND REINSTATEMENT
- Reinstatement).


No-Lapse Guarantee Test
-----------------------
During the first 10 policy years, a Policy will not enter a grace period if it meets the "no-lapse guarantee test," even if the Policy's net surrender value is insufficient to meet the monthly policy charge. A Policy satisfies the no-lapse guarantee test if ((a) minus (b)) is greater than or equal to (c), where:
    (a) is the sum of the premiums paid.
    (b) is the sum of all loan indebtedness and partial surrenders.(c) is the sum of the no-lapse guarantee premiums since the policy date to the most recent monthly date.

The no-lapse guarantee does not protect the Policy beyond the tenth policy year. After the first 10 policy years, there is no guarantee that your Policy will stay in force even if you make premium payments under your planned periodic premium schedule unless:
.. your Policy's net surrender value is at least equal to the monthly policy charge on the current monthly date; or
.. the death benefit guarantee rider is in effect.

GRACE PERIOD
If a policy is at risk of terminating, we will send you notice of a 61-day grace period during which you can pay the minimum required premium to keep your Policy in force. This grace period begins on the date we mail the notice of impending policy termination to you. The notice will be sent to your last post office address known to us and will tell you the amount of the minimum required premium to avoid termination of your Policy, payment instructions and the grace period end date. Your Policy will remain in force during the grace period. If we do not receive the minimum required premium payment by the end of the grace period, your Policy will terminate without value.

No partial surrenders, face amount adjustments, or policy loans may be made during a grace period.


Minimum Required Premium
------------------------
During the first 10 policy years, the minimum required premium is the lesser of the cumulative premium shortfall or the net surrender value shortfall, each set forth below:

 The cumulative premium shortfall is equal to ((a) minus (b)) plus (c) where:
  (a) is the cumulative minimum monthly premium due at the start of the grace period.
  (b) is the amount equal to all premiums paid minus the sum of the loan indebtedness and partial surrenders.
  (c) is three no-lapse guarantee monthly premiums.

 The net surrender value shortfall is equal to ((a) plus (b)) divided by (c) where:
  (a) is the amount by which the surrender charge is more than the net policy value at the start of the grace period after the monthly policy charge is deducted.
  (b) is the amount equal to three times the monthly policy charge that could not be made due to insufficient net surrender value.
  (c) is 1 minus the maximum premium expense charge.

After the first 10 policy years, the minimum required premium is the net surrender value shortfall described above.


The minimum required premium is intended to (i) reimburse us for the monthly policy charges during the grace period, and (ii) provide enough policy value to pay the monthly policy charge on the first monthly date after the grace period. If the grace period ends before we receive the minimum required premium, we keep any remaining value in the Policy to cover past due monthly policy charges. Adverse market fluctuations may cause the Policy to enter into subsequent grace periods.


Death During Grace Period
-------------------------
If the insured dies during a grace period, we will pay the death benefit to the beneficiary(ies). The amount of the death benefit will be reduced by:
.. all monthly policy charges due and unpaid at the death of the insured; and .. any loan indebtedness.

REINSTATEMENT
Subject to certain conditions, you may reinstate a Policy that terminated as described in POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse).
 The Policy may be reinstated provided all of the following conditions are satisfied:
  (a) such reinstatement is prior to the maturity date;
  (b) you have not surrendered the Policy;
  (c) not more than three years have elapsed since the Policy terminated;
  (d) you supply evidence which satisfies us that the insured is alive and is insurable; and
  (e) you make the required reinstatement premium as described below.

Minimum Required Premium
------------------------
During the first 10 policy years, the minimum required premium is the lesser of the cumulative premium shortfall or the net surrender value shortfall, each set forth below.

The cumulative premium shortfall is ((a) minus (b)) plus (c) where:
  (a) is the cumulative minimum monthly premium due at the end of the grace period.
  (b) is the amount equal to all premiums paid minus the sum of the loan indebtedness and partial surrenders.
  (c) is three no-lapse guarantee monthly premiums.

The net surrender value shortfall is ((a) plus (b)) divided by (c) where:
  (a) is the amount by which the surrender charge is more than the net policy value at the end of the grace period after the monthly policy charge is deducted.
  (b) is three monthly policy charges.
  (c) is 1 minus the maximum premium expense charge.

During Policy Years 11 and later, the minimum required premium is the net surrender value shortfall described above.


Reinstatement will be effective on the next monthly date following the date we approve the reinstatement application. Your rights and privileges as owner(s) are restored upon reinstatement. The reinstated Policy will have the same policy date as the original Policy. All minimum premium guarantees will be as if the Policy had never ended.


If a policy loan or loan interest was unpaid when the Policy terminated, the policy loan must be reinstated or repaid (loan interest does not accrue over the period the Policy was terminated). We do not require payment of monthly policy charges during the period the Policy was terminated.


Premiums received with your reinstatement application are held in our general account without interest. If the reinstatement is approved, premiums are allocated to your selected division(s), fixed account and/or fixed DCA account on the reinstatement date. We will use the premium allocation percentages in effect at the time of termination of the Policy unless you provide new allocation instructions.


If you reinstate your Policy and then it is fully surrendered, a surrender charge may be imposed. The surrender charge, if any, is calculated based on the number of years the Policy was in force. The period of time during which the Policy was terminated is not included in these calculations.


If you reinstate your Policy, the Return of Cost of Insurance Rider is not reinstated.


TAX ISSUES RELATED TO THE POLICY

The following description is a general summary of the tax rules pertaining to life insurance policies. This section relates primarily to federal income taxes rules, regulations and interpretations, which in our opinion are currently in effect but which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. While we reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes, we cannot make any guarantee regarding the future tax treatment of any Policy.

NOTE: DUE TO THE COMPLEXITY OF THESE RULES AND BECAUSE THEY ARE AFFECTED BY THE
     FACTS AND CIRCUMSTANCES OF EACH POLICY, YOU SHOULD CONSULT WITH LEGAL AND TAX COUNSEL AND OTHER COMPETENT ADVISORS REGARDING THESE MATTERS.

TAXATION OF DEATH PROCEEDS
The death proceeds payable under a Policy are generally excludable from the gross income of the beneficiary(ies) under the Internal Revenue Code (IRC). However, if the Policy is transferred for valuable consideration, then a portion of the death proceeds may be includable in the beneficiary's gross income.

The Pension Protection Act of 2006 limits the tax-free death proceeds for employer-owned insurance to the amount of premiums paid unless certain requirements are satisfied. This legislation pertains to Policies issued August 17, 2006 and later, and Policies issued prior to August 17, 2006 that have had a material increase in the death benefit or other material change on or after August 17, 2006. The following requirements must be satisfied in order for the death proceeds of employer-owned life insurance to be tax-free:

1)Specific written notice must be provided to the insured, and written consent from the insured must be obtained prior to the policy being issued; and

2) A specific qualifying condition with respect to the insured's status must be met.
  Some examples are: the insured must be either (i) an employee of the policy holder at any time during the 12 month period before the insured's death, or
  (ii) a director or a highly compensated employee or a highly compensated individual, as defined by the IRC, at the time the policy was issued.

TAXATION OF MATURITY PROCEEDS
A taxable event may occur if the net surrender value at maturity plus any loan indebtedness is greater than premiums paid less partial surrenders and premium refunds. The taxable amount is the difference between the surrender value and the remaining premiums in the policy.

TAXATION OF GROWTH IN POLICY VALUE
Any increase in policy value is not included in gross income while the Policy is in-force and continues to meet the definition of life insurance as defined under
Section 7702 of the Internal Revenue Code. If a contract does not meet the definition of life insurance, the owner will be subject to income tax on annual increases in cash value.

TAXATION OF POLICY SURRENDERS AND PARTIAL SURRENDERS
A surrender or termination of the Policy may have income tax consequences. Upon surrender, the owner(s) is not taxed on the surrender value except for the amount, if any, that exceeds the gross premiums paid less the untaxed portion of any prior surrenders. The amount of any loan indebtedness, upon surrender or termination, is added to the net surrender value and treated, for this purpose, as if it had been received. A loss incurred upon surrender is generally not deductible. The tax consequences of a surrender may differ if the proceeds are received under any benefit payment option.

A full surrender of the Policy will, and a partial surrender may, be included in your gross income to the extent that the distribution exceeds your investment in the Policy. Partial surrenders generally are not taxable unless the total of such surrenders exceeds total premiums paid to the date of partial surrender less the untaxed portion of any prior partial surrenders. If within the first fifteen policy years you make a partial surrender with a corresponding reduction in the face amount, special rules apply. Under those circumstances, the Internal Revenue Code has defined a special formula under which you may be taxed on all or a portion of the surrender amount.


The increase in policy value of the Policy is not included in gross income unless and until there is a full surrender or partial surrender under the Policy. A full surrender of the Policy will, and a partial surrender may, be included in your gross income to the extent the distribution exceeds your investment in the Policy. Transfers between the division(s) fixed account and/or fixed DCA account are not considered as distributions from the Policy and would not be considered taxable income.


NOTE: The tax treatment of partial surrenders described above also applies to preferred partial surrenders.

TAXATION OF POLICY LOANS AND LOAN INTEREST
If the Policy is not a modified endowment contract, loans received under the Policy are not generally considered to be distributions subject to tax. Interest paid to us as a result of a policy loan may or may not be deductible depending on a number of factors.

If the Policy is a modified endowment contract, loans received under the Policy are considered to be distributions subject to tax.


If the Policy terminates with an outstanding loan balance, there may be tax consequences.


TAXATION OF CHANGE OF OWNER
If an ownership change occurs, the taxable amount is calculated by taking the policy value less net premiums paid.

Transfer of ownership may have tax consequences to the owner. Please consult with your tax advisor before changing ownership of your life insurance policy.


TAXATION OF CHANGE OF INSURED
For tax purposes, changing the insured is considered to be the same as a surrender of the policy. The taxable amount is the difference between the policy value and the net premiums paid.

MODIFIED ENDOWMENT CONTRACT STATUS
A Policy becomes a Modified Endowment Contract when premiums paid exceed certain premium limits as defined by Section 7702A of the Internal Revenue Code. There is no change regarding the tax-deferred internal build-up of policy value or the income tax-free death benefit to your beneficiary(ies), however, distributions from a Modified Endowment Contract are taxed as if the Policy is a deferred annuity. Thus, taxation on partial surrenders, policy loans and other defined distributions will occur if your policy value is greater than your premiums paid. In addition, taxable distributions are subject to a federal income tax penalty of 10% unless the distribution is .. made after the owner attains age 591/2; or .. attributable to the taxpayer becoming disabled; or .. part of a series of substantially equal periodic payments (made not less frequently than annually) made for the life or life expectancy of the taxpayer or the joint lives or joint life expectancy of the taxpayer and beneficiary.

Once a Policy is classified as a Modified Endowment Contract, the classification cannot be changed. Modified endowment contract classification may be avoided by limiting the amount of premiums paid under the Policy. In the absence of your instructions, we will refund all or part of the premium payment that would make the Policy a modified endowment contract.


TAXATION OF EXCHANGE OR ASSIGNMENT OF POLICIES
A change of policy, or an exchange or assignment of a Policy may have tax consequences. An assignment or exchange may result in taxable income to the transferring owner.

CORPORATE ALTERNATIVE MINIMUM TAX
Ownership of a Policy by certain corporations may affect the owner's exposure to the corporate alternative minimum tax. In determining whether it is subject to alternative minimum tax, the corporate owner must make two computations. First, the corporation must take into account a portion of the current year's increase in the built-in gain in its corporate owned policies. Second, the corporation must take into account a portion of the amount by which the death benefits received under any Policy exceed the sum of a) the premiums paid on that Policy in the year of death, and b) the corporation's basis in the Policy (as measured for alternative minimum tax purposes) as of the end of the corporation's tax year immediately preceding the year of death. The corporate alternative minimum tax does not apply to S Corporations. Such tax also does not apply to "Small Corporations" as defined by Section 55(c) of the Internal Revenue Code. Corporations with gross receipts of $5,000,000 or less for their first taxable year after 1996, with gross receipts not exceeding $7,500,000 after the first taxable year, will meet this definition.

SPECIAL CONSIDERATIONS FOR CORPORATIONS
Section 264 of the Internal Revenue Code imposes numerous limitations on the interest and other business deductions that may otherwise be available to businesses that own life insurance policies. In addition, the premium paid by a business for a life insurance policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the policy. For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from a life insurance policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the cash surrender value of a life insurance policy are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes.

OTHER TAX ISSUES
Federal estate taxes and state and local estate, inheritance and other taxes may become due depending on applicable law and your circumstances or the circumstances of the policy beneficiary(ies) if you or the insured dies.

WITHHOLDING
Withholding is generally required on certain taxable distributions under insurance contracts. In the case of periodic payments, the withholding is at graduated rates. With respect to non-periodic distributions, withholding is a flat rate of 10%. You may elect to have either non-periodic or periodic payments made without withholding except if your tax identification number has not been furnished to us or if the IRS has notified us that the number you furnished is incorrect.

GENERAL PROVISIONS


FREQUENT TRADING AND MARKET-TIMING (ABUSIVE TRADING PRACTICES)
This Policy is not designed for frequent trading or market timing activity of the investment options. If you intend to trade frequently and/or use market timing investment strategies, you should not purchase this Policy.

We consider frequent trading and market timing activities to be abusive trading practices because they:
.. Disrupt the management of the underlying mutual funds by;
  . forcing the fund to hold short-term (liquid) assets rather than investing for long term growth, which results in lost investment opportunities for the fund; and
  . causing unplanned portfolio turnover;
.. Hurt the portfolio performance of the underlying mutual funds; and .. Increase expenses of the underlying mutual fund and separate account due to;
  . increased broker-dealer commissions; and
  . increased recordkeeping and related costs.

We have adopted policies and procedures to help us identify and prevent abusive trading practices. In addition, the underlying mutual funds monitor trading activity to identify and take action against abuses. While our policies and procedures are designed to identify and protect against abusive trading practices, there can be no certainty that we will identify and prevent abusive trading in all instances. When we do identify abusive trading, we will apply our policies and procedures in a fair and uniform manner.


If we, or an underlying mutual fund that is an investment option with the Contract, deem abusive trading practices to be occurring, we will take action that may include, but is not limited to:
.. Rejecting transfer instructions from a Contract owner or other person authorized by the owner to direct transfers;
.. Restricting submission of transfer requests by, for example, allowing transfer requests to be submitted by 1/st/ class U.S. mail only and disallowing requests made via the internet, by facsimile, by overnight courier or by telephone;
.. Limiting the number of unscheduled transfer during a Contract year to no more than 12;
.. Requiring a holding period of a minimum of thirty days before permitting transfers among the divisions where there is evidence of at least one round-trip transaction by the owner; and
.. Taking such other action as directed by the underlying mutual fund.

The underlying mutual funds have reserved the right to accept or reject, without prior written notice, any transfer requests.


In some instances, a transfer may be completed prior to a determination of abusive trading. In those instances, we will reverse the transfer and return the Contract to the investment option holdings it had prior to the transfer. We will give you notice in writing in this instance.


PURCHASE PROCEDURES
A completed application and required supplements must be submitted to us through an agent or broker selling the Policy.

The minimum face amount when the Policy is originally issued is $100,000. We reserve the right to increase or decrease the minimum face amount. The increased minimum face amount would apply only to Policies issued after the effective date of the increase.


To issue a Policy, we require that the age of the insured be 85 or younger as of the policy date. Other underwriting restrictions may apply. An applicant for the Policy must:
.. furnish satisfactory evidence of insurability of the insured; and .. meet our insurance underwriting guidelines and suitability rules.

If you want insurance coverage to start at the time the application is submitted, you must send a payment with your completed application. The amount is based on the face amount of the Policy, issue age, gender, and tobacco status.

This amount is shown on the policy illustration provided to you by us or your registered representative. If this amount is submitted with the application, a conditional receipt will be given to you. The receipt acknowledges the initial payment and details any interim conditional insurance coverage.


We reserve the right to reject any application or related premium if we determine that we have not received complete information and/or instructions or that our underwriting guidelines, suitability rules or procedures have not been met. Any premium submitted will be returned no later than five business days from the date the application was rejected.

Important Information about Customer Identification Procedures
--------------------------------------------------------------
To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to verify your identity. We may also ask to see your driver's license or other identifying documents.

If concerns arise with verification of your identification, no transactions will be permitted while we attempt to reconcile the concerns. If we are unable to verify your identity within 30 days of our receipt of your initial premium payment, the account(s) will be closed and redeemed in accordance with normal redemption procedures.


Policy Date
-----------
If we issue a Policy, a policy date is determined. Policies will not be dated on the 29th, 30th or 31st of any month. Policies that would otherwise be dated on these dates are dated on the 28th of the same month. Policies that are issued on a cash on delivery (COD) basis and that would otherwise be dated on the 29th, 30th or 31st of a month will be dated on the first day of the following month. Your policy date is shown on the current data pages. Current data pages are the most recent policy specification pages issued to an owner and are located in the Policy.

Upon specific request and our approval, your Policy may be backdated. The policy date may not be more than six months prior to the date of application (or shorter period if required by state law). Payment of at least the monthly policy charges is required for the backdated period. Monthly policy charges are deducted from the policy value for the backdated period.


Effective Date
--------------
The Policy date and the effective date are the same unless a backdated policy date is requested. Insurance coverage is effective, provided all purchase requirements for the Policy have been satisfied.

If the proposed insured dies before the effective date, there is no coverage under the Policy (coverage is determined solely under the terms of the conditional receipt, if any).


SPECIAL PURCHASE PLANS
Where permitted by state law, Policies may be purchased under group or sponsored arrangements as well as on an individual basis. A group arrangement is a program under which a trustee, employer, or similar entity purchases Policies covering a group of individuals on a group basis. A sponsored arrangement is a program under which an employer permits group solicitation of its employees or an association permits group solicitation of its members for the purchase of Policies on an individual basis.

Charges and deductions may be reduced for Policies purchased under a group or sponsored arrangement including waiver of premium sales load and waiver of surrender charge. Reductions may be available to:
.. employees, officers, directors, agents, and immediate family members of the group or sponsored arrangement; and
.. employees of agents of the Company and its subsidiaries.

Reductions are made under our rules in effect on the date a Policy application is approved and are based on certain criteria (size of group, expected number of participants, anticipated premium payments, total assets under management for the group or sponsored arrangement).

Generally, the sales contacts and effort, administrative costs and mortality cost per Policy vary based on the size of the arrangement, the purpose for which the Policies are purchased, and certain characteristics of the members. The amount of the reduction and the criteria for reducing the charges and deductions reflect: a) our reduced sales effort and administrative costs; and b) the different mortality experience expected from sales to arrangements.


We may modify, on a uniform basis, both the amounts of reductions and the criteria for qualification. Reductions in these charges will not discriminate unfairly against any person, including the affected owners and all other Policy owners with policies funded with the Separate Account.


DISTRIBUTION OF THE POLICY
The Company has appointed Princor Financial Services Corporation ("Princor") (Des Moines, Iowa 50392), a broker-dealer registered under the Securities Exchange Act of 1934, a member of the National Association of Securities Dealers, Inc. and affiliate of the Company, as the distributor and principal underwriter of the Policy. The Company pays commissions on sales of the Policy of no more than 50% of premiums received in the first policy year (or the first year following an adjustment) up to the target premium. In addition, a commission of up to 2.5% of premium above the target premium received in the first policy year (or first year following an adjustment) may be paid. In the second through fifth years following the policy date (or adjustment date), commissions range from 0% to 2.5% of premiums received. A service fee up to 0.25% of net policy value is paid in the sixth through tenth policy years and up to 0.15% of net policy value in policy years eleven and beyond. Expense allowances may be paid to agents and brokers based on premiums received. Princor also may receive 12b-1 fees in connection with purchases and sales of mutual funds underlying the Policies. The 12b-1 fees for the underlying mutual funds are shown in this Policy prospectus in SUMMARY: FEE TABLES, Annual Underlying Mutual Fund Operating Expenses section of this prospectus.

Applications for the Policies are solicited by registered representatives of Princor or such other broker-dealers as have entered into selling agreements with Princor. Such registered representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Policy in all jurisdictions where it is licensed to do business and where the Policy is approved.


PAYMENTS TO FINANCIAL INTERMEDIARIES
The Company pays compensation to broker-dealers, financial institutions and other parties ("Financial Intermediaries") for the sale of the Policy according to schedules in the sales agreements and other agreements reached between the Company and the Financial Intermediaries. Such compensation generally consists of commissions on premiums paid on the Policy. The Company and/or its affiliates may also pay other amounts ("Additional Payments") that include, but are not limited to, marketing allowances, expense reimbursements and education payments. These Additional Payments are designed to provide incentives for the sale and retention of the Policies as well as other products sold by the Company and may influence the Financial Intermediary or sales representative to recommend the purchase of this Policy over competing policies or over other investment options. You may ask your sales representative about these differing and divergent interests, how she/he is personally compensated and how his/her broker-dealer is compensated for soliciting applications for the Policy.

SERVICE ARRANGEMENTS AND COMPENSATION
The Company and/or Princor have entered into agreements with the distributors, advisers and/or the affiliates of some of the mutual funds underlying the Policy and receive compensation for providing certain services including, but not limited to, distribution and operational support services, to the underlying mutual fund. Fees for these services are paid periodically (typically, quarterly or monthly) based on the average daily net asset value of shares of each fund held by the Separate Account and purchased at the Policy owners' instructions. Because the Company and Princor receive such fees, they may be subject to competing interests in making these funds available as investment options under the Policy. The Company takes into consideration the anticipated payments from underling mutual funds when it determines the charges assessed under the Policy. Without these payments, charges under the Policy are expected to be higher.

STATEMENT OF VALUES
You receive an annual statement at the end of each policy year. The statement will show:
.. current death benefit;
.. current policy value and surrender value;
.. all premiums paid since the last statement;
.. all charges since the last statement;
.. any loan indebtedness;
.. any partial surrenders since the last statement;
.. any investment gain or loss since the last statement; and .. total value of each of your divisions, the fixed DCA account and the fixed account.

You will also receive a statement as of the end of each calendar quarter. At any time, you may request a free current statement by telephoning 1-800-247-9988.


We also send you the reports required by the Investment Company Act of 1940 (as amended).


SERVICES AVAILABLE VIA THE INTERNET AND TELEPHONE
If you elect internet and/or telephone privileges, instructions for the following transactions may be given to us via the internet or telephone:
.. change in allocations of future premium payments;
.. change in allocation of the monthly policy charge;
.. change to your APR instructions;
.. change to your scheduled transfer instructions;
.. unscheduled transfers; and
.. policy loan (not available via the internet) (loan proceeds are mailed to the owner's address of record).
If the Policy is owned by a trust, an authorized individual (with the proper password) may use these services and provide us with instructions.

Your instructions:
  . may be given by calling us at 1-800-247-9988 between 7 a.m. and 9 p.m.
    Central Time on any day that the NYSE is open;
  . may be given by accessing us at www.principal.com (for security purposes, you need a password to use any of the internet services, including viewing your Policy information on-line. If you don't have a password, you can obtain one at www.principal.com);
  . must be received by us before the close of the NYSE (generally 3:00 p.m.
    Central Time) to be effective the day you call;
  . are effective the next business day if not received until after the close of the NYSE; and
  . from one joint owner are binding on all joint owners.

Direct Dial
-----------
You may receive information about your Policy from our Direct Dial system between 7 a.m. and 9 p.m. Central Time, Monday through Saturday. The Direct Dial number is 1-800-247-9988. Through this automated system, you can:
.. obtain information about unit values and policy values;
.. initiate certain changes to your Policy; and .. change your password.
Instructions from one joint owner are binding on all joint owners. If the Policy is owned by a trust, an authorized individual (with the proper password) may use these services and provide us with instructions.

Although neither the Separate Account nor the Company is responsible for the authenticity of telephone transaction or internet requests, the Separate Account and the Company reserve the right to refuse telephone and/or internet orders. You are liable for a loss resulting from a fraudulent telephone or internet order that we reasonably believe is genuine. We use reasonable procedures to assure instructions are genuine. If the procedures are not followed, we may be liable for loss due to unauthorized or fraudulent transactions. The procedures for telephone instructions include: recording all telephone instructions, requesting personal identification information (name, phone number, social security number, birth date, etc.) and sending written confirmation to the owner's address of record. The procedures for internet and Direct Dial include requesting the same personal identification information as well as your password, logging all internet and Direct Dial activity and sending written transaction confirmations to the owner's address of record.

MISSTATEMENT OF AGE OR GENDER
If the age or, where applicable, gender of the insured has been misstated, we adjust the death benefit payable under your Policy to reflect the amount that would have been payable at the correct age and gender.

NON-PARTICIPATING POLICY
The Policies do not share in any divisible surplus of the Company.

INCONTESTABILITY
We will not contest the insurance coverage provided by the Policy, except for any increases in face amount, after the Policy has been in force during the lifetime of the insured for a period of two years from the policy date. Any face amount increase has its own two-year contestability period that begins on the effective date of the adjustment. In many states, the time limit in the incontestability period does not apply to fraudulent misrepresentations.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements of the Principal Life Insurance Company Variable Life Separate Account and the consolidated financial statements of the Principal Life Insurance Company are included in the Statement of Additional Information. Those statements have been audited by Ernst & Young LLP, independent registered public accounting firm, 801 Grand Avenue, Des Moines, Iowa 50309, for the periods indicated in their reports.

LEGAL PROCEEDINGS

There are no legal proceedings pending to which the Separate Account is a party or which would materially affect the Separate Account.

TABLE OF SEPARATE ACCOUNT DIVISIONS

The following is a brief summary of the investment objectives of each division. There is no guarantee that the objectives will be met.

 ALLIANCEBERNSTEIN INTERNATIONAL VALUE DIVISION

              INVESTS IN: AllianceBernstein Variable Products Series Fund, Inc.
                - AllianceBernstein International Value Portfolio - Class A
              INVESTMENT ADVISOR: AllianceBernstein L.P.
              INVESTMENT OBJECTIVE: seeks long term growth of capital.

 ALLIANCEBERNSTEIN SMALL CAP GROWTH DIVISION

              INVESTS IN: AllianceBernstein Variable Products Series Fund, Inc.
                - AllianceBernstein Small Cap Growth Portfolio - Class A
              INVESTMENT ADVISOR: AllianceBernstein L.P.
              INVESTMENT OBJECTIVE: seeks growth of capital by pursuing
                aggressive investment policies.

 ALLIANCEBERNSTEIN SMALL/MID CAP VALUE DIVISION

              INVESTS IN: AllianceBernstein Variable Products Series Fund, Inc.
                - AllianceBernstein Small/Mid Cap Value Portfolio - Class A
              INVESTMENT ADVISOR: AllianceBernstein L.P.
              INVESTMENT OBJECTIVE: seeks long term growth of capital.

AIM V.I. CAPITAL APPRECIATION DIVISION

              INVESTS IN: AIM V.I. Capital Appreciation Fund - Series II Shares INVESTMENT ADVISOR: A I M Advisors, Inc.
              INVESTMENT OBJECTIVE: to seek growth of capital.

AIM V.I. CORE EQUITY DIVISION

              INVESTS IN: AIM V.I. Core Equity Fund - Series II Shares INVESTMENT ADVISOR: A I M Advisors, Inc.
              INVESTMENT OBJECTIVE: seeks growth of capital. The Fund invests normally at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities, including convertible securities, of established companies that have long-term above-average growth in earnings, and growth companies that are believed to have the potential for above-average growth in earnings.

AIM V.I. GLOBAL HEALTH CARE DIVISION

              INVESTS IN: AIM V.I. Global Health Care Fund - Series I Shares INVESTMENT ADVISOR: A I M Advisors, Inc.
              INVESTMENT OBJECTIVE: seeks long-term capital growth. The Fund invests normally 80% of its assets in securities of healthcare industry companies.

AMERICAN CENTURY VP INCOME & GROWTH DIVISION

              INVESTS IN: American Century VP Income & Growth Fund - Class II INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks dividend growth, current income and appreciation. The account will seek to achieve its investment objective by investing in common stocks.

AMERICAN CENTURY VP VALUE DIVISION

              INVESTS IN: American Century VP Value Fund - Class II
              INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks capital growth over time and, secondarily, income by investing primarily in equity securities.

AMERICAN CENTURY VP VISTA DIVISION

              INVESTS IN: American Century VP Vista Fund - Class II
              INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks long-term capital growth.

CALVERT INCOME DIVISION

              INVESTS IN: Calvert Variable Series, Inc. Income Portfolio -
                Initial Share Class
              INVESTMENT ADVISOR: Calvert Asset Management
              INVESTMENT OBJECTIVE: seeks to maximize long-term income through investment in bonds and other income producing securities.

COLUMBIA SMALL CAP VALUE DIVISION

              INVESTS IN: Columbia Small Cap Value Fund, Variable Series - Class
                A
              INVESTMENT ADVISOR: Columbia Management Advisors, LLC
              INVESTMENT OBJECTIVE: seeks long term growth by investing
                primarily in smaller capitalization equities.

DWS DREMAN SMALL MID CAP VALUE DIVISION

              INVESTS IN: DWS Dreman Small Mid Cap Value VIP - Class B INVESTMENT ADVISOR: Dreman Value Management, LLC
              INVESTMENT OBJECTIVE: seeks long-term capital appreciation.

FIDELITY VIP CONTRAFUND DIVISION

              INVESTS IN: Fidelity VIP Contrafund Portfolio - Service Class 2 INVESTMENT ADVISOR: Fidelity Management & Research Company INVESTMENT OBJECTIVE: seeks long-term capital appreciation.

FIDELITY VIP EQUITY-INCOME DIVISION

              INVESTS IN: Fidelity VIP Equity-Income Portfolio - Service Class 2 INVESTMENT ADVISOR: Fidelity Management & Research Company INVESTMENT OBJECTIVE: seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund's goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's 500/SM/ Index (S&P 500/(R)/).

FIDELITY VIP HIGH INCOME DIVISION

              INVESTS IN: Fidelity VIP High Income Portfolio - Service Class 2 INVESTMENT ADVISOR: Fidelity Management & Research Company INVESTMENT OBJECTIVE: seeks a high level of current income, while also considering growth of capital.

FIDELITY VIP MID CAP DIVISION

              INVESTS IN: Fidelity VIP Mid Cap Portfolio - Service Class 2 INVESTMENT ADVISOR: Fidelity Management & Research Company INVESTMENT OBJECTIVE: seeks long-term growth of capital.

FRANKLIN MUTUAL DISCOVERY DIVISION

              INVESTS IN: Franklin Templeton VIP Trust Mutual Discovery
                Securities Fund - Class 2
              INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: seeks capital appreciation. The Fund normally invests mainly in U.S. and foreign equity securities that the manager believes are undervalued. The Fund normally invests primarily in undervalued stocks and to a lesser extent in risk arbitrage securities and distressed companies.

FRANKLIN RISING DIVIDENDS SECURITIES DIVISION

              INVESTS IN: Franklin Templeton VIP Trust Franklin Rising Dividends
                Securities Fund - Class 2
              INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: seeks long-term capital appreciation, with preservation of capital as an important consideration. The Fund normally invests at least 80% of its net assets in investments of companies that have paid rising dividends, and normally invests predominantly in equity securities.

GOLDMAN SACHS STRUCTURED SMALL CAP EQUITY DIVISION

              INVESTS IN: Goldman Sachs VIT - Goldman Sachs Structured Small Cap
                Equity Fund - Institutional Class
              INVESTMENT ADVISOR: Goldman Sachs Asset Management, L.P. INVESTMENT OBJECTIVE: seeks long-term growth of capital.

JANUS ASPEN FORTY DIVISION

              INVESTS IN: Janus Aspen Series Forty Portfolio - Service Shares INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital.

JANUS ASPEN INTERNATIONAL GROWTH DIVISION

              INVESTS IN: Janus Aspen Series International Growth Portfolio -
                Service Shares
              INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing, under normal circumstances, at least 80% of net assets, plus the amount of any borrowings for investment purposes, in securities of issuers from several different countries, excluding the United States. The Portfolio may at times invest in U.S. issuers, and it may, under unusual circumstances, invest all of its assets in a single country. The Portfolio may have significant exposure to emerging markets.

MFS VIT NEW DISCOVERY DIVISION

              INVESTS IN: MFS VIT New Discovery Series - Service Class INVESTMENT ADVISOR: Massachusetts Financial Services Company INVESTMENT OBJECTIVE: seeks capital appreciation.

MFS VIT UTILITIES DIVISION

              INVESTS IN: MFS VIT Utilities Series - Service Class INVESTMENT ADVISOR: Massachusetts Financial Services Company INVESTMENT OBJECTIVE: to seek total return.

NEUBERGER BERMAN AMT PARTNERS DIVISION

              INVESTS IN: Neuberger Berman AMT Partners Portfolio - Class I INVESTMENT ADVISOR: Neuberger Berman Management Inc. INVESTMENT OBJECTIVE: seeks growth of capital.

OPPENHEIMER MAIN STREET SMALL CAP DIVISION

              INVESTS IN: Oppenheimer Main Street Small Cap Fund/(R)//VA -
                Service Shares
              INVESTMENT ADVISOR: Oppenheimer Funds, Inc.
              INVESTMENT OBJECTIVE: seeks capital appreciation.

BOND DIVISION

              INVESTS IN: Principal Variable Contracts Fund Bond Account - Class
                1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to provide as high a level of income as is consistent with preservation of capital and prudent investment risk.

CAPITAL VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund Capital Value
                Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to provide long-term capital appreciation and secondarily growth investment income. The Account seeks to achieve its investment objectives through the purchase primarily of common stocks, but the Account may invest in other securities.

DIVERSIFIED INTERNATIONAL DIVISION

              INVESTS IN: Principal Variable Contracts Fund Diversified
                International Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital by investing in a portfolio of equity securities domiciled in any of the nations of the world.

EQUITY GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund Equity Growth
                Account - Class 1
              INVESTMENT ADVISOR: T. Rowe Price Associates, Inc. through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to provide long-term capital appreciation by investing primarily in growth-oriented common stocks of medium and large capitalization U.S. corporations and, to a limited extent, foreign corporations.

GOVERNMENT & HIGH QUALITY BOND DIVISION

              INVESTS IN: Principal Variable Contracts Fund Government & High
                Quality Bond Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek a high level of current income, liquidity and safety of principal.

INTERNATIONAL EMERGING MARKETS DIVISION

              INVESTS IN: Principal Variable Contracts Fund International
                Emerging Markets Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing in equity securities of issuers in emerging market countries.

INTERNATIONAL SMALLCAP DIVISION

              INVESTS IN: Principal Variable Contracts Fund International
                SmallCap Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in equity securities of non-U.S. companies with comparatively smaller market capitalizations.

LARGECAP BLEND DIVISION

              INVESTS IN: Principal Variable Contracts Fund LargeCap Blend
                Account - Class 1
              INVESTMENT ADVISOR: T. Rowe Price Associates, Inc. through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks long-term growth of capital.

LARGECAP STOCK INDEX DIVISION

              INVESTS IN: Principal Variable Contracts Fund LargeCap Stock Index
                Account - Class 1

              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital by investing in stocks of large U.S. companies. The Account attempts to mirror the investment results of the Standard & Poor's 500 Index.

LARGECAP VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund LargeCap Value
                Account - Class 1
              INVESTMENT ADVISOR: AllianceBernstein, L.P. through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital.

MIDCAP DIVISION

              INVESTS IN: Principal Variable Contracts Fund MidCap Account -
                Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to achieve capital appreciation by investing primarily in securities of emerging and other growth-oriented companies.

MIDCAP GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund MidCap Growth
                Account - Class 1
              INVESTMENT ADVISOR: Mellon Equity Associates, LLP through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in growth stocks of medium market capitalization companies.

MIDCAP STOCK DIVISION

              INVESTS IN: Principal Variable Contracts Fund MidCap Stock Account
                - Class 1
              INVESTMENT ADVISOR: Edge Asset Management, LLC through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks to provide long-term capital
                appreciation

MIDCAP VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund MidCap Value Account
                - Class 1
              INVESTMENT ADVISOR: Neuberger Berman Management, Inc. through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing primarily in equity securities of companies with value characteristics and medium market capitalizations.

MONEY MARKET DIVISION

              INVESTS IN: Principal Variable Contracts Fund Money Market Account
                - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek as high a level of current income available from short-term securities as is considered consistent with preservation of principal and maintenance of liquidity by investing all of its assets in a portfolio of money market instruments.

LIFETIME 2010 DIVISION

              INVESTS IN: Principal Variable Contracts Fund Principal LifeTime
                2010 Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal Variable Contracts Fund accounts.

LIFETIME 2020 DIVISION

              INVESTS IN: Principal Variable Contracts Fund Principal LifeTime
                2020 Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal Variable Contracts Fund accounts.

LIFETIME 2030 DIVISION

              INVESTS IN: Principal Variable Contracts Fund Principal LifeTime
                2030 Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal Variable Contracts Fund accounts.

LIFETIME 2040 DIVISION

              INVESTS IN: Principal Variable Contracts Fund Principal LifeTime
                2040 Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal Variable Contracts Fund accounts.

LIFETIME 2050 DIVISION

              INVESTS IN: Principal Variable Contracts Fund Principal LifeTime
                2050 Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks a total return consisting of long-term growth of capital and current income by investing primarily in shares of other Principal Variable Contracts Fund accounts.

LIFETIME STRATEGIC INCOME DIVISION

              INVESTS IN: Principal Variable Contracts Fund Principal LifeTime
                Strategic Income Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks high current income by investing primarily in shares of other Principal Variable Contracts Fund accounts.

REAL ESTATE SECURITIES DIVISION

              INVESTS IN: Principal Variable Contracts Fund Real Estate
                Securities Account - Class 1
              INVESTMENT ADVISOR: Principal Real Estate Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek to generate a high total return. The
                Account will attempt to achieve its objective by investing primarily in equity securities of companies principally engaged in the real estate industry.

SHORT-TERM BOND DIVISION

              INVESTS IN: Principal Variable Contracts Fund Short-Term Bond
                Account - Class 1
              INVESTMENT ADVISOR: Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to provide current income.

SMALLCAP GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund SmallCap Growth
                Account - Class 1
              INVESTMENT ADVISOR: Emerald Advisors, Inc. through a sub-advisory agreement;
                Essex Investment Management Company, LLC through a sub-advisory agreement; and
                UBS Global Asset Management (Americas) Inc. through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in equity securities of growth companies with comparatively smaller market capitalizations.

SMALLCAP VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund SmallCap Value
                Account - Class 1
              INVESTMENT ADVISOR: J.P. Morgan Investment Management, Inc.
                through a sub-advisory agreement and Mellon Equity Associates, LLP through a sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek long-term growth of capital by investing primarily in equity securities of small companies with value characteristics and comparatively smaller market capitalizations.

STRATEGIC ASSET MANAGEMENT BALANCED PORTFOLIO DIVISION

              INVESTS IN: Principal Variable Contracts Fund Strategic Asset
                Management Balanced Portfolio - Class 1
              INVESTMENT ADVISOR: Edge Asset Management, Inc. through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks to provide as high a level of total return (consisting of reinvested income and capital appreciation) as is consistent with reasonable risk.

STRATEGIC ASSET MANAGEMENT CONSERVATIVE BALANCED PORTFOLIO DIVISION

              INVESTS IN: Principal Variable Contracts Fund Strategic Asset
                Management Conservative Balanced Portfolio - Class 1
              INVESTMENT ADVISOR: Edge Asset Management, Inc. through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks to provide a high level of total return (consisting of reinvestment of income and capital appreciation), consistent with a moderate degree of principal risk.

STRATEGIC ASSET MANAGEMENT CONSERVATIVE GROWTH PORTFOLIO DIVISION

              INVESTS IN: Principal Variable Contracts Fund Strategic Asset
                Management Conservative Growth Portfolio - Class 1
              INVESTMENT ADVISOR: Edge Asset Management, Inc. through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks to provide long-term capital
                appreciation.

STRATEGIC ASSET MANAGEMENT FLEXIBLE INCOME PORTFOLIO DIVISION

              INVESTS IN: Principal Variable Contracts Fund Strategic Asset
                Management Flexible Income Portfolio - Class 1
              INVESTMENT ADVISOR: Edge Asset Management, Inc. through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks to provide a high level of total return (consisting of reinvestment of income with some capital appreciation).

STRATEGIC ASSET MANAGEMENT STRATEGIC GROWTH PORTFOLIO DIVISION

              INVESTS IN: Principal Variable Contracts Fund Strategic Asset
                Management Strategic Growth Portfolio - Class 1
              INVESTMENT ADVISOR: Edge Asset Management, Inc. through a
                sub-advisory agreement with Principal Management Corporation
              INVESTMENT OBJECTIVE: seeks to provide long-term capital
                appreciation.

SUMMIT S&P MIDCAP 400 INDEX DIVISION

              INVESTS IN: Summit Pinnacle Series - S&P MidCap 400 Index
                Portfolio - Class F
              INVESTMENT ADVISOR: Summit Investment Partners, Inc.
              INVESTMENT OBJECTIVE: seeks investment results that correspond to the total return performance of U.S. common stocks, as represented by the S&P Mid Cap 400 Index.

SUMMIT RUSSELL 2000 SMALL CAP INDEX DIVISION

              INVESTS IN: Summit Pinnacle Series - Russell 2000 Small Cap Index
                Portfolio - Class F
              INVESTMENT ADVISOR: Summit Investment Partners, Inc.
              INVESTMENT OBJECTIVE: seeks investment results that correspond to the investment performance of U.S. common stocks, as represented by the Russell 2000 Index.

APPENDIX A - SURRENDER CHARGE RATE TABLE

         ISSUE AGE              MALE               FEMALE               UNISEX
             0                   6.57               6.30                 6.52
             1                   6.61               6.34                 6.56
             2                   6.67               6.39                 6.61
             3                   6.73               6.44                 6.67
             4                   6.79               6.50                 6.74
             5                   6.87               6.56                 6.81
             6                   6.94               6.62                 6.88
             7                   7.02               6.69                 6.95
             8                   7.10               6.75                 7.03
             9                   7.19               6.82                 7.12
             10                  7.28               6.90                 7.20
             11                  7.38               6.97                 7.30
             12                  7.48               7.05                 7.39
             13                  7.58               7.14                 7.49
             14                  7.68               7.22                 7.59
             15                  7.79               7.31                 7.69
             16                  7.90               7.41                 7.80
             17                  8.01               7.50                 7.91
             18                  8.13               7.60                 8.02
             19                  8.24               7.71                 8.14
             20                  8.37               7.82                 8.25
             21                  8.49               7.93                 8.38
             22                  8.63               8.05                 8.51
             23                  8.77               8.18                 8.65
             24                  8.91               8.31                 8.79
             25                  9.07               8.45                 8.94
             26                  9.23               8.59                 9.10
             27                  9.40               8.74                 9.26
             28                  9.57               8.90                 9.44
             29                  9.76               9.06                 9.62
             30                  9.96               9.24                 9.81
             31                 10.16               9.42                10.01
             32                 10.38               9.61                10.23
             33                 10.62               9.81                10.45
             34                 10.86              10.02                10.69
             35                 11.12              10.24                10.94
             36                 11.96              10.99                11.77
             37                 12.85              11.78                12.63
             38                 13.79              12.60                13.54
             39                 14.77              13.47                14.50
             40                 15.81              14.38                15.51
             41                 16.90              15.34                16.58
             42                 18.06              16.35                17.71
             43                 19.28              17.41                18.89
             44                 20.57              18.53                20.15
             45                 21.94              19.72                21.48
             46                 23.26              20.86                22.76
             47                 24.66              22.06                24.12
             48                 26.14              23.34                25.55
             49                 27.71              24.68                27.08
             50                 29.40              26.10                28.71
             51                 31.19              27.60                30.44
             52                 33.11              29.19                32.29
             53                 35.15              30.87                34.25
             54                 37.34              32.65                36.34
             55                 39.66              34.53                38.57
             56                 41.24              35.74                40.07
             57                 42.90              37.01                41.64
             58                 44.65              38.35                43.30
             59                 46.52              39.75                45.06
             60                 48.52              41.24                46.94
             61                 50.66              42.81                48.95
             62                 52.94              44.47                51.08
             63                 55.35              46.23                53.34
             64                 55.79              48.10                55.73
             65                 55.74              50.10                55.81
             66                 55.67              52.22                55.75
             67                 55.60              54.48                55.68
             68                 55.53              55.83                55.61
             69                 55.44              55.77                55.53
             70                 55.35              55.70                55.45
             71                 55.26              55.64                55.37
             72                 55.20              55.57                55.31
             73                 55.13              55.50                55.24
             74                 55.04              55.43                55.16
             75                 54.95              55.36                55.09
             76                 54.86              55.28                55.00
             77                 54.77              55.19                54.92
             78                 54.70              55.11                54.86
             79                 54.65              55.01                54.80
             80                 54.59              54.91                54.75
             81                 54.56              54.87                54.73
             82                 54.51              54.83                54.69
             83                 54.45              54.77                54.65
             84                 54.41              54.72                54.63
             85                 54.39              54.67                54.62

APPENDIX B - SURRENDER CHARGE PERCENTAGE TABLE

                                                     MALE
                                                 POLICY YEAR
ISSUE
 AGE     1      2      3      4      5      6      7      8      9      10     11     12     13     14     15
 0     100.0%  99.7%  99.3%  98.9%  98.5%  88.8%  79.1%  69.4%  59.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 1     100.0%  99.6%  99.2%  98.8%  98.4%  88.7%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 2     100.0%  99.6%  99.2%  98.7%  98.3%  88.6%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 3     100.0%  99.5%  99.1%  98.7%  98.2%  88.6%  78.9%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 4     100.0%  99.5%  99.1%  98.6%  98.2%  88.5%  78.9%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 5     100.0%  99.5%  99.1%  98.6%  98.1%  88.5%  78.9%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 6     100.0%  99.5%  99.0%  98.6%  98.1%  88.4%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 7     100.0%  99.5%  99.0%  98.5%  98.0%  88.4%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 8     100.0%  99.5%  99.0%  98.5%  97.9%  88.3%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 9     100.0%  99.4%  98.9%  98.4%  97.9%  88.3%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 10    100.0%  99.4%  98.9%  98.4%  97.8%  88.2%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 11    100.0%  99.4%  98.9%  98.3%  97.8%  88.2%  78.6%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 12    100.0%  99.4%  98.8%  98.3%  97.7%  88.2%  78.6%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 13    100.0%  99.4%  98.8%  98.2%  97.7%  88.1%  78.6%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 14    100.0%  99.4%  98.8%  98.2%  97.6%  88.1%  78.6%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 15    100.0%  99.4%  98.8%  98.2%  97.6%  88.1%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 16    100.0%  99.4%  98.8%  98.2%  97.5%  88.0%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 17    100.0%  99.4%  98.7%  98.1%  97.5%  88.0%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 18    100.0%  99.3%  98.7%  98.1%  97.4%  87.9%  78.4%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 19    100.0%  99.3%  98.7%  98.0%  97.3%  87.8%  78.4%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 20    100.0%  99.3%  98.6%  97.9%  97.2%  87.8%  78.3%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 21    100.0%  99.3%  98.6%  97.9%  97.1%  87.7%  78.3%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 22    100.0%  99.2%  98.5%  97.8%  97.0%  87.6%  78.2%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 23    100.0%  99.2%  98.5%  97.7%  96.9%  87.5%  78.1%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 24    100.0%  99.2%  98.4%  97.6%  96.8%  87.4%  78.1%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 25    100.0%  99.2%  98.4%  97.6%  96.7%  87.4%  78.0%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 26    100.0%  99.1%  98.3%  97.5%  96.6%  87.3%  77.9%  68.6%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 27    100.0%  99.1%  98.3%  97.4%  96.5%  87.2%  77.9%  68.6%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 28    100.0%  99.1%  98.2%  97.3%  96.3%  87.0%  77.8%  68.5%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 29    100.0%  99.0%  98.1%  97.2%  96.2%  86.9%  77.7%  68.4%  59.2%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 30    100.0%  99.0%  98.0%  97.0%  96.0%  86.8%  77.6%  68.4%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 31    100.0%  99.0%  98.0%  96.9%  95.9%  86.7%  77.5%  68.3%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 32    100.0%  98.9%  97.9%  96.8%  95.7%  86.5%  77.4%  68.2%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 33    100.0%  98.9%  97.8%  96.7%  95.5%  86.4%  77.3%  68.2%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 34    100.0%  98.8%  97.7%  96.6%  95.4%  86.3%  77.2%  68.1%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 35    100.0%  98.8%  97.6%  96.4%  95.2%  86.1%  77.1%  68.0%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 36    100.0%  98.8%  97.5%  96.3%  95.0%  86.0%  77.0%  68.0%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 37    100.0%  98.7%  97.5%  96.2%  94.8%  85.9%  76.9%  67.9%  58.9%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 38    100.0%  98.7%  97.4%  96.0%  94.7%  85.7%  76.8%  67.8%  58.9%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 39    100.0%  98.6%  97.3%  95.9%  94.5%  85.6%  76.7%  67.8%  58.9%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 40    100.0%  98.6%  97.2%  95.7%  94.3%  85.4%  76.5%  67.7%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 41    100.0%  98.5%  97.1%  95.6%  94.1%  85.3%  76.4%  67.6%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 42    100.0%  98.5%  97.0%  95.4%  93.9%  85.1%  76.3%  67.5%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 43    100.0%  98.4%  96.9%  95.3%  93.7%  84.9%  76.2%  67.4%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 44    100.0%  98.4%  96.8%  95.1%  93.5%  84.8%  76.1%  67.4%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 45    100.0%  98.3%  96.7%  95.0%  93.2%  84.6%  75.9%  67.3%  58.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 46    100.0%  98.3%  96.6%  94.8%  93.0%  84.4%  75.8%  67.2%  58.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 47    100.0%  98.2%  96.4%  94.6%  92.7%  84.2%  75.6%  67.1%  58.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 48    100.0%  98.1%  96.3%  94.4%  92.4%  83.9%  75.4%  66.9%  58.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 49    100.0%  98.1%  96.1%  94.1%  92.1%  83.7%  75.3%  66.8%  58.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 50    100.0%  98.0%  96.0%  93.9%  91.9%  83.5%  75.1%  66.7%  58.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 51    100.0%  97.9%  95.8%  93.7%  91.6%  83.2%  74.9%  66.6%  58.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 52    100.0%  97.8%  95.7%  93.5%  91.3%  83.0%  74.8%  66.5%  58.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 53    100.0%  97.7%  95.5%  93.3%  91.0%  82.8%  74.6%  66.4%  58.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 54    100.0%  97.7%  95.4%  93.1%  90.8%  82.6%  74.4%  66.3%  58.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 55    100.0%  97.6%  95.2%  92.9%  90.5%  88.0%  85.6%  83.1%  80.6%  78.2%  62.5%  46.9%  31.2%  15.6%   0.0%
 56    100.0%  97.5%  95.1%  92.6%  90.1%  87.6%  85.1%  82.6%  80.0%  77.5%  62.0%  46.5%  31.0%  15.5%   0.0%
 57    100.0%  97.5%  94.9%  92.4%  89.8%  87.2%  84.6%  82.0%  79.5%  76.9%  61.5%  46.1%  30.7%  15.3%   0.0%
 58    100.0%  97.4%  94.7%  92.1%  89.4%  86.8%  84.1%  81.5%  78.9%  76.2%  61.0%  45.7%  30.5%  15.2%   0.0%
 59    100.0%  97.3%  94.5%  91.8%  89.1%  86.4%  83.7%  81.0%  78.3%  75.6%  60.5%  45.3%  30.2%  15.1%   0.0%
 60    100.0%  97.2%  94.4%  91.6%  88.8%  86.0%  83.2%  80.4%  77.7%  74.9%  59.9%  44.9%  29.9%  14.9%   0.0%
 61    100.0%  97.1%  94.2%  91.3%  88.5%  85.6%  82.8%  79.9%  77.0%  74.2%  59.3%  44.5%  29.6%  14.8%   0.0%
 62    100.0%  97.0%  94.0%  91.1%  88.2%  85.2%  82.3%  79.3%  76.4%  73.4%  58.7%  44.0%  29.3%  14.6%   0.0%
 63    100.0%  96.9%  93.9%  90.9%  87.8%  84.8%  81.8%  78.7%  75.6%  72.6%  58.1%  43.5%  29.0%  14.5%   0.0%
 64    100.0%  96.8%  93.7%  90.6%  87.5%  84.3%  81.2%  78.0%  74.9%  71.8%  57.4%  43.0%  28.7%  14.3%   0.0%
 65    100.0%  96.7%  93.5%  90.3%  87.0%  83.8%  80.5%  77.3%  74.1%  70.9%  56.7%  42.5%  28.3%  14.1%   0.0%
 66    100.0%  96.6%  93.3%  89.9%  86.6%  83.2%  79.9%  76.5%  73.3%  70.0%  56.0%  42.0%  28.0%  14.0%   0.0%
 67    100.0%  96.5%  93.0%  89.6%  86.1%  82.6%  79.2%  75.8%  72.4%  69.1%  55.3%  41.4%  27.6%  13.8%   0.0%
 68    100.0%  96.4%  92.8%  89.2%  85.6%  82.0%  78.5%  75.0%  71.6%  68.2%  54.5%  40.9%  27.2%  13.6%   0.0%
 69    100.0%  96.2%  92.5%  88.7%  85.1%  81.4%  77.8%  74.2%  70.7%  67.3%  53.8%  40.3%  26.9%  13.4%   0.0%
 70    100.0%  96.1%  92.2%  88.4%  84.6%  80.8%  77.1%  73.5%  69.9%  66.4%  53.1%  39.8%  26.5%  13.2%   0.0%
 71    100.0%  95.9%  91.9%  88.0%  84.1%  80.3%  76.4%  72.7%  69.1%  65.5%  52.4%  39.3%  26.2%  13.1%   0.0%
 72    100.0%  95.8%  91.7%  87.6%  83.6%  79.7%  75.8%  72.0%  68.3%  64.7%  51.8%  38.8%  25.9%  12.9%   0.0%
 73    100.0%  95.7%  91.4%  87.3%  83.1%  79.0%  75.1%  71.2%  67.5%  64.0%  51.2%  38.4%  25.6%  12.8%   0.0%
 74    100.0%  95.5%  91.2%  86.8%  82.6%  78.4%  74.4%  70.6%  66.8%  63.3%  50.6%  37.9%  25.3%  12.6%   0.0%
 75    100.0%  95.4%  90.9%  86.4%  82.1%  77.9%  73.8%  69.9%  66.2%  62.6%  50.1%  37.5%  25.0%  12.5%   0.0%
 76    100.0%  95.2%  90.6%  86.0%  81.6%  77.4%  73.3%  69.4%  65.6%  62.0%  49.6%  37.2%  24.8%  12.4%   0.0%
 77    100.0%  95.1%  90.3%  85.7%  81.2%  76.9%  72.8%  68.9%  65.0%  61.4%  49.1%  36.8%  24.5%  12.2%   0.0%
 78    100.0%  94.9%  90.1%  85.4%  80.9%  76.6%  72.4%  68.4%  64.6%  61.0%  48.8%  36.6%  24.4%  12.2%   0.0%
 79    100.0%  94.8%  89.9%  85.2%  80.6%  76.2%  72.0%  68.0%  64.2%  60.7%  48.6%  36.4%  24.3%  12.1%   0.0%
 80    100.0%  94.7%  89.8%  85.0%  80.3%  75.9%  71.7%  67.7%  64.0%  60.6%  48.5%  36.3%  24.2%  12.1%   0.0%
 81    100.0%  94.7%  89.6%  84.7%  80.1%  75.6%  71.4%  67.5%  63.9%  60.6%  48.5%  36.3%  24.2%  12.1%   0.0%
 82    100.0%  94.6%  89.4%  84.5%  79.8%  75.4%  71.3%  67.5%  63.9%  60.7%  48.6%  36.4%  24.3%  12.1%   0.0%
 83    100.0%  94.5%  89.3%  84.3%  79.7%  75.3%  71.3%  67.6%  64.2%  61.0%  48.8%  36.6%  24.4%  12.2%   0.0%
 84    100.0%  94.4%  89.2%  84.3%  79.6%  75.4%  71.5%  67.9%  64.5%  61.3%  49.0%  36.8%  24.5%  12.2%   0.0%
 85    100.0%  94.4%  89.2%  84.3%  79.8%  75.6%  71.8%  68.2%  64.9%  61.7%  49.4%  37.0%  24.7%  12.3%   0.0%

                                                    FEMALE
                                                 POLICY YEAR
ISSUE
 AGE     1      2      3      4      5      6      7      8      9      10     11     12     13     14     15
  0    100.0%  99.7%  99.3%  99.0%  98.7%  88.9%  79.2%  69.4%  59.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  1    100.0%  99.6%  99.3%  98.9%  98.6%  88.9%  79.1%  69.4%  59.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  2    100.0%  99.6%  99.3%  98.9%  98.5%  88.8%  79.1%  69.4%  59.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  3    100.0%  99.6%  99.2%  98.9%  98.5%  88.8%  79.1%  69.4%  59.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  4    100.0%  99.6%  99.2%  98.8%  98.4%  88.7%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  5    100.0%  99.6%  99.2%  98.8%  98.4%  88.7%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  6    100.0%  99.6%  99.2%  98.7%  98.3%  88.6%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  7    100.0%  99.5%  99.1%  98.7%  98.3%  88.6%  78.9%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  8    100.0%  99.5%  99.1%  98.7%  98.2%  88.6%  78.9%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  9    100.0%  99.5%  99.1%  98.6%  98.2%  88.5%  78.9%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 10    100.0%  99.5%  99.0%  98.6%  98.1%  88.5%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 11    100.0%  99.5%  99.0%  98.5%  98.0%  88.4%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 12    100.0%  99.5%  99.0%  98.5%  98.0%  88.4%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 13    100.0%  99.5%  99.0%  98.5%  97.9%  88.3%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 14    100.0%  99.4%  98.9%  98.4%  97.9%  88.3%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 15    100.0%  99.4%  98.9%  98.4%  97.8%  88.2%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 16    100.0%  99.4%  98.9%  98.3%  97.7%  88.2%  78.6%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 17    100.0%  99.4%  98.8%  98.3%  97.7%  88.1%  78.6%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 18    100.0%  99.4%  98.8%  98.2%  97.6%  88.1%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 19    100.0%  99.4%  98.8%  98.2%  97.5%  88.0%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 20    100.0%  99.3%  98.7%  98.1%  97.4%  87.9%  78.4%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 21    100.0%  99.3%  98.7%  98.0%  97.3%  87.9%  78.4%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 22    100.0%  99.3%  98.6%  98.0%  97.3%  87.8%  78.3%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 23    100.0%  99.3%  98.6%  97.9%  97.2%  87.7%  78.3%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 24    100.0%  99.3%  98.5%  97.8%  97.1%  87.6%  78.2%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 25    100.0%  99.2%  98.5%  97.7%  97.0%  87.6%  78.2%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 26    100.0%  99.2%  98.4%  97.7%  96.9%  87.5%  78.1%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 27    100.0%  99.2%  98.4%  97.6%  96.8%  87.4%  78.0%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 28    100.0%  99.2%  98.3%  97.5%  96.6%  87.3%  78.0%  68.6%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 29    100.0%  99.1%  98.3%  97.4%  96.5%  87.2%  77.9%  68.6%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 30    100.0%  99.1%  98.2%  97.3%  96.4%  87.1%  77.8%  68.5%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 31    100.0%  99.1%  98.2%  97.2%  96.3%  87.0%  77.8%  68.5%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 32    100.0%  99.0%  98.1%  97.1%  96.2%  86.9%  77.7%  68.4%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 33    100.0%  99.0%  98.0%  97.1%  96.0%  86.8%  77.6%  68.4%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 34    100.0%  99.0%  98.0%  97.0%  95.9%  86.7%  77.5%  68.3%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 35    100.0%  98.9%  97.9%  96.9%  95.8%  86.6%  77.4%  68.3%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 36    100.0%  98.9%  97.8%  96.7%  95.6%  86.5%  77.4%  68.2%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 37    100.0%  98.9%  97.8%  96.6%  95.5%  86.4%  77.3%  68.2%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 38    100.0%  98.8%  97.7%  96.5%  95.3%  86.2%  77.2%  68.1%  59.0%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 39    100.0%  98.8%  97.6%  96.4%  95.1%  86.1%  77.1%  68.0%  59.0%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 40    100.0%  98.7%  97.5%  96.3%  95.0%  86.0%  77.0%  68.0%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 41    100.0%  98.7%  97.4%  96.1%  94.8%  85.8%  76.9%  67.9%  58.9%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 42    100.0%  98.7%  97.3%  96.0%  94.6%  85.7%  76.7%  67.8%  58.9%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 43    100.0%  98.6%  97.2%  95.8%  94.4%  85.5%  76.6%  67.7%  58.8%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 44    100.0%  98.6%  97.1%  95.7%  94.2%  85.4%  76.5%  67.7%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 45    100.0%  98.5%  97.0%  95.6%  94.0%  85.2%  76.4%  67.6%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 46    100.0%  98.5%  96.9%  95.4%  93.8%  85.1%  76.3%  67.5%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 47    100.0%  98.4%  96.8%  95.3%  93.6%  84.9%  76.2%  67.4%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 48    100.0%  98.4%  96.7%  95.1%  93.4%  84.7%  76.0%  67.3%  58.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 49    100.0%  98.3%  96.6%  95.0%  93.2%  84.6%  75.9%  67.3%  58.6%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 50    100.0%  98.3%  96.5%  94.8%  93.0%  84.4%  75.8%  67.2%  58.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 51    100.0%  98.2%  96.4%  94.6%  92.8%  84.3%  75.7%  67.1%  58.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 52    100.0%  98.2%  96.3%  94.5%  92.6%  84.1%  75.6%  67.0%  58.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 53    100.0%  98.1%  96.2%  94.3%  92.4%  83.9%  75.4%  66.9%  58.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 54    100.0%  98.0%  96.1%  94.2%  92.2%  83.7%  75.3%  66.8%  58.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 55    100.0%  98.0%  96.0%  94.0%  92.0%  83.6%  75.2%  66.8%  58.4%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 56    100.0%  97.9%  95.9%  93.8%  91.7%  89.6%  87.5%  85.3%  83.2%  81.0%  64.8%  48.6%  32.4%  16.2%   0.0%
 57    100.0%  97.9%  95.8%  93.6%  91.5%  89.3%  87.1%  84.9%  82.6%  80.4%  64.3%  48.2%  32.1%  16.0%   0.0%
 58    100.0%  97.8%  95.6%  93.4%  91.2%  89.0%  86.7%  84.4%  82.1%  79.8%  63.8%  47.8%  31.9%  15.9%   0.0%
 59    100.0%  97.7%  95.5%  93.2%  90.9%  88.6%  86.3%  83.9%  81.5%  79.1%  63.3%  47.5%  31.6%  15.8%   0.0%
 60    100.0%  97.7%  95.3%  93.0%  90.6%  88.2%  85.8%  83.4%  80.9%  78.5%  62.8%  47.1%  31.4%  15.7%   0.0%
 61    100.0%  97.6%  95.2%  92.7%  90.3%  87.8%  85.3%  82.8%  80.3%  77.8%  62.2%  46.6%  31.1%  15.5%   0.0%
 62    100.0%  97.5%  95.0%  92.5%  90.0%  87.4%  84.8%  82.3%  79.7%  77.0%  61.6%  46.2%  30.8%  15.4%   0.0%
 63    100.0%  97.4%  94.8%  92.2%  89.6%  87.0%  84.3%  81.7%  79.0%  76.3%  61.0%  45.8%  30.5%  15.2%   0.0%
 64    100.0%  97.3%  94.6%  92.0%  89.3%  86.5%  83.8%  81.1%  78.3%  75.6%  60.4%  45.3%  30.2%  15.1%   0.0%
 65    100.0%  97.2%  94.5%  91.7%  88.9%  86.1%  83.3%  80.4%  77.6%  74.8%  59.8%  44.9%  29.9%  14.9%   0.0%
 66    100.0%  97.1%  94.3%  91.4%  88.5%  85.6%  82.7%  79.8%  76.9%  74.0%  59.2%  44.4%  29.6%  14.8%   0.0%
 67    100.0%  97.0%  94.1%  91.1%  88.1%  85.1%  82.1%  79.1%  76.2%  73.2%  58.6%  43.9%  29.3%  14.6%   0.0%
 68    100.0%  96.9%  93.8%  90.8%  87.7%  84.6%  81.5%  78.5%  75.4%  72.4%  57.9%  43.4%  28.9%  14.4%   0.0%
 69    100.0%  96.8%  93.6%  90.4%  87.3%  84.1%  81.0%  77.8%  74.7%  71.6%  57.3%  42.9%  28.6%  14.3%   0.0%
 70    100.0%  96.7%  93.4%  90.1%  86.9%  83.6%  80.4%  77.1%  73.9%  70.7%  56.6%  42.4%  28.3%  14.1%   0.0%
 71    100.0%  96.6%  93.2%  89.8%  86.4%  83.1%  79.7%  76.4%  73.1%  69.9%  55.9%  41.9%  27.9%  13.9%   0.0%
 72    100.0%  96.4%  93.0%  89.5%  86.0%  82.5%  79.1%  75.7%  72.3%  68.9%  55.1%  41.3%  27.5%  13.7%   0.0%
 73    100.0%  96.3%  92.7%  89.1%  85.5%  82.0%  78.4%  74.9%  71.4%  68.1%  54.4%  40.8%  27.2%  13.6%   0.0%
 74    100.0%  96.2%  92.5%  88.8%  85.1%  81.4%  77.7%  74.1%  70.6%  67.2%  53.8%  40.3%  26.9%  13.4%   0.0%
 75    100.0%  96.1%  92.2%  88.4%  84.6%  80.8%  77.0%  73.4%  69.9%  66.4%  53.1%  39.8%  26.5%  13.2%   0.0%
 76    100.0%  95.9%  91.9%  88.0%  84.0%  80.1%  76.3%  72.7%  69.1%  65.7%  52.5%  39.4%  26.2%  13.1%   0.0%
 77    100.0%  95.8%  91.7%  87.6%  83.5%  79.5%  75.7%  72.0%  68.4%  65.0%  52.0%  39.0%  26.0%  13.0%   0.0%
 78    100.0%  95.6%  91.4%  87.1%  83.0%  79.0%  75.1%  71.4%  67.8%  64.2%  51.4%  38.5%  25.7%  12.8%   0.0%
 79    100.0%  95.5%  91.0%  86.7%  82.6%  78.5%  74.6%  70.8%  67.1%  63.6%  50.9%  38.1%  25.4%  12.7%   0.0%
 80    100.0%  95.3%  90.8%  86.4%  82.2%  78.1%  74.2%  70.2%  66.6%  63.1%  50.5%  37.9%  25.2%  12.6%   0.0%
 81    100.0%  95.2%  90.7%  86.2%  81.9%  77.8%  73.7%  69.8%  66.2%  62.8%  50.3%  37.7%  25.1%  12.5%   0.0%
 82    100.0%  95.2%  90.5%  86.0%  81.6%  77.3%  73.3%  69.5%  66.0%  62.5%  50.0%  37.5%  25.0%  12.5%   0.0%
 83    100.0%  95.1%  90.3%  85.7%  81.2%  77.0%  73.0%  69.3%  65.7%  61.8%  49.5%  37.1%  24.7%  12.3%   0.0%
 84    100.0%  95.0%  90.2%  85.4%  80.9%  76.7%  72.8%  69.1%  65.0%  61.0%  48.8%  36.6%  24.4%  12.2%   0.0%
 85    100.0%  94.9%  89.9%  85.2%  80.8%  76.7%  72.7%  68.4%  64.2%  60.1%  48.0%  36.0%  24.0%  12.0%   0.0%

                                                    UNISEX
                                                 POLICY YEAR
ISSUE
 AGE     1      2      3      4      5      6      7      8      9      10     11     12     13     14     15
  0    100.0%  99.7%  99.3%  98.9%  98.6%  88.8%  79.1%  69.4%  59.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  1    100.0%  99.6%  99.2%  98.8%  98.4%  88.7%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
  2    100.0%  99.6%  99.2%  98.8%  98.4%  88.7%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  3    100.0%  99.6%  99.1%  98.7%  98.3%  88.6%  79.0%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  4    100.0%  99.5%  99.1%  98.7%  98.2%  88.6%  78.9%  69.3%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  5    100.0%  99.5%  99.1%  98.6%  98.2%  88.5%  78.9%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  6    100.0%  99.5%  99.1%  98.6%  98.1%  88.5%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  7    100.0%  99.5%  99.0%  98.5%  98.0%  88.4%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  8    100.0%  99.5%  99.0%  98.5%  98.0%  88.4%  78.8%  69.2%  59.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
  9    100.0%  99.5%  99.0%  98.4%  97.9%  88.3%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 10    100.0%  99.4%  98.9%  98.4%  97.9%  88.3%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 11    100.0%  99.4%  98.9%  98.4%  97.8%  88.2%  78.7%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 12    100.0%  99.4%  98.9%  98.3%  97.8%  88.2%  78.6%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 13    100.0%  99.4%  98.8%  98.3%  97.7%  88.2%  78.6%  69.1%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 14    100.0%  99.4%  98.8%  98.3%  97.7%  88.1%  78.6%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 15    100.0%  99.4%  98.8%  98.2%  97.6%  88.1%  78.6%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 16    100.0%  99.4%  98.8%  98.2%  97.6%  88.1%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 17    100.0%  99.4%  98.8%  98.2%  97.5%  88.0%  78.5%  69.0%  59.5%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 18    100.0%  99.3%  98.7%  98.1%  97.4%  87.9%  78.4%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 19    100.0%  99.3%  98.7%  98.0%  97.4%  87.9%  78.4%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 20    100.0%  99.3%  98.6%  98.0%  97.3%  87.8%  78.3%  68.9%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 21    100.0%  99.3%  98.6%  97.9%  97.2%  87.7%  78.3%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 22    100.0%  99.3%  98.6%  97.8%  97.1%  87.6%  78.2%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 23    100.0%  99.2%  98.5%  97.7%  97.0%  87.6%  78.2%  68.8%  59.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 24    100.0%  99.2%  98.4%  97.7%  96.9%  87.5%  78.1%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 25    100.0%  99.2%  98.4%  97.6%  96.8%  87.4%  78.0%  68.7%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 26    100.0%  99.2%  98.3%  97.5%  96.6%  87.3%  78.0%  68.6%  59.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 27    100.0%  99.1%  98.3%  97.4%  96.5%  87.2%  77.9%  68.6%  59.3%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 28    100.0%  99.1%  98.2%  97.3%  96.4%  87.1%  77.8%  68.5%  59.2%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 29    100.0%  99.1%  98.2%  97.2%  96.2%  87.0%  77.7%  68.5%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 30    100.0%  99.0%  98.1%  97.1%  96.1%  86.9%  77.6%  68.4%  59.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 31    100.0%  99.0%  98.0%  97.0%  95.9%  86.7%  77.5%  68.3%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 32    100.0%  99.0%  97.9%  96.9%  95.8%  86.6%  77.5%  68.3%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 33    100.0%  98.9%  97.8%  96.8%  95.6%  86.5%  77.4%  68.2%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 34    100.0%  98.9%  97.8%  96.6%  95.5%  86.4%  77.3%  68.2%  59.1%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 35    100.0%  98.8%  97.7%  96.5%  95.3%  86.2%  77.2%  68.1%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 36    100.0%  98.8%  97.6%  96.4%  95.1%  86.1%  77.1%  68.0%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 37    100.0%  98.7%  97.5%  96.3%  95.0%  86.0%  77.0%  68.0%  59.0%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 38    100.0%  98.7%  97.4%  96.1%  94.8%  85.8%  76.9%  67.9%  58.9%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 39    100.0%  98.7%  97.3%  96.0%  94.6%  85.7%  76.7%  67.8%  58.9%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 40    100.0%  98.6%  97.2%  95.8%  94.4%  85.5%  76.6%  67.7%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 41    100.0%  98.6%  97.1%  95.7%  94.2%  85.4%  76.5%  67.7%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 42    100.0%  98.5%  97.0%  95.6%  94.0%  85.2%  76.4%  67.6%  58.8%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 43    100.0%  98.5%  96.9%  95.4%  93.8%  85.1%  76.3%  67.5%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 44    100.0%  98.4%  96.8%  95.3%  93.6%  84.9%  76.2%  67.4%  58.7%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 45    100.0%  98.4%  96.7%  95.1%  93.4%  84.7%  76.0%  67.3%  58.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 46    100.0%  98.3%  96.6%  94.9%  93.2%  84.5%  75.9%  67.2%  58.6%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 47    100.0%  98.3%  96.5%  94.7%  92.9%  84.3%  75.7%  67.1%  58.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 48    100.0%  98.2%  96.4%  94.5%  92.7%  84.1%  75.6%  67.0%  58.5%  50.0%  40.0%  30.0%  20.0%   9.9%   0.0%
 49    100.0%  98.1%  96.2%  94.3%  92.4%  83.9%  75.4%  66.9%  58.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 50    100.0%  98.0%  96.1%  94.1%  92.1%  83.7%  75.2%  66.8%  58.4%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 51    100.0%  98.0%  95.9%  93.9%  91.8%  83.5%  75.1%  66.7%  58.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 52    100.0%  97.9%  95.8%  93.7%  91.6%  83.3%  74.9%  66.6%  58.3%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 53    100.0%  97.8%  95.7%  93.5%  91.3%  83.1%  74.8%  66.5%  58.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 54    100.0%  97.8%  95.5%  93.3%  91.1%  82.8%  74.6%  66.4%  58.2%  50.0%  40.0%  30.0%  20.0%  10.0%   0.0%
 55    100.0%  97.7%  95.4%  93.1%  90.8%  88.4%  86.1%  83.7%  81.3%  78.9%  63.1%  47.3%  31.5%  15.7%   0.0%
 56    100.0%  97.6%  95.3%  92.9%  90.5%  88.1%  85.6%  83.2%  80.7%  78.3%  62.6%  47.0%  31.3%  15.6%   0.0%
 57    100.0%  97.5%  95.1%  92.6%  90.2%  87.7%  85.2%  82.7%  80.2%  77.7%  62.1%  46.6%  31.0%  15.5%   0.0%
 58    100.0%  97.5%  94.9%  92.4%  89.8%  87.3%  84.7%  82.2%  79.6%  77.1%  61.6%  46.2%  30.8%  15.4%   0.0%
 59    100.0%  97.4%  94.7%  92.1%  89.5%  86.9%  84.3%  81.7%  79.0%  76.4%  61.1%  45.8%  30.5%  15.2%   0.0%
 60    100.0%  97.3%  94.6%  91.9%  89.2%  86.5%  83.8%  81.1%  78.4%  75.7%  60.6%  45.4%  30.3%  15.1%   0.0%
 61    100.0%  97.2%  94.4%  91.7%  88.9%  86.1%  83.4%  80.6%  77.8%  75.0%  60.0%  45.0%  30.0%  15.0%   0.0%
 62    100.0%  97.1%  94.3%  91.4%  88.6%  85.8%  82.9%  80.1%  77.2%  74.3%  59.4%  44.6%  29.7%  14.8%   0.0%
 63    100.0%  97.0%  94.1%  91.2%  88.3%  85.3%  82.4%  79.4%  76.5%  73.5%  58.8%  44.1%  29.4%  14.7%   0.0%
 64    100.0%  96.9%  93.9%  90.9%  87.9%  84.9%  81.8%  78.8%  75.8%  72.8%  58.2%  43.6%  29.1%  14.5%   0.0%
 65    100.0%  96.9%  93.8%  90.6%  87.5%  84.4%  81.2%  78.1%  75.0%  72.0%  57.6%  43.2%  28.8%  14.4%   0.0%
 66    100.0%  96.8%  93.5%  90.3%  87.1%  83.8%  80.6%  77.4%  74.3%  71.1%  56.9%  42.7%  28.4%  14.2%   0.0%
 67    100.0%  96.6%  93.3%  90.0%  86.6%  83.3%  80.0%  76.7%  73.5%  70.3%  56.2%  42.1%  28.1%  14.0%   0.0%
 68    100.0%  96.5%  93.1%  89.6%  86.1%  82.7%  79.3%  76.0%  72.7%  69.4%  55.5%  41.6%  27.7%  13.8%   0.0%
 69    100.0%  96.4%  92.8%  89.2%  85.7%  82.2%  78.7%  75.3%  71.9%  68.6%  54.8%  41.1%  27.4%  13.7%   0.0%
 70    100.0%  96.2%  92.5%  88.9%  85.2%  81.6%  78.1%  74.6%  71.1%  67.7%  54.2%  40.6%  27.1%  13.5%   0.0%
 71    100.0%  96.1%  92.3%  88.5%  84.8%  81.1%  77.5%  73.9%  70.4%  66.9%  53.5%  40.1%  26.7%  13.3%   0.0%
 72    100.0%  96.0%  92.1%  88.2%  84.4%  80.6%  76.8%  73.2%  69.6%  66.2%  53.0%  39.7%  26.5%  13.2%   0.0%
 73    100.0%  95.9%  91.8%  87.8%  83.9%  80.0%  76.2%  72.5%  68.9%  65.5%  52.4%  39.3%  26.2%  13.1%   0.0%
 74    100.0%  95.7%  91.6%  87.5%  83.4%  79.4%  75.6%  71.9%  68.3%  64.9%  51.9%  38.9%  25.9%  12.9%   0.0%
 75    100.0%  95.6%  91.3%  87.1%  82.9%  78.9%  75.0%  71.3%  67.7%  64.3%  51.4%  38.5%  25.7%  12.8%   0.0%
 76    100.0%  95.5%  91.0%  86.7%  82.5%  78.4%  74.5%  70.8%  67.2%  63.7%  51.0%  38.2%  25.5%  12.7%   0.0%
 77    100.0%  95.3%  90.8%  86.4%  82.1%  78.1%  74.1%  70.3%  66.7%  63.3%  50.6%  37.9%  25.3%  12.6%   0.0%
 78    100.0%  95.2%  90.6%  86.1%  81.8%  77.7%  73.8%  70.0%  66.4%  62.9%  50.3%  37.7%  25.1%  12.5%   0.0%
 79    100.0%  95.1%  90.4%  85.9%  81.6%  77.4%  73.5%  69.7%  66.1%  62.7%  50.2%  37.6%  25.1%  12.5%   0.0%
 80    100.0%  95.0%  90.3%  85.8%  81.4%  77.2%  73.2%  69.4%  65.9%  62.7%  50.1%  37.6%  25.0%  12.5%   0.0%
 81    100.0%  95.0%  90.2%  85.6%  81.2%  77.0%  73.0%  69.3%  65.9%  62.8%  50.2%  37.6%  25.1%  12.5%   0.0%
 82    100.0%  94.9%  90.1%  85.4%  81.0%  76.9%  73.0%  69.4%  66.1%  63.0%  50.4%  37.8%  25.2%  12.6%   0.0%
 83    100.0%  94.9%  90.0%  85.3%  80.9%  76.8%  73.0%  69.6%  66.4%  63.2%  50.5%  37.9%  25.2%  12.6%   0.0%
 84    100.0%  94.8%  89.9%  85.3%  81.0%  77.0%  73.3%  69.9%  66.6%  63.3%  50.6%  37.9%  25.3%  12.6%   0.0%
 85    100.0%  94.8%  89.9%  85.4%  81.1%  77.3%  73.7%  70.2%  66.7%  63.4%  50.7%  38.0%  25.3%  12.6%   0.0%

APPENDIX C - TARGET PREMIUMS

                  TARGET PREMIUMS (PER $1,000 OF FACE AMOUNT)

ISSUE AGE    MALE     FEMALE    UNISEX   ISSUE AGE    MALE     FEMALE     UNISEX
---------    ----     ------    ------   ---------    ----     ------     ------
    0         3.36     2.91      3.27        43       15.06    11.50      14.35
    1         3.36     2.91      3.27        44       15.67    12.02      14.94
    2         3.36     2.91      3.27        45       16.29    12.53      15.54
    3         3.36     2.91      3.27        46       17.25    13.26      16.45
    4         3.36     2.91      3.27        47       18.21    13.99      17.37
    5         3.36     2.91      3.27        48       19.18    14.72      18.28
    6         3.36     2.91      3.27        49       20.14    15.45      19.20
    7         3.36     2.91      3.27        50       21.10    16.18      20.12
    8         3.36     2.91      3.27        51       22.06    16.90      21.03
    9         3.36     2.91      3.27        52       23.02    17.63      21.95
    10        3.36     2.91      3.27        53       23.99    18.36      22.86
    11        3.53     3.05      3.43        54       24.95    19.09      23.78
    12        3.70     3.20      3.60        55       25.91    19.82      24.69
    13        3.87     3.34      3.76        56       27.18    20.87      25.92
    14        4.03     3.47      3.92        57       28.45    21.91      27.14
    15        4.21     3.63      4.09        58       29.71    22.96      28.36
    16        4.56     3.93      4.44        59       30.98    24.00      29.59
    17        4.93     4.24      4.80        60       32.25    25.05      30.81
    18        5.29     4.56      5.14        61       33.52    26.10      32.03
    19        5.66     4.87      5.50        62       34.79    27.14      33.26
    20        6.02     5.17      5.85        63       36.05    28.19      34.48
    21        6.05     5.19      5.87        64       37.32    29.23      35.70
    22        6.08     5.24      5.91        65       38.59    30.28      36.93
    23        6.09     5.25      5.92        66       38.97    30.87      37.35
    24        6.12     5.28      5.95        67       39.34    31.46      37.76
    25        6.15     5.30      5.98        68       39.72    32.04      38.18
    26        6.55     5.51      6.34        69       40.09    32.62      38.60
    27        6.94     5.72      6.70        70       40.47    33.22      39.02
    28        7.34     5.93      7.06        71       41.04    33.80      39.59
    29        7.74     6.14      7.42        72       41.62    34.38      40.17
    30        8.14     6.35      7.78        73       42.20    34.96      40.75
    31        8.53     6.56      8.14        74       42.79    35.56      41.34
    32        8.93     6.77      8.50        75       43.37    36.14      41.92
    33        9.33     6.98      8.86        76       44.82    37.35      43.33
    34        9.72     7.19      9.22        77       46.27    38.56      44.73
    35       10.12     7.40      9.58        78       47.71    39.77      46.12
    36       10.74     7.91     10.17        79       49.16    40.98      47.52
    37       11.35     8.43     10.77        80       50.60    42.18      48.92
    38       11.97     8.94     11.36        81       52.05    43.39      50.32
    39       12.59     9.45     11.96        82       53.50    44.60      51.72
    40       13.21     9.97     12.56        83       54.94    45.81      53.11
    41       13.82    10.48     13.15        84       56.39    47.02      54.52
    42       14.44    10.99     13.75        85       57.83    48.22      55.91

APPENDIX D - ILLUSTRATIONS


SAMPLE ILLUSTRATIONS OF POLICY VALUES, SURRENDER VALUES AND DEATH BENEFITS

The following tables illustrate how the policy value, surrender value and death proceeds of the Policy may change with the investment experience of the divisions. The tables show how these amounts in the Policy vary over time if planned periodic premiums are paid annually and if the investment return of the divisions were a uniform, gross, after-tax, annual rate of 0%, 6% or 12%. The death benefits and values would be different from those shown if the return averaged 0%, 6% or 12%, but fluctuated above and below those averages during the year. Death benefit options 1, 2 and 3 are illustrated.


The illustrations reflect a hypothetical Policy issued to a 40 year-old male non-tobacco, Preferred class. Illustrations for younger males or for females would be more favorable than those presented. Illustrations for older males or tobacco users would be less favorable.
.. Illustrations 1, 3 and 5 reflect current policy charges.
.. Illustrations 2, 4 and 6 reflect the guaranteed maximum policy charges.

The illustrations reflect all Policy charges including:
.. deductions from premiums for sales load and state and federal taxes;
.. monthly administration charge;
.. cost of insurance charge;
.. asset based charge;
.. monthly policy issue charge; and
.. surrender charge that may be deducted if the Policy was fully surrendered or if it lapsed.

In addition, the illustrations reflect the average of fees and expenses of the divisions during the fiscal year ending December 31, 2006. The Managers of certain divisions have agreed to reimburse operating expenses, if necessary, to limit total operating expenses for those divisions. More information about the expense reimbursements can be found in the prospectuses for the underlying mutual funds which accompany this prospectus. There is no assurance that the fee reimbursement programs will continue. In the future, fees and expenses of the divisions may be more or less than those shown. Such changes would make the operating expenses actually incurred by a division differ from the average rate used in the illustrations.


The illustrations are based on the assumption that:
.. $250,000 initial face amount;
.. payments are made according to the $3,250 annual premium schedule;
.. no values are allocated to the fixed account or the fixed DCA account; .. no changes are made to the death benefit option or face amount;
.. no policy loans and/or partial surrenders are made; and .. no riders are in effect.

Upon request, we will prepare a comparable illustration based upon the proposed insured's actual age, gender, tobacco status, risk classification and desired Policy features. For those illustrations, you have option of selecting which divisions (and their specific fees and expenses) are used. If no selection is made, the illustration is run using a hypothetical average.


In advertisements or sales literature for the Policies that include performance data for one of more of the divisions, we may include policy values, surrender values and death benefit figures computed using the same methods that were used in creating the following illustrations. However, the actual average total rate of return for the specific division(s) will be used instead of the average used in the following illustrations. This information may be shown in the form of graphs, charts, tables and examples. It may include data for periods prior to the offering of the Policy for a division that has had performance during such prior period (with policy charges assumed to be equal to current charges for any period(s) prior to the offering of the Policy).


Illustration 1              PRINCIPAL LIFE INSURANCE COMPANY
                                  VUL INCOME II
PLANNED PREMIUM $3,250     MALE AGE 40 PREFERRED NON-TOBACCO
                               Initial Face Amount $250,000
                 ASSUMING CURRENT CHARGES Death Benefit Option 1
                                  (All States)



------------------------------------------------------------------------------------------------------------------------------------
                                                   Death Benefit (2)                               Policy Value (2)
                                                      Assuming Hypothetical Gross                Assuming Hypothetical Gross
                                                      Annual Investment Return of                 Annual Investment Return of
                               --------------------------------------------------- ------------------------------------       ------

   End of    Accumulated             0%               6%                12%            0%               6%             12%
    Year     Premiums (1)       (-0.90% Net)      (5.10% Net)       (11.10% Net)    (-0.90% Net)      (5.10% Net)    (11.10% Net)
------------ ----------------- ---------------  ---------------   ---------------- -------------   --------------  ---------------
      1                 3,413         250,000          250,000            250,000         2,043            2,194            2,345
      2                 6,996         250,000          250,000            250,000         4,210            4,645            5,099
      3                10,758         250,000          250,000            250,000         6,317            7,177            8,112
      4                14,708         250,000          250,000            250,000         8,362            9,792           11,407
      5                18,856         250,000          250,000            250,000        10,337           12,484           15,006
      6                23,212         250,000          250,000            250,000        12,270           15,283           18,968
      7                27,785         250,000          250,000            250,000        14,166           18,201           23,338
      8                32,586         250,000          250,000            250,000        16,031           21,247           28,163
      9                37,628         250,000          250,000            250,000        17,870           24,432           33,496
     10                42,922         250,000          250,000            250,000        19,683           27,761           39,390
     11                48,481         250,000          250,000            250,000        21,622           31,463           46,228
     12                54,317         250,000          250,000            250,000        23,547           35,361           53,839
     13                60,446         250,000          250,000            250,000        25,548           39,465           62,309
     14                66,880         250,000          250,000            250,000        27,355           43,786           71,737
     15                73,637         250,000          250,000            250,000        29,239           48,336           82,230
     20               112,838         250,000          250,000            250,000        41,615           78,359          159,071
     25               162,869         250,000          250,000            359,987        56,558          121,196          295,071
     30               226,723         250,000          250,000            599,151        61,558          168,195          516,509




--------------------------------------------------------------------------

                               Surrender Value (2)
                           Assuming Hypothetical Gross
                           Annual Investment Return of
           ----------------------------------------------------------

   End of             0%                        6%                    12%
    Year          (-0.90% Net)               (5.10% Net)           (11.10% Net)
------------     --------------            --------------       -----------------

      1
      2                    313                       748                   1,202
      3                  2,475                     3,336                   4,270
      4                  4,579                     6,009                   7,624
      5                  6,610                     8,756                  11,278
      6                  8,895                    11,908                  15,593
      7                 11,143                    15,177                  20,314
      8                 13,355                    18,571                  25,487
      9                 15,546                    22,108                  31,172
     10                 17,706                    25,785                  37,414
     11                 20,041                    29,882                  44,647
     12                 22,361                    34,176                  52,653
     13                 24,668                    38,675                  61,519
     14                 26,960                    43,391                  71,341
     15                 29,239                    48,336                  82,230
     20                 41,615                    78,359                 159,071
     25                 56,558                   121,196                 295,071
     30                 61,558                   168,195                 516,509




(1) Assumes net interest of 5% compounded annually.
(2) Assumes no policy loans have been made.

The death benefit,  policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical
investment   results  are   illustrative   only  and  should  not  be  deemed  a
representation of past or future investment  results.  Actual investment results may be more or less than  those  shown.  The  death  benefit,  policy  value and surrender value for a policy would be different from those shown if actual rates of investment  return  applicable  to the policy  averaged 0%, 6%, or 12% over a period of years,  but also fluctuated  above or below the average for individual policy years.  The death benefit,  policy value and surrender value for a policy
would  also  be  different  from  those  shown,   depending  on  the  investment
allocations  made to the  investment  divisions of the separate  account and the different  rates  of  return  of the Fund  portfolios,  if the  actual  rates of investment  return  applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions.  No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.







Illustration 2             PRINCIPAL LIFE INSURANCE COMPANY
                                  VUL INCOME II
PLANNED PREMIUM $3,250    MALE AGE 40 PREFERRED NON-TOBACCO
                          Initial Face Amount $250,000
                        ASSUMING GUARANTEED CHARGES
                             Death Benefit Option 1
                                  (All States)



------------------------------------------------------------------------------------------------------------------------------------

                                                    Death Benefit (2)                      Policy Value (2)
                                                        Assuming Hypothetical Gross          Assuming Hypothetical Gross
                                                        Annual Investment Return of          Annual Investment Return of
                                 ----------------------------------------------------   --------------------------------------------

   End of     Accumulated              0%               6%                12%                0%             6%             12%
    Year      Premiums (1)        (-0.90% Net)      (5.10% Net)        (11.10% Net)      (-0.90% Net)     (5.10% Net)  (11.10% Net)
------------  -----------------  ---------------  ---------------   -----------------   -------------   -------------  -------------
      1                  3,413          250,000          250,000             250,000           1,765           1,905           2,045
      2                  6,996          250,000          250,000             250,000           3,470           3,861           4,269
      3                 10,758          250,000          250,000             250,000           5,111           5,864           6,684
      4                 14,708          250,000          250,000             250,000           6,683           7,911           9,305
      5                 18,856          250,000          250,000             250,000           8,176           9,994          12,143
      6                 23,212          250,000          250,000             250,000           9,587          12,110          15,217
      7                 27,785          250,000          250,000             250,000          10,920          14,264          18,557
      8                 32,586          250,000          250,000             250,000          12,172          16,455          22,187
      9                 37,628          250,000          250,000             250,000          13,372          18,711          26,167
     10                 42,922          250,000          250,000             250,000          14,512          21,028          30,529
     11                 48,481          250,000          250,000             250,000          15,663          23,520          35,482
     12                 54,317          250,000          250,000             250,000          16,737          26,075          40,929
     13                 60,446          250,000          250,000             250,000          17,709          28,672          46,904
     14                 66,880          250,000          250,000             250,000          18,569          31,306          53,462
     15                 73,637          250,000          250,000             250,000          19,294          33,956          60,653
     20                112,838          250,000          250,000             250,000          22,110          48,672         110,339
     25                162,869          250,000          250,000             250,000          24,289          68,358         199,588
     30                226,723          250,000          250,000             398,847          11,071          80,032         343,834


--------------------------------------------------------------------

                               Surrender Value (2)
                                 Assuming Hypothetical Gross
                                 Annual Investment Return of
  -----------------------------------------------------------------

     End of       0%                        6%                        12%
      Year    (-0.90% Net)               (5.10% Net)                 (11.10% Net)
  -------------------------            --------------             -----------------

         1               -                         -                        -
         2               -                         -                      372
         3           1,269                     2,022                    2,842
         4           2,900                     4,129                    5,523
         5           4,448                     6,267                    8,416
         6           6,211                     8,735                   11,842
         7           7,896                    11,241                   15,533
         8           9,497                    13,779                   19,511
         9          11,048                    16,387                   23,843
        10          12,535                    19,052                   28,552
        11          14,082                    21,939                   33,901
        12          15,551                    24,889                   39,743
        13          16,918                    27,882                   46,113
        14          18,174                    30,911                   53,066
        15          19,294                    33,956                   60,653
        20          22,110                    48,672                  110,339
        25          24,289                    68,358                  199,588
        30          11,071                    80,032                  343,834


1) Assumes net interest of 5% compounded annually.
(2) Assumes no policy loans have been made.

The death benefit,  policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical
investment   results  are   illustrative   only  and  should  not  be  deemed  a
representation of past or future investment  results.  Actual investment results may be more or less than  those  shown.  The  death  benefit,  policy  value and surrender value for a policy would be different from those shown if actual rates of investment  return  applicable  to the policy  averaged 0%, 6%, or 12% over a period of years,  but also fluctuated  above or below the average for individual policy years.  The death benefit,  policy value and surrender value for a policy
would  also  be  different  from  those  shown,   depending  on  the  investment
allocations  made to the  investment  divisions of the separate  account and the different  rates  of  return  of the Fund  portfolios,  if the  actual  rates of investment  return  applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions.  No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.





Illustration 3                         PRINCIPAL LIFE INSURANCE COMPANY
                                        VUL INCOME II
PLANNED PREMIUM $3,250                 MALE AGE 40 PREFERRED NON-TOBACCO
                                     ASSUMING CURRENT CHARGES
                                       (All States)
                                    Initial Face Amount $250,000
                                    Death Benefit Option 2
------------------------------------------------------------------------------------------------------------------------------


                                                  Death Benefit (2)                               Policy Value (2)
                                                     Assuming Hypothetical Gross                     Assuming Hypothetical Gross
                                                     Annual Investment Return of                     Annual Investment Return of
                               -----------------------------------------------  ------------------------------------------------

   End of    Accumulated             0%              6%             12%              0%             6%               12%
    Year     Premiums (1)       (-0.90% Net)     (5.10% Net)    (11.10% Net)      (-0.90% Net)    (5.10% Net)      (11.10% Net)
------------ ----------------- --------------- --------------- ---------------  -------------- --------------  -----------------
      1                 3,413         252,040         252,190         252,342           2,040          2,190              2,342
      2                 6,996         254,201         254,636         255,089           4,201          4,636              5,089
      3                10,758         256,299         257,157         258,088           6,299          7,157              8,088
      4                14,708         258,331         259,755         261,363           8,331          9,755             11,363
      5                18,856         260,288         262,423         264,931          10,288         12,423             14,931
      6                23,212         262,200         265,193         268,852          12,200         15,193             18,852
      7                27,785         264,071         268,073         273,168          14,071         18,073             23,168
      8                32,586         265,908         271,075         277,923          15,908         21,075             27,923
      9                37,628         267,716         274,207         283,170          17,716         24,207             33,170
     10                42,922         269,494         277,476         288,960          19,494         27,476             38,960
     11                48,481         271,396         281,106         295,666          21,396         31,106             45,666
     12                54,317         273,280         284,922         303,116          23,280         34,922             53,116
     13                60,446         275,147         288,931         311,394          25,147         38,931             61,394
     14                66,880         276,997         293,146         320,590          26,997         43,146             70,590
     15                73,637         278,830         297,575         330,808          28,830         47,575             80,808
     20               112,838         291,012         326,886         405,502          41,012         76,886            155,502
     25               162,869         305,646         368,271         536,638          55,646        118,271            286,638
     30               226,723         308,502         408,447         743,736          58,502        158,447            493,736


-----------------------------------------------------------------------




                                     Surrender Value (2)
                                 Assuming Hypothetical Gross
                                 Annual Investment Return of
    ----------------------------------------------------------------

  -End of-     0%                        6%                    12%
    Year   (-0.90% Net)               (5.10% Net)           (11.10% Net)
   ------ --------------            --------------       -----------------

      1               -                         -                       -
      2             304                       738                   1,192
      3           2,457                     3,315                   4,246
      4           4,548                     5,972                   7,580
      5           6,561                     8,696                  11,204
      6           8,824                    11,817                  15,477
      7          11,048                    15,050                  20,144
      8          13,232                    18,399                  25,248
      9          15,392                    21,883                  30,846
     10          17,518                    25,500                  36,983
     11          19,815                    29,525                  44,085
     12          22,094                    33,736                  51,931
     13          24,356                    38,141                  60,603
     14          26,602                    42,751                  70,195
     15          28,830                    47,575                  80,808
     20          41,012                    76,886                 155,502
     25          55,646                   118,271                 286,638
     30          58,502                   158,447                 493,736


(1) Assumes net interest of 5% compounded annually.
(2) Assumes no policy loans have been made.

The death benefit,  policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical
investment   results  are   illustrative   only  and  should  not  be  deemed  a
representation of past or future investment  results.  Actual investment results may be more or less than  those  shown.  The  death  benefit,  policy  value and surrender value for a policy would be different from those shown if actual rates of investment  return  applicable  to the policy  averaged 0%, 6%, or 12% over a period of years,  but also fluctuated  above or below the average for individual policy years.  The death benefit,  policy value and surrender value for a policy
would  also  be  different  from  those  shown,   depending  on  the  investment
allocations  made to the  investment  divisions of the separate  account and the different  rates  of  return  of the Fund  portfolios,  if the  actual  rates of investment  return  applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions.  No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Illustration 4                          PRINCIPAL LIFE INSURANCE COMPANY
                                     VUL INCOME II
PLANNED PREMIUM $3,250                  MALE AGE 40 PREFERRED NON-TOBACCO
                                           ASSUMING GUARANTEED CHARGES
                                            (All States)
                                             Initial Face Amount $250,000
                                             Death Benefit Option 2
-----------------------------------------------------------------------------------------------------------------------------------



                                                Death Benefit (2)                                  Policy Value (2)
                                                    Assuming Hypothetical Gross                      Assuming Hypothetical Gross
                                                    Annual Investment Return of                      Annual Investment Return of
                               ---------------------------------------------------------------------------------------------------

   End of    Accumulated            0%              6%               12%             0%              6%               12%
    Year     Premiums (1)      (-0.90% Net)     (5.10% Net)       (11.10% Net)   (-0.90% Net)      (5.10% Net)      (11.10% Net)
------------ ----------------- -------------- ---------------  ------------------------------   --------------   --------------- -
      1                 3,413        251,761         251,901            252,041        1,761            1,901             2,041
      2                 6,996        253,459         253,848            254,256        3,459            3,848             4,256
      3                10,758        255,088         255,838            256,654        5,088            5,838             6,654
      4                14,708        256,645         257,866            259,251        6,645            7,866             9,251
      5                18,856        258,117         259,921            262,052        8,117            9,921            12,052
      6                23,212        259,502         262,000            265,075        9,502           12,000            15,075
      7                27,785        260,802         264,106            268,344       10,802           14,106            18,344
      8                32,586        262,016         266,234            271,879       12,016           16,234            21,879
      9                37,628        263,170         268,415            275,737       13,170           18,415            25,737
     10                42,922        264,259         270,643            279,944       14,259           20,643            29,944
     11                48,481        265,351         273,025            284,698       15,351           23,025            34,698
     12                54,317        266,357         275,446            289,890       16,357           25,446            39,890
     13                60,446        267,250         277,880            295,538       17,250           27,880            45,538
     14                66,880        268,019         280,316            301,680       18,019           30,316            51,680
     15                73,637        268,638         282,726            308,339       18,638           32,726            58,339
     20               112,838        270,844         295,567            352,788       20,844           45,567           102,788
     25               162,869        272,180         311,368            427,047       22,180           61,368           177,047
     30               226,723        257,140         312,546            529,711        7,140           62,546           279,711


---------------------------------------------------------------------------





                                   Surrender Value (2)
                                     Assuming Hypothetical Gross
                                     Annual Investment Return of
      -----------------------------------------------------------------

  End of              0%                        6%                        12%
   Year           (-0.90% Net)               (5.10% Net)                 (11.10% Net)
-----------      --------------            --------------             ----------------

     1                       -                         -                        -
     2                       -                         -                      358
     3                   1,247                     1,996                    2,813
     4                   2,862                     4,083                    5,468
     5                   4,390                     6,194                    8,325
     6                   6,126                     8,624                   11,699
     7                   7,779                    11,082                   15,320
     8                   9,340                    13,559                   19,203
     9                  10,846                    16,091                   23,413
    10                  12,283                    18,667                   27,968
    11                  13,770                    21,444                   33,117
    12                  15,171                    24,260                   38,704
    13                  16,459                    27,090                   44,747
    14                  17,624                    29,921                   51,284
    15                  18,638                    32,726                   58,339
    20                  20,844                    45,567                  102,788
    25                  22,180                    61,368                  177,047
    30                   7,140                    62,546                  279,711



(1) Assumes net interest of 5% compounded annually.
(2) Assumes no policy loans have been made.

The death benefit,  policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical
investment   results  are   illustrative   only  and  should  not  be  deemed  a
representation of past or future investment  results.  Actual investment results may be more or less than  those  shown.  The  death  benefit,  policy  value and surrender value for a policy would be different from those shown if actual rates of investment  return  applicable  to the policy  averaged 0%, 6%, or 12% over a period of years,  but also fluctuated  above or below the average for individual policy years.  The death benefit,  policy value and surrender value for a policy
would  also  be  different  from  those  shown,   depending  on  the  investment
allocations  made to the  investment  divisions of the separate  account and the different  rates  of  return  of the Fund  portfolios,  if the  actual  rates of investment  return  applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions.  No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time..


Illustration 5                         PRINCIPAL LIFE INSURANCE COMPANY
                                   VUL INCOME II
PLANNED PREMIUM $3,250                 MALE AGE 40 PREFERRED NON-TOBACCO
                                     ASSUMING CURRENT CHARGES
                                           (All States)
                                        Initial Face Amount $250,000
                                        Death Benefit Option 3



--------------------------------------------------------------------------------------------------------------------------------

                                                Death Benefit (2)                                 Policy Value (2)
                                                   Assuming Hypothetical Gross                       Assuming Hypothetical Gross
                                                   Annual Investment Return of                       Annual Investment Return of
                               ------------------------------------------------------------------------------------------

   End of    Accumulated            0%             6%               12%           0%             6%                 12%
    Year     Premiums (1)      (-0.90% Net)    (5.10% Net)      (11.10% Net)   (-0.90% Net)    (5.10% Net)        (11.10% Net)
------------ ----------------- -------------- --------------  ----------------------------- --------------    -----------------
      1                 3,413        253,250        253,250           253,250        2,039          2,190                2,341
      2                 6,996        256,500        256,500           256,500        4,198          4,633                5,086
      3                10,758        259,750        259,750           259,750        6,292          7,151                8,083
      4                14,708        263,000        263,000           263,000        8,318          9,744               11,354
      5                18,856        266,250        266,250           266,250       10,267         12,406               14,919
      6                23,212        269,500        269,500           269,500       12,167         15,167               18,837
      7                27,785        272,750        272,750           272,750       14,025         18,038               23,150
      8                32,586        276,000        276,000           276,000       15,845         21,029               27,906
      9                37,628        279,250        279,250           279,250       17,634         24,150               33,156
     10                42,922        282,500        282,500           282,500       19,392         27,407               38,953
     11                48,481        285,750        285,750           285,750       21,270         31,024               45,674
     12                54,317        289,000        289,000           289,000       23,128         34,827               53,147
     13                60,446        292,250        292,250           292,250       24,966         38,824               61,459
     14                66,880        295,500        295,500           295,500       26,786         43,028               70,704
     15                73,637        298,750        298,750           298,750       28,587         47,447               80,988
     20               112,838        315,000        315,000           315,000       40,641         76,777              156,419
     25               162,869        331,250        331,250           354,906       55,215        118,705              290,907
     30               226,723        347,500        347,500           591,026       56,895        161,059              509,505




-----------------------------------------------------------------------------

                                           Surrender Value (2)
                                       Assuming Hypothetical Gross
                                       Annual Investment Return of
 ----------------------------------------------------------------

   End of               0%                        6%                    12%
    Year            (-0.90% Net)               (5.10% Net)           (11.10% Net)
------------       --------------            --------------       -----------------

      1                        -                         -                       -
      2                      301                       736                   1,189
      3                    2,450                     3,309                   4,241
      4                    4,535                     5,962                   7,572
      5                    6,539                     8,679                  11,192
      6                    8,792                    11,792                  15,461
      7                   11,001                    15,014                  20,126
      8                   13,169                    18,353                  25,230
      9                   15,310                    21,826                  30,832
     10                   17,416                    25,431                  36,977
     11                   19,689                    29,443                  44,093
     12                   21,942                    33,641                  51,961
     13                   24,176                    38,034                  60,669
     14                   26,391                    42,632                  70,309
     15                   28,587                    47,447                  80,988
     20                   40,641                    76,777                 156,419
     25                   55,215                   118,705                 290,907
     30                   56,895                   161,059                 509,505




(1) Assumes net interest of 5% compounded annually.
(2) Assumes no policy loans have been made.

The death benefit,  policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical
investment   results  are   illustrative   only  and  should  not  be  deemed  a
representation of past or future investment  results.  Actual investment results may be more or less than  those  shown.  The  death  benefit,  policy  value and surrender value for a policy would be different from those shown if actual rates of investment  return  applicable  to the policy  averaged 0%, 6%, or 12% over a period of years,  but also fluctuated  above or below the average for individual policy years.  The death benefit,  policy value and surrender value for a policy
would  also  be  different  from  those  shown,   depending  on  the  investment
allocations  made to the  investment  divisions of the separate  account and the different  rates  of  return  of the Fund  portfolios,  if the  actual  rates of investment  return  applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions.  No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Illustration 6                        PRINCIPAL LIFE INSURANCE COMPANY
                                   VUL INCOME II
PLANNED PREMIUM $3,250                MALE AGE 40 PREFERRED NON-TOBACCO
                                         ASSUMING GUARANTEED CHARGES
                                       (All States)
                                        nitial Face Amount $250,000
                                        eath Benefit Option 3



------------------------------------------------------------------------------------------------------------------------------------

                                             Death Benefit (2)                                         Policy Value (2)
                                                 Assuming Hypothetical Gross                             Assuming Hypothetical Gross
                                                 Annual Investment Return of                             Annual Investment Return of
                             ----------------------------------------------- -------------------------------------------------

   End of   Accumulated            0%            6%              12%              0%             6%                 12%
    Year    Premiums (1)      (-0.90% Net)   (5.10% Net)      (11.10% Net)    (-0.90% Net)     (5.10% Net)        (11.10% Net)
---------------------------------------------------------- ----------------- -------------  --------------     ---------------
      1                3,413        253,250       253,250           253,250         1,760           1,899               2,040
      2                6,996        256,500       256,500           256,500         3,454           3,843               4,251
      3               10,758        259,750       259,750           259,750         5,075           5,826               6,643
      4               14,708        263,000       263,000           263,000         6,620           7,843               9,231
      5               18,856        266,250       266,250           266,250         8,075           9,883              12,020
      6               23,212        269,500       269,500           269,500         9,436          11,941              15,026
      7               27,785        272,750       272,750           272,750        10,706          14,020              18,276
      8               32,586        276,000       276,000           276,000        11,880          16,114              21,789
      9               37,628        279,250       279,250           279,250        12,986          18,254              25,624
     10               42,922        282,500       282,500           282,500        14,018          20,433              29,807
     11               48,481        285,750       285,750           285,750        15,039          22,756              34,537
     12               54,317        289,000       289,000           289,000        15,960          25,107              39,709
     13               60,446        292,250       292,250           292,250        16,749          27,459              45,345
     14               66,880        295,500       295,500           295,500        17,393          29,797              51,488
     15               73,637        298,750       298,750           298,750        17,858          32,089              58,169
     20              112,838        315,000       315,000           315,000        18,738          43,931             103,371
     25              162,869        331,250       331,250           331,250        17,264          57,819             182,461
     30              226,723              0       347,500           357,278             0          54,387             307,998



--------------------------------------------------------------------------

                                 Surrender Value (2)
                                   Assuming Hypothetical Gross
                                   Annual Investment Return of
    -----------------------------------------------------------------

   End of            0%                        6%                        12%
    Year         (-0.90% Net)               (5.10% Net)                 (11.10% Net)
------------    --------------            --------------             -----------------
      1                     -                         -                        -
      2                     -                         -                      354
      3                 1,233                     1,984                    2,802
      4                 2,837                     4,061                    5,448
      5                 4,348                     6,156                    8,293
      6                 6,061                     8,566                   11,651
      7                 7,683                    10,996                   15,252
      8                 9,204                    13,439                   19,114
      9                10,662                    15,930                   23,300
     10                12,041                    18,457                   27,831
     11                13,458                    21,175                   32,956
     12                14,774                    23,922                   38,523
     13                15,959                    26,669                   44,555
     14                16,997                    29,402                   51,092
     15                17,858                    32,089                   58,169
     20                18,738                    43,931                  103,371
     25                17,264                    57,819                  182,461
     30                     0                    54,387                  307,998




(1) Assumes net interest of 5% compounded annually.
(2) Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below the average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates of return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

APPENDIX E - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION TEST)


GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST

  INSURED'S    PERCENTAGE OF    INSURED'S    PERCENTAGE OF    INSURED'S     PERCENTAGE OF
 ATTAINED AGE   POLICY VALUE   ATTAINED AGE   POLICY VALUE   ATTAINED AGE    POLICY VALUE
     0-40          250.00           53           164.00         66              119.00
      41           243.00           54           157.00         67              118.00
      42           236.00           55           150.00         68              117.00
      43           229.00           56           146.00         69              116.00
      44           222.00           57           142.00         70              115.00
      45           215.00           58           138.00         71              113.00
      46           209.00           59           134.00         72              111.00
      47           203.00           60           130.00         73              109.00
      48           197.00           61           128.00         74              107.00
      49           191.00           62           126.00         75 -90          105.00
      50           185.00           63           124.00         91              104.00
      51           178.00           64           122.00         92              103.00
      52           171.00           65           120.00         93              102.00
                                                                94+             101.00

                                  CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - MALE
                     150%      175%      200%      225%      250%     275%     300%     325%     350%     375%     400%
TABLE:     STD        2         3         4         5         6         7        8        9       10       11       12
 AGE:
   0     1569.13%  1295.46%  1203.01%  1127.69%  1064.74%  1011.09%  964.65%  923.93%  887.84%  855.58%  826.50%  800.12%
   1     1530.15%  1267.24%  1178.38%  1105.94%  1045.37%   993.74%  949.02%  909.80%  875.02%  843.92%  815.87%  790.43%
   2     1482.94%  1230.32%  1144.91%  1075.27%  1017.04%   967.38%  924.36%  886.62%  853.16%  823.22%  796.23%  771.72%
   3     1433.47%  1190.72%  1108.62%  1041.68%   985.69%   937.94%  896.57%  860.28%  828.09%  799.29%  773.31%  749.73%
   4     1383.22%  1149.89%  1070.98%  1006.62%   952.80%   906.89%  867.11%  832.21%  801.25%  773.55%  748.56%  725.88%
   5     1333.54%  1109.26%  1033.40%   971.53%   919.78%   875.64%  837.39%  803.83%  774.06%  747.42%  723.39%  701.57%
   6     1285.51%  1069.93%   997.00%   937.52%   887.77%   845.33%  808.55%  776.28%  747.65%  722.03%  698.92%  677.94%
   7     1239.23%  1032.01%   961.90%   904.73%   856.89%   816.09%  780.73%  749.70%  722.17%  697.53%  675.31%  655.13%
   8     1194.50%   995.31%   927.92%   872.95%   826.97%   787.74%  753.74%  723.90%  697.43%  673.73%  652.36%  632.95%
   9     1151.27%   959.81%   895.02%   842.18%   797.97%   760.25%  727.56%  698.87%  673.42%  650.63%  630.08%  611.41%
  10     1109.62%   925.58%   863.30%   812.50%   770.00%   733.74%  702.31%  674.72%  650.24%  628.33%  608.56%  590.61%
  11     1069.37%   892.47%   832.60%   783.77%   742.91%   708.04%  677.82%  651.29%  627.76%  606.69%  587.68%  570.41%
  12     1030.88%   860.84%   803.30%   756.35%   717.07%   683.55%  654.50%  628.99%  606.36%  586.10%  567.82%  551.21%
  13      994.22%   830.80%   775.49%   730.36%   692.60%   660.37%  632.44%  607.91%  586.15%  566.67%  549.09%  533.12%
  14      959.26%   802.20%   749.04%   705.66%   669.36%   638.38%  611.53%  587.95%  567.02%  548.29%  531.38%  516.02%
  15      926.02%   775.10%   724.01%   682.32%   647.43%   617.65%  591.83%  569.16%  549.04%  531.03%  514.77%  500.00%
  16      894.82%   749.82%   700.73%   660.67%   627.14%   598.52%  573.70%  551.91%  532.56%  515.24%  499.61%  485.40%
  17      865.39%   726.11%   678.95%   640.46%   608.24%   580.74%  556.89%  535.94%  517.35%  500.69%  485.66%  472.00%
  18      837.56%   703.81%   658.52%   621.55%   590.60%   564.18%  541.26%  521.13%  503.26%  487.26%  472.80%  459.67%
  19      810.85%   682.43%   638.94%   603.44%   573.71%   548.33%  526.32%  506.98%  489.81%  474.43%  460.54%  447.92%
  20      785.02%   661.73%   619.97%   585.89%   557.34%   532.97%  511.83%  493.26%  476.77%  461.99%  448.65%  436.52%
  21      759.92%   641.57%   601.48%   568.76%   541.36%   517.96%  497.66%  479.83%  463.99%  449.80%  436.99%  425.34%
  22      735.44%   621.83%   583.36%   551.95%   525.65%   503.18%  483.70%  466.58%  451.37%  437.74%  425.44%  414.25%
  23      711.67%   602.62%   565.70%   535.55%   510.31%   488.75%  470.04%  453.61%  439.01%  425.93%  414.12%  403.38%
  24      688.55%   583.88%   548.44%   519.51%   495.29%   474.60%  456.65%  440.87%  426.87%  414.31%  402.98%  392.67%
  25      666.09%   565.64%   531.63%   503.87%   480.63%   460.77%  443.55%  428.42%  414.98%  402.93%  392.05%  382.16%
  26      644.29%   547.89%   515.26%   488.62%   466.32%   447.27%  430.75%  416.23%  403.34%  391.78%  381.34%  371.85%
  27      623.22%   530.72%   499.42%   473.86%   452.47%   434.20%  418.35%  404.42%  392.06%  380.97%  370.96%  361.86%
  28      602.86%   514.11%   484.08%   459.57%   439.05%   421.53%  406.33%  392.97%  381.11%  370.49%  360.89%  352.16%
  29      583.03%   497.88%   469.07%   445.56%   425.88%   409.07%  394.50%  381.70%  370.33%  360.14%  350.94%  342.57%
  30      563.67%   481.96%   454.32%   431.77%   412.90%   396.79%  382.81%  370.53%  359.63%  349.86%  341.04%  333.03%
  31      544.80%   466.40%   439.89%   418.26%   400.16%   384.70%  371.30%  359.53%  349.08%  339.72%  331.26%  323.58%
  32      526.44%   451.20%   425.76%   405.02%   387.66%   372.84%  359.99%  348.70%  338.68%  329.70%  321.60%  314.23%
  33      508.58%   436.38%   411.98%   392.08%   375.43%   361.22%  348.89%  338.07%  328.46%  319.86%  312.09%  305.03%
  34      491.28%   421.99%   398.58%   379.49%   363.52%   349.89%  338.07%  327.69%  318.48%  310.24%  302.79%  296.02%
  35      474.52%   408.03%   385.57%   367.26%   351.94%   338.87%  327.54%  317.59%  308.76%  300.85%  293.71%  287.23%
  36      458.30%   394.49%   372.94%   355.37%   340.68%   328.15%  317.28%  307.74%  299.28%  291.70%  284.86%  278.64%
  37      442.66%   381.42%   360.75%   343.90%   329.81%   317.79%  307.37%  298.23%  290.11%  282.85%  276.29%  270.34%
  38      427.55%   368.79%   348.96%   332.79%   319.28%   307.76%  297.77%  289.00%  281.23%  274.26%  267.98%  262.27%
  39      413.01%   356.62%   337.60%   322.10%   309.14%   298.09%  288.52%  280.12%  272.66%  265.99%  259.97%  254.50%
  40      399.00%   344.90%   326.65%   311.79%   299.37%   288.77%  279.60%  271.54%  264.40%  258.01%  252.24%  247.00%
  41      385.51%   333.61%   316.11%   301.86%   289.94%   279.79%  270.99%  263.28%  256.43%  250.31%  244.79%  239.77%
  42      372.54%   322.75%   305.97%   292.30%   280.89%   271.15%  262.73%  255.33%  248.78%  242.91%  237.62%  232.82%
  43      360.09%   312.33%   296.24%   283.14%   272.20%   262.87%  254.80%  247.72%  241.44%  235.82%  230.75%  226.15%
  44      348.13%   302.34%   286.91%   274.36%   263.87%   254.94%  247.20%  240.42%  234.41%  229.03%  224.18%  219.78%
  45      336.69%   292.78%   277.99%   265.96%   255.92%   247.36%  239.95%  233.46%  227.71%  222.56%  217.92%  213.71%
  46      325.73%   283.63%   269.47%   257.94%   248.32%   240.13%  233.04%  226.83%  221.32%  216.39%  211.96%  207.93%
  47      315.22%   274.86%   261.29%   250.26%   241.04%   233.20%  226.42%  220.47%  215.20%  210.49%  206.25%  202.40%
  48      305.12%   266.45%   253.45%   242.88%   234.07%   226.56%  220.07%  214.38%  209.35%  204.84%  200.79%  197.11%
  49      295.35%   258.29%   245.85%   235.73%   227.29%   220.11%  213.90%  208.46%  203.64%  199.34%  195.46%  191.94%
  50      285.91%   250.40%   238.48%   228.79%   220.71%   213.84%  207.90%  202.70%  198.09%  193.98%  190.28%  186.92%
  51      276.80%   242.77%   231.35%   222.08%   214.35%   207.78%  202.10%  197.12%  192.72%  188.79%  185.25%  182.04%
  52      268.02%   235.43%   224.49%   215.62%   208.22%   201.93%  196.50%  191.75%  187.54%  183.78%  180.40%  177.34%
  53      259.61%   228.39%   217.92%   209.43%   202.36%   196.34%  191.15%  186.60%  182.59%  179.00%  175.77%  172.85%
  54      251.56%   221.65%   211.64%   203.51%   196.75%   191.00%  186.03%  181.69%  177.85%  174.43%  171.35%  168.55%
  55      243.86%   215.23%   205.65%   197.88%   191.41%   185.91%  181.17%  177.03%  173.36%  170.09%  167.15%  164.49%
  56      236.52%   209.12%   199.96%   192.53%   186.35%   181.10%  176.57%  172.61%  169.11%  166.00%  163.19%  160.65%
  57      229.52%   203.30%   194.54%   187.44%   181.54%   176.53%  172.21%  168.43%  165.10%  162.12%  159.45%  157.03%
  58      222.84%   197.76%   189.39%   182.61%   176.97%   172.19%  168.07%  164.47%  161.29%  158.45%  155.91%  153.61%
  59      216.41%   192.43%   184.43%   177.95%   172.57%   168.01%  164.08%  160.65%  157.62%  154.92%  152.49%  150.30%
  60      210.23%   187.30%   179.66%   173.48%   168.34%   163.99%  160.24%  156.97%  154.09%  151.52%  149.21%  147.12%
  61      204.30%   182.38%   175.09%   169.19%   164.29%   160.15%  156.57%  153.46%  150.71%  148.26%  146.07%  144.08%
  62      198.65%   177.71%   170.74%   165.12%   160.45%   156.50%  153.09%  150.13%  147.51%  145.18%  143.10%  141.21%
  63      193.28%   173.28%   166.64%   161.27%   156.83%   153.06%  149.82%  147.00%  144.51%  142.30%  140.32%  138.52%
  64      188.19%   169.10%   162.77%   157.66%   153.42%   149.84%  146.76%  144.08%  141.71%  139.61%  137.73%  136.03%
  65      183.35%   165.14%   159.11%   154.24%   150.21%   146.81%  143.88%  141.33%  139.09%  137.09%  135.30%  133.69%
  66      178.74%   161.38%   155.64%   151.01%   147.18%   143.94%  141.16%  138.75%  136.62%  134.73%  133.03%  131.51%
  67      174.34%   157.79%   152.33%   147.93%   144.29%   141.22%  138.58%  136.29%  134.28%  132.49%  130.88%  129.44%
  68      170.11%   154.35%   149.15%   144.97%   141.52%   138.61%  136.11%  133.94%  132.03%  130.34%  128.82%  127.46%
  69      166.04%   151.04%   146.10%   142.14%   138.86%   136.10%  133.74%  131.69%  129.88%  128.28%  126.85%  125.56%
  70      162.12%   147.85%   143.16%   139.39%   136.29%   133.68%  131.44%  129.50%  127.80%  126.29%  124.94%  123.72%
  71      158.36%   144.78%   140.33%   136.76%   133.82%   131.35%  129.24%  127.40%  125.79%  124.37%  123.10%  121.95%
  72      154.74%   141.83%   137.61%   134.23%   131.45%   129.11%  127.12%  125.39%  123.87%  122.53%  121.33%  120.25%
  73      151.32%   139.06%   135.06%   131.86%   129.23%   127.02%  125.14%  123.50%  122.07%  120.81%  119.68%  118.67%
  74      148.07%   136.43%   132.64%   129.61%   127.13%   125.04%  123.27%  121.73%  120.39%  119.20%  118.14%  117.19%
  75      144.97%   133.92%   130.33%   127.47%   125.13%   123.17%  121.49%  120.05%  118.79%  117.67%  116.68%  115.79%
  76      142.02%   131.53%   128.14%   125.44%   123.23%   121.38%  119.81%  118.45%  117.27%  116.22%  115.29%  114.46%
  77      139.20%   129.26%   126.05%   123.50%   121.42%   119.68%  118.20%  116.93%  115.82%  114.84%  113.97%  113.19%
  78      136.52%   127.10%   124.07%   121.66%   119.70%   118.07%  116.68%  115.48%  114.44%  113.53%  112.71%  111.99%
  79      133.99%   125.07%   122.20%   119.94%   118.09%   116.55%  115.25%  114.13%  113.16%  112.30%  111.54%  110.86%
  80      131.61%   123.17%   120.47%   118.33%   116.60%   115.15%  113.93%  112.88%  111.97%  111.17%  110.46%  109.83%
  81      129.39%   121.40%   118.85%   116.84%   115.21%   113.85%  112.71%  111.72%  110.87%  110.12%  109.46%  108.87%
  82      127.31%   119.76%   117.36%   115.47%   113.93%   112.66%  111.59%  110.67%  109.87%  109.18%  108.56%  108.01%
  83      125.37%   118.23%   115.97%   114.19%   112.75%   111.56%  110.55%  109.69%  108.95%  108.30%  107.73%  107.22%
  84      123.54%   116.80%   114.66%   112.99%   111.64%   110.52%  109.58%  108.78%  108.09%  107.48%  106.95%  106.47%
  85      121.83%   115.46%   113.45%   111.87%   110.60%   109.56%  108.68%  107.93%  107.29%  106.72%  106.23%  105.78%
  86      120.23%   114.22%   112.32%   110.84%   109.65%   108.67%  107.85%  107.15%  106.55%  106.02%  105.56%  105.15%
  87      118.75%   113.08%   111.29%   109.90%   108.78%   107.86%  107.09%  106.43%  105.87%  105.38%  104.95%  104.57%
  88      117.39%   112.05%   110.36%   109.04%   107.99%   107.12%  106.40%  105.79%  105.26%  104.80%  104.40%  104.05%
  89      116.14%   111.11%   109.52%   108.27%   107.28%   106.46%  105.79%  105.21%  104.72%  104.29%  103.91%  103.58%
  90      114.98%   110.27%   108.76%   107.59%   106.65%   105.88%  105.24%  104.70%  104.24%  103.83%  103.48%  103.17%
  91      113.92%   109.52%   108.10%   106.99%   106.11%   105.38%  104.78%  104.27%  103.83%  103.45%  103.12%  102.83%
  92      112.89%   108.82%   107.49%   106.44%   105.60%   104.92%  104.35%  103.87%  103.46%  103.10%  102.79%  102.51%
  93      111.89%   108.16%   106.91%   105.93%   105.14%   104.49%  103.95%  103.50%  103.11%  102.78%  102.48%  102.23%
  94      110.88%   107.53%   106.38%   105.45%   104.71%   104.10%  103.59%  103.16%  102.79%  102.48%  102.20%  101.97%
  95      109.83%   106.91%   105.87%   105.01%   104.32%   103.74%  103.26%  102.85%  102.50%  102.20%  101.97%  101.00%
  96      108.68%   106.29%   105.38%   104.61%   103.97%   103.43%  102.98%  102.59%  102.26%  101.98%  101.00%  101.00%
  97      107.33%   105.55%   104.82%   104.18%   103.61%   103.13%  102.71%  102.34%  102.03%  101.97%  101.00%  101.00%
  98      105.61%   104.55%   104.06%   103.61%   103.19%   102.80%  102.44%  102.11%  101.97%  101.00%  101.00%  101.00%
  99      103.30%   102.95%   102.78%   102.61%   102.44%   102.26%  102.09%  101.97%  101.00%  101.00%  101.00%  101.00%
  100     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  101     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  102     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  103     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  104     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  105     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  106     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  107     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  108     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  109     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  110     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  111     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  112     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  113     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  114     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  115     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  116     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  117     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  118     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  119     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  120     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
                                  CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - MALE
          425%     450%     475%      500%
TABLE:     13       14       15        16
 AGE:
   0     776.05%  753.97%  733.62%   714.80%
   1     767.20%  745.88%  726.23%   708.04%
   2     749.35%  728.82%  709.89%   692.36%
   3     728.20%  708.44%  690.22%   673.35%
   4     705.17%  686.16%  668.63%   652.39%
   5     681.65%  663.36%  646.50%   630.88%
   6     658.78%  641.19%  624.97%   609.94%
   7     636.70%  619.78%  604.17%   589.72%
   8     615.23%  598.95%  583.94%   570.04%
   9     594.36%  578.71%  564.27%   550.90%
  10     574.22%  559.16%  545.27%   532.41%
  11     554.64%  540.16%  526.80%   514.43%
  12     536.05%  522.12%  509.27%   497.36%
  13     518.53%  505.13%  492.77%   481.32%
  14     501.99%  489.10%  477.21%   466.20%
  15     486.50%  474.11%  462.67%   452.07%
  16     472.42%  460.50%  449.49%   439.30%
  17     459.52%  448.05%  437.46%   427.65%
  18     447.67%  436.64%  426.46%   417.02%
  19     436.38%  425.78%  415.99%   406.92%
  20     425.44%  415.25%  405.84%   397.12%
  21     414.69%  404.90%  395.86%   387.48%
  22     404.03%  394.62%  385.94%   377.89%
  23     393.56%  384.53%  376.20%   368.47%
  24     383.24%  374.58%  366.58%   359.16%
  25     373.12%  364.80%  357.12%   350.00%
  26     363.18%  355.20%  347.83%   341.00%
  27     353.54%  345.89%  338.82%   332.27%
  28     344.19%  336.85%  330.08%   323.80%
  29     334.92%  327.89%  321.40%   315.38%
  30     325.70%  318.96%  312.73%   306.96%
  31     316.55%  310.09%  304.13%   298.60%
  32     307.50%  301.31%  295.59%   290.29%
  33     298.57%  292.64%  287.17%   282.09%
  34     289.84%  284.15%  278.90%   274.04%
  35     281.30%  275.85%  270.83%   266.16%
  36     272.96%  267.74%  262.93%   258.46%
  37     264.89%  259.89%  255.28%   251.00%
  38     257.06%  252.27%  247.85%   243.75%
  39     249.51%  244.92%  240.68%   236.76%
  40     242.22%  237.82%  233.77%   230.02%
  41     235.19%  230.98%  227.10%   223.50%
  42     228.43%  224.40%  220.69%   217.24%
  43     221.96%  218.10%  214.55%   211.25%
  44     215.76%  212.07%  208.67%   205.52%
  45     209.86%  206.34%  203.08%   200.07%
  46     204.25%  200.88%  197.77%   194.90%
  47     198.89%  195.67%  192.70%   189.95%
  48     193.75%  190.67%  187.84%   185.21%
  49     188.74%  185.80%  183.09%   180.59%
  50     183.86%  181.05%  178.46%   176.07%
  51     179.12%  176.44%  173.97%   171.69%
  52     174.55%  171.99%  169.64%   167.46%
  53     170.18%  167.74%  165.49%   163.42%
  54     166.01%  163.68%  161.54%   159.56%
  55     162.06%  159.84%  157.80%   155.92%
  56     158.34%  156.23%  154.28%   152.49%
  57     154.83%  152.82%  150.96%   149.26%
  58     151.51%  149.59%  147.83%   146.21%
  59     148.31%  146.48%  144.81%   143.26%
  60     145.23%  143.49%  141.90%   140.43%
  61     142.28%  140.63%  139.12%   137.72%
  62     139.50%  137.93%  136.49%   135.17%
  63     136.90%  135.41%  134.05%   132.79%
  64     134.48%  133.07%  131.78%   130.59%
  65     132.23%  130.89%  129.67%   128.54%
  66     130.12%  128.86%  127.70%   126.63%
  67     128.13%  126.93%  125.84%   124.83%
  68     126.22%  125.09%  124.06%   123.11%
  69     124.39%  123.33%  122.36%   121.46%
  70     122.62%  121.62%  120.70%   119.86%
  71     120.92%  119.97%  119.11%   118.32%
  72     119.28%  118.39%  117.58%   116.84%
  73     117.76%  116.93%  116.17%   115.47%
  74     116.33%  115.56%  114.84%   114.19%
  75     114.99%  114.26%  113.59%   112.98%
  76     113.71%  113.03%  112.41%   111.84%
  77     112.49%  111.85%  111.27%   110.74%
  78     111.33%  110.74%  110.20%   109.71%
  79     110.25%  109.70%  109.20%   108.74%
  80     109.26%  108.74%  108.28%   107.85%
  81     108.34%  107.86%  107.43%   107.03%
  82     107.52%  107.07%  106.67%   106.30%
  83     106.76%  106.34%  105.97%   105.63%
  84     106.05%  105.67%  105.32%   105.00%
  85     105.39%  105.03%  104.71%   104.42%
  86     104.78%  104.45%  104.15%   103.88%
  87     104.23%  103.92%  103.64%   103.39%
  88     103.73%  103.44%  103.19%   102.95%
  89     103.28%  103.02%  102.78%   102.56%
  90     102.89%  102.64%  102.42%   102.22%
  91     102.56%  102.33%  102.13%   101.97%
  92     102.27%  102.05%  101.97%   101.00%
  93     102.00%  101.97%  101.00%   101.00%
  94     101.97%  101.00%  101.00%   101.00%
  95     101.00%  101.00%  101.00%   101.00%
  96     101.00%  101.00%  101.00%   101.00%
  97     101.00%  101.00%  101.00%   101.00%
  98     101.00%  101.00%  101.00%   101.00%
  99     101.00%  101.00%  101.00%   101.00%
  100    101.00%  101.00%  101.00%   101.00%
  101    101.00%  101.00%  101.00%   101.00%
  102    101.00%  101.00%  101.00%   101.00%
  103    101.00%  101.00%  101.00%   101.00%
  104    101.00%  101.00%  101.00%   101.00%
  105    101.00%  101.00%  101.00%   101.00%
  106    101.00%  101.00%  101.00%   101.00%
  107    101.00%  101.00%  101.00%   101.00%
  108    101.00%  101.00%  101.00%   101.00%
  109    101.00%  101.00%  101.00%   101.00%
  110    101.00%  101.00%  101.00%   101.00%
  111    101.00%  101.00%  101.00%   101.00%
  112    101.00%  101.00%  101.00%   101.00%
  113    101.00%  101.00%  101.00%   101.00%
  114    101.00%  101.00%  101.00%   101.00%
  115    101.00%  101.00%  101.00%   101.00%
  116    101.00%  101.00%  101.00%   101.00%
  117    101.00%  101.00%  101.00%   101.00%
  118    101.00%  101.00%  101.00%   101.00%
  119    101.00%  101.00%  101.00%   101.00%
  120    101.00%  101.00%  101.00%   101.00%

                                 CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - FEMALE
                    150%      175%      200%      225%      250%      275%      300%      325%      350%      375%     400%
TABLE:     STD       2         3         4         5         6         7         8         9         10        11       12
 AGE:
  0     1871.18%  1550.58%  1442.06%  1353.71%  1279.93%  1217.10%  1162.74%  1115.10%  1072.89%  1035.14%  1001.13%  970.28%
  1     1814.33%  1506.36%  1402.09%  1317.18%  1246.26%  1185.87%  1133.61%  1087.79%  1047.20%  1010.90%   978.18%  948.49%
  2     1754.86%  1458.98%  1358.78%  1277.18%  1209.02%  1150.97%  1100.73%  1056.69%  1017.66%   982.76%   951.30%  922.75%
  3     1694.51%  1410.18%  1313.89%  1235.46%  1169.96%  1114.16%  1065.87%  1023.53%   986.01%   952.46%   922.21%  894.76%
  4     1634.44%  1361.19%  1268.64%  1193.25%  1130.29%  1076.65%  1030.23%   989.53%   953.46%   921.21%   892.13%  865.73%
  5     1576.08%  1313.46%  1224.50%  1152.05%  1091.52%  1039.97%   995.34%   956.22%   921.55%   890.54%   862.58%  837.21%
  6     1519.42%  1267.00%  1181.50%  1111.86%  1053.68%  1004.12%   961.23%   923.62%   890.29%   860.48%   833.60%  809.21%
  7     1464.64%  1222.04%  1139.86%  1072.92%  1017.00%   969.37%   928.13%   891.98%   859.94%   831.28%   805.44%  781.99%
  8     1412.28%  1179.12%  1100.14%  1035.80%   982.05%   936.27%   896.63%   861.89%   831.09%   803.54%   778.70%  756.16%
  9     1361.63%  1137.56%  1061.65%   999.81%   948.15%   904.14%   866.05%   832.65%   803.04%   776.56%   752.69%  731.02%
  10    1312.67%  1097.32%  1024.36%   964.92%   915.27%   872.97%   836.36%   804.26%   775.80%   750.34%   727.40%  706.56%
  11    1265.49%  1058.52%   988.40%   931.28%   883.56%   842.90%   807.71%   776.86%   749.50%   725.04%   702.98%  682.96%
  12    1220.02%  1021.12%   953.73%   898.83%   852.96%   813.89%   780.06%   750.41%   724.12%   700.60%   679.40%  660.15%
  13    1176.58%   985.44%   920.68%   867.92%   823.84%   786.29%   753.79%   725.28%   700.02%   677.41%   657.04%  638.54%
  14    1134.91%   951.25%   889.02%   838.32%   795.96%   759.88%   728.64%   701.25%   676.97%   655.25%   635.66%  617.89%
  15    1094.92%   918.45%   858.65%   809.94%   769.24%   734.56%   704.55%   678.23%   654.90%   634.02%   615.20%  598.12%
  16    1056.41%   886.86%   829.40%   782.59%   743.49%   710.17%   681.33%   656.04%   633.62%   613.56%   595.48%  579.07%
  17    1019.50%   856.61%   801.41%   756.43%   718.86%   686.85%   659.14%   634.85%   613.31%   594.04%   576.67%  560.90%
  18     983.92%   827.43%   774.40%   731.19%   695.10%   664.35%   637.73%   614.38%   593.69%   575.18%   558.49%  543.34%
  19     949.61%   799.27%   748.33%   706.82%   672.15%   642.61%   617.04%   594.61%   574.73%   556.95%   540.92%  526.37%
  20     916.60%   772.18%   723.24%   683.37%   650.06%   621.69%   597.12%   575.59%   556.49%   539.41%   524.01%  510.03%
  21     884.67%   745.94%   698.93%   660.63%   628.64%   601.38%   577.79%   557.10%   538.76%   522.36%   507.57%  494.14%
  22     853.79%   720.53%   675.37%   638.58%   607.85%   581.67%   559.01%   539.14%   521.53%   505.78%   491.57%  478.68%
  23     823.99%   695.98%   652.61%   617.27%   587.76%   562.61%   540.85%   521.77%   504.85%   489.72%   476.08%  463.70%
  24     795.11%   672.15%   630.49%   596.55%   568.20%   544.05%   523.15%   504.82%   488.58%   474.05%   460.95%  449.06%
  25     767.25%   649.13%   609.11%   576.52%   549.29%   526.10%   506.02%   488.42%   472.82%   458.87%   446.29%  434.87%
  26     740.35%   626.89%   588.46%   557.15%   531.00%   508.72%   489.44%   472.54%   457.56%   444.16%   432.08%  421.12%
  27     714.38%   605.40%   568.48%   538.41%   513.30%   491.91%   473.39%   457.16%   442.78%   429.91%   418.32%  407.79%
  28     689.39%   584.72%   549.26%   520.38%   496.26%   475.72%   457.94%   442.36%   428.55%   416.19%   405.06%  394.96%
  29     665.29%   564.76%   530.70%   502.97%   479.81%   460.08%   443.01%   428.05%   414.79%   402.93%   392.24%  382.54%
  30     642.04%   545.49%   512.78%   486.15%   463.91%   444.97%   428.58%   414.21%   401.48%   390.10%   379.84%  370.53%
  31     619.58%   526.85%   495.44%   469.86%   448.51%   430.32%   414.58%   400.79%   388.57%   377.64%   367.79%  358.85%
  32     597.97%   508.91%   478.75%   454.19%   433.68%   416.22%   401.11%   387.87%   376.14%   365.65%   356.19%  347.62%
  33     577.13%   491.61%   462.64%   439.06%   419.37%   402.60%   388.10%   375.39%   364.13%   354.06%   344.98%  336.75%
  34     557.07%   474.93%   447.12%   424.48%   405.57%   389.48%   375.55%   363.35%   352.54%   342.88%   334.17%  326.27%
  35     537.75%   458.88%   432.18%   410.44%   392.29%   376.84%   363.48%   351.76%   341.39%   332.12%   323.76%  316.18%
  36     519.22%   443.50%   417.86%   396.99%   379.57%   364.74%   351.91%   340.67%   330.72%   321.82%   313.80%  306.53%
  37     501.37%   428.66%   404.05%   384.01%   367.29%   353.06%   340.75%   329.96%   320.41%   311.87%   304.18%  297.20%
  38     484.19%   414.39%   390.76%   371.53%   355.48%   341.82%   330.01%   319.66%   310.49%   302.30%   294.93%  288.23%
  39     467.62%   400.61%   377.93%   359.47%   344.06%   330.96%   319.62%   309.69%   300.90%   293.04%   285.97%  279.55%
  40     451.63%   387.30%   365.52%   347.81%   333.03%   320.45%   309.57%   300.05%   291.61%   284.07%   277.29%  271.13%
  41     436.21%   374.45%   353.55%   336.55%   322.36%   310.29%   299.85%   290.72%   282.63%   275.40%   268.89%  262.98%
  42     421.34%   362.05%   341.99%   325.67%   312.06%   300.48%   290.47%   281.70%   273.94%   267.01%   260.77%  255.10%
  43     407.02%   350.11%   330.86%   315.20%   302.14%   291.03%   281.42%   273.01%   265.57%   258.92%   252.93%  247.51%
  44     393.24%   338.62%   320.14%   305.11%   292.58%   281.92%   272.71%   264.64%   257.50%   251.13%   245.38%  240.18%
  45     379.99%   327.56%   309.83%   295.41%   283.39%   273.16%   264.32%   256.59%   249.74%   243.62%   238.12%  233.13%
  46     367.25%   316.93%   299.92%   286.09%   274.55%   264.74%   256.26%   248.85%   242.28%   236.42%   231.14%  226.36%
  47     355.02%   306.74%   290.41%   277.14%   266.08%   256.67%   248.54%   241.43%   235.13%   229.51%   224.45%  219.87%
  48     343.31%   296.98%   281.32%   268.59%   257.97%   248.95%   241.16%   234.34%   228.30%   222.92%   218.07%  213.68%
  49     332.07%   287.63%   272.60%   260.39%   250.22%   241.57%   234.09%   227.56%   221.77%   216.61%   211.97%  207.76%
  50     321.32%   278.69%   264.28%   252.57%   242.82%   234.52%   227.36%   221.09%   215.55%   210.61%   206.16%  202.13%
  51     311.03%   270.14%   256.33%   245.10%   235.75%   227.80%   220.94%   214.93%   209.62%   204.88%   200.62%  196.76%
  52     301.18%   261.97%   248.73%   237.97%   229.00%   221.39%   214.81%   209.06%   203.97%   199.44%   195.35%  191.66%
  53     291.76%   254.18%   241.48%   231.17%   222.58%   215.28%   208.98%   203.48%   198.61%   194.26%   190.35%  186.82%
  54     282.76%   246.74%   234.57%   224.69%   216.46%   209.47%   203.44%   198.17%   193.50%   189.35%   185.61%  182.22%
  55     274.15%   239.63%   227.97%   218.51%   210.63%   203.93%   198.16%   193.11%   188.65%   184.67%   181.09%  177.85%
  56     265.90%   232.83%   221.67%   212.61%   205.06%   198.66%   193.13%   188.30%   184.03%   180.22%   176.80%  173.70%
  57     258.03%   226.35%   215.66%   206.99%   199.77%   193.64%   188.35%   183.73%   179.65%   176.01%   172.74%  169.78%
  58     250.49%   220.16%   209.93%   201.63%   194.72%   188.86%   183.80%   179.38%   175.48%   172.00%   168.88%  166.05%
  59     243.28%   214.25%   204.46%   196.52%   189.91%   184.31%   179.48%   175.25%   171.53%   168.20%   165.22%  162.52%
  60     236.36%   208.59%   199.22%   191.63%   185.31%   179.96%   175.34%   171.30%   167.74%   164.57%   161.72%  159.14%
  61     229.72%   203.15%   194.19%   186.93%   180.90%   175.78%   171.37%   167.52%   164.12%   161.09%   158.38%  155.92%
  62     223.33%   197.92%   189.37%   182.43%   176.66%   171.78%   167.57%   163.89%   160.65%   157.76%   155.17%  152.83%
  63     217.19%   192.91%   184.73%   178.10%   172.60%   167.93%   163.92%   160.41%   157.32%   154.57%   152.10%  149.87%
  64     211.28%   188.08%   180.27%   173.94%   168.69%   164.24%   160.41%   157.07%   154.12%   151.50%   149.15%  147.02%
  65     205.60%   183.43%   175.97%   169.94%   164.93%   160.69%   157.04%   153.85%   151.05%   148.55%   146.31%  144.29%
  66     200.13%   178.96%   171.85%   166.09%   161.31%   157.27%   153.79%   150.76%   148.09%   145.72%   143.59%  141.66%
  67     194.87%   174.67%   167.88%   162.39%   157.84%   153.99%   150.68%   147.79%   145.25%   142.99%   140.97%  139.14%
  68     189.81%   170.53%   164.06%   158.83%   154.50%   150.83%   147.68%   144.94%   142.53%   140.38%   138.46%  136.72%
  69     184.95%   166.57%   160.40%   155.41%   151.29%   147.80%   144.81%   142.20%   139.91%   137.87%   136.05%  134.40%
  70     180.27%   162.75%   156.88%   152.13%   148.21%   144.89%   142.05%   139.57%   137.40%   135.47%   133.74%  132.18%
  71     175.79%   159.10%   153.50%   148.99%   145.26%   142.11%   139.41%   137.06%   135.00%   133.16%   131.52%  130.05%
  72     171.49%   155.60%   150.28%   145.99%   142.44%   139.45%   136.89%   134.66%   132.71%   130.97%   129.42%  128.02%
  73     167.38%   152.26%   147.20%   143.12%   139.75%   136.92%   134.49%   132.38%   130.53%   128.89%   127.42%  126.10%
  74     163.44%   149.06%   144.25%   140.38%   137.19%   134.50%   132.20%   130.21%   128.45%   126.90%   125.52%  124.27%
  75     159.67%   146.01%   141.45%   137.77%   134.75%   132.20%   130.02%   128.14%   126.48%   125.02%   123.71%  122.53%
  76     156.07%   143.09%   138.76%   135.28%   132.41%   130.00%   127.95%   126.16%   124.60%   123.22%   121.99%  120.88%
  77     152.61%   140.31%   136.20%   132.90%   130.19%   127.91%   125.97%   124.28%   122.81%   121.51%   120.35%  119.31%
  78     149.31%   137.64%   133.75%   130.63%   128.06%   125.91%   124.07%   122.49%   121.10%   119.88%   118.79%  117.81%
  79     146.14%   135.09%   131.40%   128.45%   126.03%   124.00%   122.27%   120.77%   119.47%   118.32%   117.30%  116.38%
  80     143.10%   132.65%   129.16%   126.37%   124.08%   122.16%   120.53%   119.13%   117.90%   116.82%   115.86%  115.00%
  81     140.19%   130.30%   127.01%   124.37%   122.21%   120.40%   118.86%   117.54%   116.39%   115.37%   114.47%  113.67%
  82     137.46%   128.12%   125.01%   122.52%   120.47%   118.77%   117.33%   116.08%   115.00%   114.05%   113.20%  112.45%
  83     134.91%   126.10%   123.16%   120.81%   118.88%   117.28%   115.92%   114.75%   113.73%   112.84%   112.05%  111.34%
  84     132.49%   124.20%   121.43%   119.21%   117.40%   115.89%   114.61%   113.51%   112.56%   111.72%   110.98%  110.32%
  85     130.20%   122.42%   119.80%   117.72%   116.01%   114.59%   113.39%   112.36%   111.46%   110.68%   109.99%  109.37%
  86     128.04%   120.75%   118.30%   116.33%   114.73%   113.39%   112.26%   111.30%   110.46%   109.73%   109.08%  108.50%
  87     125.96%   119.14%   116.83%   114.99%   113.48%   112.22%   111.16%   110.25%   109.46%   108.78%   108.17%  107.63%
  88     124.03%   117.68%   115.52%   113.79%   112.37%   111.19%   110.19%   109.33%   108.59%   107.95%   107.37%  106.87%
  89     122.23%   116.36%   114.34%   112.72%   111.39%   110.28%   109.34%   108.54%   107.84%   107.23%   106.69%  106.21%
  90     120.55%   115.16%   113.29%   111.78%   110.54%   109.50%   108.63%   107.87%   107.22%   106.65%   106.15%  105.70%
  91     118.92%   114.03%   112.32%   110.92%   109.77%   108.82%   108.00%   107.31%   106.70%   106.17%   105.71%  105.29%
  92     117.17%   112.78%   111.22%   109.94%   108.88%   107.99%   107.25%   106.60%   106.05%   105.56%   105.13%  104.75%
  93     115.39%   111.50%   110.08%   108.91%   107.94%   107.13%   106.44%   105.85%   105.34%   104.89%   104.50%  104.15%
  94     113.63%   110.24%   108.97%   107.92%   107.04%   106.29%   105.66%   105.11%   104.64%   104.24%   103.88%  103.56%
  95     111.88%   109.03%   107.93%   106.99%   106.20%   105.52%   104.93%   104.43%   104.00%   103.62%   103.28%  102.99%
  96     110.15%   107.90%   106.98%   106.18%   105.49%   104.88%   104.35%   103.88%   103.48%   103.13%   102.81%  102.54%
  97     108.30%   106.71%   106.02%   105.40%   104.83%   104.32%   103.85%   103.44%   103.06%   102.73%   102.43%  102.16%
  98     106.19%   105.33%   104.93%   104.54%   104.18%   103.83%   103.50%   103.18%   102.89%   102.61%   102.34%  102.10%
  99     103.48%   103.22%   103.09%   102.96%   102.83%   102.70%   102.57%   102.44%   102.31%   102.19%   102.06%  101.97%
 100     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 101     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 102     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 103     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 104     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 105     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 106     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 107     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 108     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 109     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 110     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 111     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 112     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 113     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 114     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 115     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 116     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 117     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 118     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 119     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
 120     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%
                                 CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - FEMALE
         425%     450%     475%      500%
TABLE:    13       14       15        16
 AGE:
  0     942.11%  916.27%  892.44%   870.39%
  1     921.39%  896.52%  873.59%   852.36%
  2     896.69%  872.77%  850.71%   830.29%
  3     869.70%  846.70%  825.49%   805.85%
  4     841.64%  819.52%  799.13%   780.25%
  5     814.04%  792.78%  773.17%   755.01%
  6     786.94%  766.49%  747.64%   730.19%
  7     760.58%  740.93%  722.80%   706.02%
  8     735.57%  716.68%  699.25%   683.12%
  9     711.23%  693.07%  676.32%   660.80%
  10    687.54%  670.08%  653.98%   639.07%
  11    664.67%  647.89%  632.41%   618.07%
  12    642.58%  626.44%  611.56%   597.78%
  13    621.65%  606.14%  591.84%   578.60%
  14    601.65%  586.75%  573.01%   560.28%
  15    582.52%  568.20%  554.99%   542.76%
  16    564.08%  550.32%  537.62%   525.87%
  17    546.49%  533.27%  521.08%   509.78%
  18    529.50%  516.80%  505.09%   494.24%
  19    513.08%  500.87%  489.62%   479.20%
  20    497.27%  485.55%  474.74%   464.73%
  21    481.88%  470.63%  460.25%   450.63%
  22    466.90%  456.10%  446.13%   436.89%
  23    452.39%  442.01%  432.44%   423.58%
  24    438.20%  428.23%  419.04%   410.53%
  25    424.45%  414.88%  406.05%   397.88%
  26    411.11%  401.92%  393.45%   385.61%
  27    398.18%  389.36%  381.23%   373.69%
  28    385.73%  377.26%  369.45%   362.23%
  29    373.69%  365.56%  358.06%   351.13%
  30    362.03%  354.23%  347.03%   340.37%
  31    350.69%  343.21%  336.30%   329.91%
  32    339.79%  332.60%  325.98%   319.84%
  33    329.24%  322.34%  315.99%   310.10%
  34    319.06%  312.45%  306.35%   300.70%
  35    309.26%  302.91%  297.06%   291.65%
  36    299.89%  293.80%  288.19%   283.00%
  37    290.84%  285.00%  279.62%   274.64%
  38    282.13%  276.53%  271.37%   266.59%
  39    273.69%  268.32%  263.38%   258.80%
  40    265.52%  260.37%  255.62%   251.23%
  41    257.60%  252.66%  248.12%   243.91%
  42    249.94%  245.21%  240.85%   236.82%
  43    242.56%  238.02%  233.84%   229.98%
  44    235.44%  231.09%  227.08%   223.38%
  45    228.58%  224.42%  220.58%   217.03%
  46    222.00%  218.01%  214.33%   210.93%
  47    215.69%  211.87%  208.34%   205.08%
  48    209.68%  206.01%  202.63%   199.51%
  49    203.92%  200.41%  197.18%   194.19%
  50    198.45%  195.09%  191.99%   189.13%
  51    193.25%  190.02%  187.06%   184.32%
  52    188.29%  185.21%  182.37%   179.75%
  53    183.59%  180.64%  177.93%   175.42%
  54    179.14%  176.31%  173.72%   171.32%
  55    174.90%  172.20%  169.72%   167.43%
  56    170.89%  168.30%  165.93%   163.74%
  57    167.08%  164.61%  162.35%   160.25%
  58    163.47%  161.12%  158.95%   156.95%
  59    160.06%  157.81%  155.74%   153.84%
  60    156.80%  154.65%  152.68%   150.86%
  61    153.68%  151.64%  149.76%   148.02%
  62    150.70%  148.75%  146.96%   145.31%
  63    147.84%  145.98%  144.28%   142.70%
  64    145.09%  143.32%  141.70%   140.21%
  65    142.45%  140.77%  139.23%   137.81%
  66    139.92%  138.32%  136.86%   135.51%
  67    137.48%  135.97%  134.58%   133.30%
  68    135.15%  133.71%  132.39%   131.18%
  69    132.91%  131.55%  130.30%   129.15%
  70    130.76%  129.47%  128.29%   127.20%
  71    128.71%  127.49%  126.37%   125.34%
  72    126.76%  125.60%  124.55%   123.57%
  73    124.90%  123.81%  122.82%   121.90%
  74    123.14%  122.11%  121.17%   120.31%
  75    121.47%  120.50%  119.62%   118.80%
  76    119.88%  118.97%  118.14%   117.37%
  77    118.37%  117.51%  116.73%   116.02%
  78    116.93%  116.13%  115.39%   114.72%
  79    115.55%  114.80%  114.11%   113.49%
  80    114.23%  113.52%  112.88%   112.30%
  81    112.94%  112.28%  111.68%   111.14%
  82    111.77%  111.15%  110.59%   110.08%
  83    110.71%  110.13%  109.61%   109.13%
  84    109.72%  109.19%  108.70%   108.26%
  85    108.82%  108.32%  107.86%   107.45%
  86    107.98%  107.52%  107.10%   106.71%
  87    107.14%  106.71%  106.31%   105.96%
  88    106.41%  106.00%  105.63%   105.30%
  89    105.79%  105.40%  105.05%   104.74%
  90    105.29%  104.93%  104.60%   104.30%
  91    104.92%  104.58%  104.28%   104.00%
  92    104.41%  104.10%  103.82%   103.57%
  93    103.84%  103.56%  103.31%   103.07%
  94    103.27%  103.02%  102.79%   102.58%
  95    102.73%  102.50%  102.29%   102.10%
  96    102.30%  102.09%  101.97%   101.97%
  97    101.97%  101.97%  101.00%   101.00%
  98    101.00%  101.00%  101.00%   101.00%
  99    101.00%  101.00%  101.00%   101.00%
 100    101.00%  101.00%  101.00%   101.00%
 101    101.00%  101.00%  101.00%   101.00%
 102    101.00%  101.00%  101.00%   101.00%
 103    101.00%  101.00%  101.00%   101.00%
 104    101.00%  101.00%  101.00%   101.00%
 105    101.00%  101.00%  101.00%   101.00%
 106    101.00%  101.00%  101.00%   101.00%
 107    101.00%  101.00%  101.00%   101.00%
 108    101.00%  101.00%  101.00%   101.00%
 109    101.00%  101.00%  101.00%   101.00%
 110    101.00%  101.00%  101.00%   101.00%
 111    101.00%  101.00%  101.00%   101.00%
 112    101.00%  101.00%  101.00%   101.00%
 113    101.00%  101.00%  101.00%   101.00%
 114    101.00%  101.00%  101.00%   101.00%
 115    101.00%  101.00%  101.00%   101.00%
 116    101.00%  101.00%  101.00%   101.00%
 117    101.00%  101.00%  101.00%   101.00%
 118    101.00%  101.00%  101.00%   101.00%
 119    101.00%  101.00%  101.00%   101.00%
 120    101.00%  101.00%  101.00%   101.00%

                                 CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - UNISEX
                     150%      175%      200%      225%      250%     275%     300%     325%     350%     375%     400%
TABLE:     STD        2         3         4         5         6         7        8        9       10       11       12
 AGE:
   0     1620.92%  1337.91%  1242.50%  1164.84%  1099.98%  1044.74%  996.93%  955.03%  917.90%  884.70%  854.78%  827.64%
   1     1579.05%  1307.16%  1215.44%  1140.76%  1078.38%  1025.22%  979.20%  938.85%  903.08%  871.09%  842.26%  816.09%
   2     1529.85%  1268.58%  1180.44%  1108.65%  1048.66%   997.54%  953.28%  914.46%  880.05%  849.27%  821.52%  796.33%
   3     1478.47%  1227.38%  1142.65%  1073.64%  1015.98%   966.82%  924.26%  886.93%  853.84%  824.22%  797.53%  773.29%
   4     1426.61%  1185.28%  1103.83%  1037.49%   982.05%   934.80%  893.87%  857.98%  826.15%  797.67%  771.99%  748.68%
   5     1375.49%  1143.52%  1065.23%  1001.45%   948.15%   902.71%  863.37%  828.85%  798.24%  770.86%  746.16%  723.75%
   6     1325.90%  1102.91%  1027.65%   966.34%   915.10%   871.42%  833.59%  800.40%  770.97%  744.63%  720.88%  699.32%
   7     1278.13%  1063.79%   991.44%   932.50%   883.23%   841.24%  804.86%  772.95%  744.65%  719.33%  696.49%  675.75%
   8     1232.10%  1026.07%   956.52%   899.86%   852.50%   812.12%  777.15%  746.46%  719.25%  694.90%  672.94%  653.00%
   9     1187.60%   989.56%   922.71%   868.24%   822.71%   783.89%  750.27%  720.76%  694.60%  671.18%  650.06%  630.89%
  10     1144.73%   954.37%   890.10%   837.74%   793.97%   756.65%  724.32%  695.96%  670.80%  648.28%  627.97%  609.53%
  11     1103.30%   920.32%   858.54%   808.20%   766.13%   730.25%  699.17%  671.89%  647.70%  626.05%  606.52%  588.79%
  12     1063.58%   887.70%   828.32%   779.93%   739.48%   704.99%  675.10%  648.88%  625.62%  604.80%  586.02%  568.97%
  13     1025.77%   856.73%   799.65%   753.14%   714.25%   681.10%  652.37%  627.16%  604.79%  584.77%  566.72%  550.32%
  14      989.64%   827.18%   772.32%   727.61%   690.24%   658.36%  630.74%  606.51%  585.00%  565.76%  548.39%  532.62%
  15      955.23%   799.11%   746.39%   703.43%   667.50%   636.87%  610.32%  587.02%  566.35%  547.84%  531.14%  515.98%
  16      922.82%   772.82%   722.16%   680.88%   646.35%   616.91%  591.39%  568.99%  549.12%  531.33%  515.28%  500.70%
  17      892.14%   748.05%   699.38%   659.71%   626.54%   598.25%  573.73%  552.20%  533.10%  516.00%  500.57%  486.55%
  18      863.05%   724.66%   677.91%   639.81%   607.94%   580.76%  557.20%  536.52%  518.17%  501.73%  486.90%  473.43%
  19      835.09%   702.19%   657.30%   620.71%   590.11%   564.00%  541.37%  521.50%  503.87%  488.08%  473.83%  460.88%
  20      808.09%   680.48%   637.38%   602.24%   572.85%   547.78%  526.04%  506.96%  490.03%  474.86%  461.17%  448.73%
  21      781.83%   659.31%   617.92%   584.19%   555.97%   531.89%  511.03%  492.70%  476.44%  461.87%  448.73%  436.78%
  22      756.31%   638.67%   598.94%   566.55%   539.46%   516.35%  496.31%  478.72%  463.10%  449.12%  436.49%  425.02%
  23      731.54%   618.60%   580.46%   549.37%   523.37%   501.18%  481.95%  465.06%  450.07%  436.65%  424.53%  413.51%
  24      707.43%   599.00%   562.39%   532.55%   507.59%   486.29%  467.83%  451.63%  437.24%  424.35%  412.72%  402.14%
  25      684.04%   579.96%   544.81%   516.17%   492.22%   471.78%  454.06%  438.51%  424.70%  412.33%  401.17%  391.02%
  26      661.36%   561.45%   527.72%   500.23%   477.24%   457.63%  440.63%  425.70%  412.45%  400.58%  389.87%  380.14%
  27      639.47%   543.57%   511.20%   484.82%   462.76%   443.94%  427.63%  413.31%  400.60%  389.22%  378.94%  369.61%
  28      618.33%   526.29%   495.23%   469.92%   448.76%   430.71%  415.06%  401.33%  389.14%  378.22%  368.36%  359.41%
  29      597.76%   509.43%   479.62%   455.34%   435.04%   417.72%  402.71%  389.54%  377.85%  367.38%  357.93%  349.34%
  30      577.72%   492.94%   464.34%   441.04%   421.56%   404.95%  390.56%  377.92%  366.71%  356.67%  347.61%  339.37%
  31      558.24%   476.86%   449.42%   427.07%   408.38%   392.45%  378.64%  366.52%  355.77%  346.14%  337.45%  329.56%
  32      539.30%   461.20%   434.86%   413.41%   395.49%   380.20%  366.96%  355.34%  345.03%  335.79%  327.46%  319.89%
  33      520.93%   445.96%   420.69%   400.11%   382.91%   368.25%  355.55%  344.40%  334.51%  325.66%  317.67%  310.41%
  34      503.13%   431.17%   406.92%   387.17%   370.67%   356.61%  344.42%  333.73%  324.25%  315.76%  308.10%  301.15%
  35      485.92%   416.85%   393.58%   374.63%   358.80%   345.31%  333.63%  323.38%  314.28%  306.14%  298.80%  292.13%
  36      469.29%   402.99%   380.65%   362.48%   347.29%   334.35%  323.15%  313.31%  304.60%  296.79%  289.75%  283.36%
  37      453.25%   389.61%   368.18%   350.75%   336.18%   323.77%  313.02%  303.59%  295.23%  287.75%  281.01%  274.88%
  38      437.76%   376.69%   356.13%   339.40%   325.43%   313.52%  303.22%  294.18%  286.16%  278.99%  272.52%  266.65%
  39      422.86%   364.25%   344.52%   328.48%   315.08%   303.66%  293.78%  285.11%  277.43%  270.56%  264.36%  258.73%
  40      408.51%   352.26%   333.33%   317.94%   305.09%   294.14%  284.67%  276.36%  269.00%  262.41%  256.47%  251.08%
  41      394.67%   340.69%   322.54%   307.78%   295.45%   284.96%  275.88%  267.91%  260.86%  254.54%  248.85%  243.69%
  42      381.37%   329.57%   312.16%   298.00%   286.19%   276.13%  267.42%  259.79%  253.03%  246.98%  241.53%  236.58%
  43      368.58%   318.89%   302.19%   288.61%   277.28%   267.64%  259.30%  251.99%  245.51%  239.71%  234.49%  229.75%
  44      356.31%   308.64%   292.62%   279.61%   268.75%   259.51%  251.51%  244.51%  238.30%  232.75%  227.75%  223.22%
  45      344.55%   298.83%   283.47%   271.00%   260.59%   251.74%  244.08%  237.37%  231.43%  226.11%  221.33%  216.99%
  46      333.28%   289.43%   274.71%   262.75%   252.78%   244.30%  236.97%  230.54%  224.85%  219.77%  215.19%  211.03%
  47      322.46%   280.42%   266.31%   254.85%   245.30%   237.18%  230.16%  224.01%  218.56%  213.70%  209.32%  205.34%
  48      312.08%   271.78%   258.26%   247.28%   238.14%   230.36%  223.64%  217.75%  212.54%  207.89%  203.70%  199.90%
  49      302.05%   263.41%   250.46%   239.95%   231.19%   223.74%  217.31%  211.68%  206.69%  202.24%  198.23%  194.60%
  50      292.37%   255.33%   242.92%   232.86%   224.47%   217.34%  211.18%  205.80%  201.03%  196.77%  192.94%  189.47%
  51      283.05%   247.55%   235.66%   226.02%   217.99%   211.16%  205.27%  200.12%  195.56%  191.49%  187.83%  184.51%
  52      274.08%   240.06%   228.67%   219.44%   211.75%   205.22%  199.59%  194.66%  190.30%  186.41%  182.91%  179.73%
  53      265.49%   232.89%   221.98%   213.14%   205.79%   199.54%  194.15%  189.44%  185.27%  181.55%  178.20%  175.18%
  54      257.26%   226.02%   215.58%   207.12%   200.09%   194.11%  188.96%  184.45%  180.47%  176.92%  173.72%  170.83%
  55      249.40%   219.48%   209.49%   201.39%   194.66%   188.95%  184.02%  179.72%  175.91%  172.52%  169.47%  166.71%
  56      241.90%   213.25%   203.69%   195.95%   189.51%   184.05%  179.35%  175.23%  171.60%  168.36%  165.45%  162.82%
  57      234.75%   207.32%   198.18%   190.78%   184.63%   179.41%  174.91%  170.99%  167.52%  164.43%  161.65%  159.14%
  58      227.92%   201.67%   192.93%   185.85%   179.98%   175.00%  170.71%  166.96%  163.65%  160.71%  158.06%  155.67%
  59      221.35%   196.24%   187.88%   181.12%   175.51%   170.75%  166.66%  163.08%  159.93%  157.12%  154.60%  152.32%
  60      215.04%   191.02%   183.03%   176.57%   171.21%   166.68%  162.77%  159.36%  156.36%  153.68%  151.28%  149.11%
  61      208.98%   186.02%   178.38%   172.22%   167.10%   162.77%  159.05%  155.80%  152.94%  150.39%  148.10%  146.03%
  62      203.21%   181.25%   173.96%   168.07%   163.19%   159.07%  155.52%  152.42%  149.69%  147.27%  145.09%  143.12%
  63      197.71%   176.72%   169.76%   164.15%   159.50%   155.56%  152.18%  149.24%  146.64%  144.33%  142.26%  140.39%
  64      192.48%   172.44%   165.80%   160.44%   156.01%   152.27%  149.05%  146.24%  143.77%  141.58%  139.61%  137.84%
  65      187.50%   168.37%   162.04%   156.93%   152.71%   149.15%  146.09%  143.42%  141.08%  138.99%  137.13%  135.44%
  66      182.76%   164.50%   158.46%   153.61%   149.59%   146.20%  143.29%  140.76%  138.53%  136.55%  134.78%  133.19%
  67      178.21%   160.80%   155.05%   150.43%   146.61%   143.39%  140.63%  138.23%  136.11%  134.24%  132.56%  131.05%
  68      173.85%   157.25%   151.78%   147.38%   143.75%   140.70%  138.07%  135.80%  133.79%  132.02%  130.43%  129.00%
  69      169.66%   153.84%   148.63%   144.45%   141.01%   138.11%  135.62%  133.47%  131.57%  129.89%  128.39%  127.04%
  70      165.62%   150.55%   145.60%   141.63%   138.36%   135.61%  133.25%  131.21%  129.42%  127.83%  126.41%  125.13%
  71      161.74%   147.39%   142.69%   138.92%   135.82%   133.21%  130.98%  129.05%  127.35%  125.85%  124.51%  123.31%
  72      158.03%   144.36%   139.89%   136.32%   133.38%   130.91%  128.80%  126.98%  125.38%  123.96%  122.70%  121.56%
  73      154.50%   141.51%   137.26%   133.87%   131.09%   128.75%  126.76%  125.03%  123.52%  122.19%  121.00%  119.93%
  74      151.15%   138.79%   134.77%   131.55%   128.92%   126.71%  124.83%  123.20%  121.78%  120.52%  119.40%  118.40%
  75      147.95%   136.21%   132.39%   129.35%   126.86%   124.77%  123.00%  121.47%  120.13%  118.94%  117.89%  116.95%
  76      144.90%   133.75%   130.13%   127.25%   124.90%   122.93%  121.26%  119.82%  118.55%  117.44%  116.46%  115.57%
  77      141.99%   131.40%   127.97%   125.25%   123.03%   121.17%  119.60%  118.24%  117.06%  116.01%  115.09%  114.26%
  78      139.23%   129.18%   125.93%   123.36%   121.26%   119.51%  118.03%  116.75%  115.64%  114.66%  113.79%  113.01%
  79      136.61%   127.08%   124.00%   121.57%   119.59%   117.95%  116.55%  115.35%  114.31%  113.39%  112.58%  111.85%
  80      134.15%   125.11%   122.20%   119.91%   118.04%   116.49%  115.18%  114.05%  113.07%  112.21%  111.45%  110.77%
  81      131.83%   123.27%   120.52%   118.35%   116.59%   115.13%  113.89%  112.84%  111.92%  111.11%  110.40%  109.76%
  82      129.67%   121.56%   118.96%   116.91%   115.25%   113.88%  112.72%  111.73%  110.87%  110.11%  109.45%  108.85%
  83      127.65%   119.97%   117.51%   115.58%   114.02%   112.73%  111.64%  110.71%  109.90%  109.20%  108.57%  108.02%
  84      125.74%   118.49%   116.16%   114.34%   112.87%   111.65%  110.63%  109.76%  109.00%  108.34%  107.76%  107.24%
  85      123.96%   117.10%   114.90%   113.18%   111.79%   110.65%  109.69%  108.87%  108.17%  107.55%  107.01%  106.52%
  86      122.29%   115.82%   113.74%   112.12%   110.81%   109.73%  108.83%  108.06%  107.40%  106.82%  106.31%  105.86%
  87      120.74%   114.63%   112.67%   111.13%   109.89%   108.88%  108.03%  107.30%  106.68%  106.14%  105.67%  105.25%
  88      119.30%   113.55%   111.70%   110.24%   109.07%   108.11%  107.31%  106.63%  106.05%  105.54%  105.09%  104.70%
  89      117.98%   112.59%   110.83%   109.46%   108.35%   107.44%  106.68%  106.04%  105.49%  105.01%  104.58%  104.21%
  90      116.75%   111.72%   110.07%   108.77%   107.72%   106.86%  106.14%  105.53%  105.01%  104.56%  104.16%  103.80%
  91      115.60%   110.94%   109.39%   108.17%   107.18%   106.37%  105.69%  105.12%  104.62%  104.19%  103.82%  103.49%
  92      114.42%   110.16%   108.71%   107.57%   106.64%   105.87%  105.24%  104.69%  104.23%  103.83%  103.47%  103.16%
  93      113.23%   109.37%   108.04%   106.97%   106.10%   105.38%  104.78%  104.27%  103.84%  103.46%  103.13%  102.83%
  94      112.00%   108.59%   107.37%   106.38%   105.57%   104.90%  104.34%  103.86%  103.45%  103.10%  102.79%  102.51%
  95      110.72%   107.80%   106.72%   105.82%   105.07%   104.44%  103.91%  103.46%  103.07%  102.74%  102.45%  102.19%
  96      109.36%   107.01%   106.08%   105.29%   104.62%   104.04%  103.55%  103.12%  102.76%  102.44%  102.17%  101.97%
  97      107.80%   106.10%   105.38%   104.74%   104.17%   103.67%  103.22%  102.82%  102.47%  102.17%  101.97%  101.00%
  98      105.91%   104.94%   104.50%   104.07%   103.68%   103.30%  102.95%  102.63%  102.32%  102.04%  101.00%  101.00%
  99      103.39%   103.09%   102.94%   102.79%   102.65%   102.50%  102.35%  102.20%  102.05%  101.97%  101.00%  101.00%
  100     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  101     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  102     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  103     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  104     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  105     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  106     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  107     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  108     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  109     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  110     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  111     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  112     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  113     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  114     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  115     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  116     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  117     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  118     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  119     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
  120     101.00%   101.00%   101.00%   101.00%   101.00%   101.00%  101.00%  101.00%  101.00%  101.00%  101.00%  101.00%
                                 CASH VALUE ACCUMULATION TEST (PERCENTAGE OF POLICY VALUE) - UNISEX
          425%     450%     475%      500%
TABLE:     13       14       15        16
 AGE:
   0     802.88%  780.16%  759.22%   739.85%
   1     792.21%  770.29%  750.08%   731.38%
   2     773.33%  752.22%  732.76%   714.75%
   3     751.16%  730.85%  712.13%   694.79%
   4     727.40%  707.86%  689.84%   673.16%
   5     703.27%  684.48%  667.15%   651.10%
   6     679.63%  661.56%  644.89%   629.45%
   7     656.82%  639.43%  623.40%   608.55%
   8     634.79%  618.07%  602.65%   588.36%
   9     613.37%  597.29%  582.46%   568.72%
  10     592.69%  577.22%  562.96%   549.74%
  11     572.59%  557.72%  544.00%   531.29%
  12     553.39%  539.09%  525.89%   513.67%
  13     535.33%  521.58%  508.88%   497.13%
  14     518.21%  504.98%  492.77%   481.46%
  15     502.12%  489.40%  477.66%   466.78%
  16     487.37%  475.13%  463.84%   453.38%
  17     473.74%  461.97%  451.11%   441.05%
  18     461.11%  449.80%  439.36%   429.68%
  19     449.04%  438.17%  428.13%   418.83%
  20     437.36%  426.91%  417.27%   408.33%
  21     425.86%  415.82%  406.56%   397.97%
  22     414.53%  404.89%  396.00%   387.75%
  23     403.44%  394.19%  385.65%   377.73%
  24     392.48%  383.60%  375.40%   367.80%
  25     381.75%  373.22%  365.35%   358.06%
  26     371.24%  363.06%  355.51%   348.51%
  27     361.07%  353.22%  345.98%   339.27%
  28     351.22%  343.70%  336.75%   330.31%
  29     341.49%  334.28%  327.62%   321.44%
  30     331.85%  324.93%  318.55%   312.63%
  31     322.34%  315.71%  309.59%   303.92%
  32     312.98%  306.62%  300.75%   295.32%
  33     303.78%  297.69%  292.07%   286.86%
  34     294.79%  288.95%  283.56%   278.57%
  35     286.04%  280.44%  275.28%   270.49%
  36     277.52%  272.15%  267.20%   262.62%
  37     269.28%  264.14%  259.40%   255.00%
  38     261.29%  256.36%  251.82%   247.61%
  39     253.59%  248.87%  244.52%   240.49%
  40     246.15%  241.63%  237.47%   233.61%
  41     238.97%  234.64%  230.65%   226.95%
  42     232.06%  227.92%  224.09%   220.56%
  43     225.43%  221.46%  217.80%   214.41%
  44     219.08%  215.28%  211.78%   208.54%
  45     213.02%  209.39%  206.04%   202.94%
  46     207.24%  203.77%  200.56%   197.60%
  47     201.72%  198.39%  195.33%   192.50%
  48     196.43%  193.26%  190.33%   187.62%
  49     191.29%  188.25%  185.46%   182.87%
  50     186.30%  183.40%  180.73%   178.26%
  51     181.48%  178.71%  176.16%   173.80%
  52     176.85%  174.20%  171.76%   169.51%
  53     172.42%  169.89%  167.56%   165.42%
  54     168.19%  165.78%  163.56%   161.51%
  55     164.20%  161.90%  159.78%   157.82%
  56     160.42%  158.23%  156.21%   154.35%
  57     156.86%  154.77%  152.84%   151.07%
  58     153.49%  151.50%  149.67%   147.98%
  59     150.25%  148.35%  146.61%   145.00%
  60     147.13%  145.33%  143.67%   142.14%
  61     144.16%  142.44%  140.86%   139.41%
  62     141.34%  139.71%  138.21%   136.83%
  63     138.69%  137.14%  135.72%   134.41%
  64     136.22%  134.75%  133.40%   132.16%
  65     133.91%  132.52%  131.24%   130.06%
  66     131.74%  130.41%  129.20%   128.09%
  67     129.67%  128.42%  127.28%   126.22%
  68     127.70%  126.52%  125.44%   124.44%
  69     125.81%  124.69%  123.67%   122.73%
  70     123.98%  122.92%  121.96%   121.07%
  71     122.22%  121.23%  120.32%   119.48%
  72     120.53%  119.60%  118.74%   117.96%
  73     118.96%  118.08%  117.28%   116.54%
  74     117.49%  116.66%  115.91%   115.22%
  75     116.09%  115.32%  114.61%   113.97%
  76     114.77%  114.05%  113.39%   112.78%
  77     113.51%  112.83%  112.21%   111.65%
  78     112.31%  111.68%  111.10%   110.58%
  79     111.20%  110.60%  110.07%   109.57%
  80     110.16%  109.61%  109.10%   108.65%
  81     109.19%  108.68%  108.21%   107.78%
  82     108.32%  107.84%  107.40%   107.01%
  83     107.52%  107.08%  106.67%   106.30%
  84     106.78%  106.36%  105.99%   105.64%
  85     106.09%  105.70%  105.35%   105.03%
  86     105.46%  105.10%  104.77%   104.48%
  87     104.87%  104.53%  104.23%   103.95%
  88     104.34%  104.03%  103.74%   103.49%
  89     103.88%  103.58%  103.32%   103.07%
  90     103.49%  103.21%  102.96%   102.73%
  91     103.19%  102.92%  102.68%   102.47%
  92     102.88%  102.63%  102.41%   102.21%
  93     102.57%  102.34%  102.14%   101.97%
  94     102.27%  102.06%  101.97%   101.00%
  95     101.97%  101.97%  101.00%   101.00%
  96     101.00%  101.00%  101.00%   101.00%
  97     101.00%  101.00%  101.00%   101.00%
  98     101.00%  101.00%  101.00%   101.00%
  99     101.00%  101.00%  101.00%   101.00%
  100    101.00%  101.00%  101.00%   101.00%
  101    101.00%  101.00%  101.00%   101.00%
  102    101.00%  101.00%  101.00%   101.00%
  103    101.00%  101.00%  101.00%   101.00%
  104    101.00%  101.00%  101.00%   101.00%
  105    101.00%  101.00%  101.00%   101.00%
  106    101.00%  101.00%  101.00%   101.00%
  107    101.00%  101.00%  101.00%   101.00%
  108    101.00%  101.00%  101.00%   101.00%
  109    101.00%  101.00%  101.00%   101.00%
  110    101.00%  101.00%  101.00%   101.00%
  111    101.00%  101.00%  101.00%   101.00%
  112    101.00%  101.00%  101.00%   101.00%
  113    101.00%  101.00%  101.00%   101.00%
  114    101.00%  101.00%  101.00%   101.00%
  115    101.00%  101.00%  101.00%   101.00%
  116    101.00%  101.00%  101.00%   101.00%
  117    101.00%  101.00%  101.00%   101.00%
  118    101.00%  101.00%  101.00%   101.00%
  119    101.00%  101.00%  101.00%   101.00%
  120    101.00%  101.00%  101.00%   101.00%

ADDITIONAL INFORMATION


Additional information about the Policy is available in the Statement of Additional Information dated XXXXXXXXXX and which is part of this prospectus.


Your questions and/or requests for a free copy of the Statement of Additional Information or a free personalized illustration should be directed to: Principal Variable Universal Life Income II, Principal Financial Group, P.O. Box 9296, Des Moines, Iowa 50306-9296, 1-800-247-9988. You may also contact us through our internet site: www.principal.com


Information about the Policy (including the Statement of Additional Information) can be reviewed and copied at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the Commission at 202-551-8090. Reports and other information about the Policy are available on the Commission's internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission, Room 1580, 100 F Street NE, Washington, D.C. 20549.

                  Principal Variable Universal Life Income II
                   Investment Company Act File No. 333-115269

                                     PART B






                      STATEMENT OF ADDITIONAL INFORMATION






                PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME II/SM/






                              DATED _____________






The Statement of Additional Information provides information about the Principal Variable Universal Life Income II Insurance Policy sponsored by Principal Life Insurance Company through its Principal Life Insurance Company Variable Life Separate Account.





This Statement of Additional Information is not a prospectus but does provide information that supplements the Policy's Prospectus dated ___________. It should be read with that Prospectus which is available without charge. To request a copy of the Prospectus, please contact us at:





                  Principal Variable Universal Life Income II
                           Principal Financial Group
                                 P.O. Box 9296
                          Des Moines, Iowa 50306-9296
                            Telephone:1-800-247-9988

                               TABLE OF CONTENTS


                                                                            Page


GENERAL INFORMATION AND HISTORY.........................................3

 THE COMPANY............................................................ 3

 PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT ........ 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...........................3

UNDERWRITERS ............................................................3

 UNDERWRITING PROCEDURES ................................................ 3

PERFORMANCE DATA ........................................................4

FINANCIAL STATEMENTS....................................................5

GENERAL INFORMATION AND HISTORY


THE COMPANY
Principal Life Insurance Company (the "Company") is the issuer of the Principal Variable Universal Life Income II Insurance Policy (the "Policy"). The Company is a stock life insurance company with its home office at: Principal Financial Group, Des Moines, Iowa 50392. It is authorized to transact life and annuity business in all states of the United States and the District of Columbia. The Company is a wholly owned indirect subsidiary of Principal Financial Group, Inc., a publicly-traded company.

In 1879, the Company was incorporated under Iowa law as a mutual assessment life insurance company named Bankers Life Association. It became a legal reserve life insurance company and changed its name to Bankers Life Company in 1911 and then to Principal Mutual Life Insurance Company in 1986. The name change to Principal Life Insurance Company and reorganization into a mutual insurance holding company structure took place in 1998, when the Company became a stock life insurance company. In 2001, the mutual insurance holding company converted to a stock company through a process called demutualization, resulting in the current organizational structure.


PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT
The separate account was established under Iowa law on November 2, 1987. It was then registered as a unit investment trust with the SEC. This registration does not involve SEC supervision of the investments or investment policies of the separate account.

All of the units of the Separate Account are owned by the Company. Policy owners may purchase units of the divisions of the Separate Account.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Ernst & Young LLP, 801 Grand Avenue, Des Moines, Iowa, serves as the independent registered public accounting firm for Principal Life Insurance Company Variable Life Separate Account and the Company.


UNDERWRITERS


The principal underwriter of the Policy is Princor Financial Services Corporation ("Princor") which is a wholly-owned subsidiary of Principal Financial Services, Inc. and an affiliate of the Company. The address of Princor is The Principal Financial Group, 680 8th Street, Des Moines, IA 50392. Princor was incorporated in Iowa in 1968, and is a securities broker-dealer registered with the SEC as well as a member of the Financial Industry Regulatory Authority (FINRA). The Policies may also be sold through other broker-dealers authorized by Princor and applicable law to do so. Registered representatives of such broker-dealers may be paid on a different basis than described below.


The Policy's offering to the public is continuous. As the principal underwriter, Princor is paid for the distribution of the Policy.

         2007 *
    RECEIVED/RETAINED
    -----------------
          $/$0
  * for the period from _______, 2007 through December 31, 2007



UNDERWRITING PROCEDURES

Guaranteed maximum cost of insurance rates are based on 2001 CSO Mortality Table (the prevailing mortality table approved by the National Association of Insurance Commissioners), age nearest birthday, with distinction for the insured's gender and tobacco status.

PERFORMANCE DATA


The Separate Account may publish advertisements containing information (including graphs, charts, tables and examples) about the performance of one or more of its divisions.


The Policy was not offered prior to _______________. The Separate Account may publish advertisements containing information about the hypothetical performance of one or more of its divisions for this Policy as if the Policy had been issued on or after the date the underlying mutual fund in which such division invests was first offered. The hypothetical performance from the date of the inception of the underlying mutual fund is derived by reducing the actual performance of the underlying mutual fund by the fees and charges of the Policy as if it had been in existence. The yield and total return figures described below vary depending upon market conditions, the composition of the underlying mutual fund's portfolios and operating expenses. These factors and possible differences in the methods used in calculating yield and total return should be considered when comparing the Separate Account performance figures to performance figures published for other products. The Separate Account may also quote rankings, yields or returns published by independent statistical services or publishers and information regarding performance of certain market indices. Any performance data quoted for the Separate Account represents historical performance and is not intended to indicate future performance.


From time to time the Principal Variable Contracts Fund, Inc. advertises its Money Market division's "yield" and "effective yield". Both yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the division refers to the income generated in the division over a seven day period (the period will be stated in the advertisement). This income is then "annualized." That is, the amount of income generated during that week is assumed to be generated each week over a 52-week period and is shown as a percentage. The "effective yield" is calculated similarly but, when annualized, the income earned in the division is assumed to be reinvested. The "effective yield" is slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither yield quotation reflects a sales load deducted from purchase payments which, if included, would reduce the "yield" and "effective yield." For the period ended December 31, 2007, the 7-day annualized and effective yields were XXXXXX% and XXXXXX%, respectively.


In addition, the Separate Account advertises the "yield" for certain other divisions. The "yield" of a division is determined by annualizing the net investment income per unit for a specific, historical 30-day period and dividing the result by the ending maximum offering price of the unit for the same period. This yield quotation does not reflect a contingent deferred sales charge which, if included, would reduce the "yield." No contingent deferred sales charge is assessed on investments in the Separate Account divisions of the Policy, however, Policies which are fully surrendered within the first ten policy years (or within ten years of a policy face amount increase) are subject to a surrender charge.


Performance history of the underlying mutual funds is measured by comparing the value of the underlying mutual fund at the beginning of the period to the value of the underlying mutual fund at the end of the period.


The Separate Account also advertises the average annual total return of its various divisions. The average annual total return for any of the divisions is computed by calculating the average annual compounded rate of return over the stated period that would equate an initial premium of $1,000 to the ending redeemable policy value.


The performance information does not include any charges or fees that are deducted from your Policy. These are charges and fees such as the sales charge, charge for taxes, surrender charges, transfer fees (if any), cost of insurance charge, asset based charge, monthly administrative charge, monthly policy issue charge, policy loan interest charge (if any), and charges for optional insurance benefits. Some of these charges vary depending on your age, gender, face amount, underwriting class, premiums, policy duration, and account value. All of these policy charges will have a significant impact on your Policy's value and overall performance. If these charges and fees were reflected in the performance data, performance would be lower. To see the impact of these charges and fees on your Policy's performance, you should obtain a personalized illustration based on historical underlying mutual fund performance from your financial adviser.

Following are the hypothetical average annual total returns for the periods ended December 31, 2006 assuming the Policy had been offered as of the effective dates of the underlying mutual funds in which the divisions invest:

                            EFFECTIVE                                           SINCE
       DIVISION                DATE         ONE YEAR  FIVE YEARS  TEN YEARS   INCEPTION
       --------             ---------       --------  ----------  ---------   ---------
 AIM V.I. Capital
 Appreciation            May 5, 1993          6.07%      3.61%      4.77%       8.68%
 AIM V.I. Core Equity    May 2, 1994         16.42       6.80       7.03        9.53
 AIM V. I. Global
 Health Care             May 22, 1997         5.23       3.47                   8.70
 AllianceBernstein
 International Value
 AllianceBernstein
 Small Cap Growth
 AllianceBernstien
 Small/Mid Cap Value
 American Century VP
 Income & Growth         October 30, 1997    16.81       7.40                   7.18
 American Century VP
 Value                   May 1, 1996         18.46       9.76      10.77       11.27
 American Century VP
 Vista

 Calvert Income
 Columbia Small Cap
 Value
 DWS Dreman Small Mid
 Cap Value
 Fidelity VIP II
 Contrafund              January 3, 1995     11.43      11.65      10.97       13.97
 Fidelity VIP
 Equity-Income           November 3, 1986    19.93       8.85       9.04       11.10
 Fidelity VIP High
 Income                  October 1, 1985     11.02      10.22       3.00        4.55
 Fidelity VIP MidCap     December 28, 1998   12.40      15.52                  19.13
 Franklin Mutual
 Discovery
 Franklin Rising
 Dividends Securities
 Goldman Sachs -
 Structured Small Cap
 Equity
 Janus Aspen Forty
 Janus Aspen
 International Growth
 MFS VIT New Discovery   May 1, 1998         12.93       2.70                   7.59
 MFS VIT Utilities
 Neuberger Berman AMT
 Partners
 Oppenheimer Main
 Street Small Cap
 Principal VCF Bond      December 18, 1987    4.65       5.17       5.73        7.53
 Principal VCF Capital
 Value                   May 13, 1970        19.95       9.30       7.43       12.13
 Principal VCF
 Diversified
 International           May 2, 1994         27.96      16.32       8.67        9.54
 Principal VCF Equity
 Growth                  June 1, 1994         6.21       2.60       6.38       10.51
 Principal VCF
 Government & High
 Quality Bond            April 9, 1987        4.23       4.06       5.71        7.14
 Principal VCF
 International
 Emerging Markets        October 24, 2000    38.32      27.49                  19.61
 Principal VCF
 International
 SmallCap                May 1, 1998         30.38      23.14                  15.17
 Principal VCF
 LargeCap Blend          May 1, 2002         15.82                              7.48
 Principal VCF
 LargeCap Stock Index    May 3, 1999         15.57       5.81                   1.81
 Principal VCF
 LargeCap Value          May 1, 2002         21.55                             10.47
 Principal VCF MidCap    December 18, 1987   14.23      12.23      10.95       14.12
 Principal VCF MidCap
 Growth                  May 1, 1998          9.65       7.64                   3.85
 Principal VCF MidCap
 Stock
 Principal VCF MidCap
 Value                   May 3, 1999         13.28      13.55                  13.60
 Principal VCF Money
 Market                  March 18, 1983       4.63       2.06       3.54        5.20
 Principal VCF
 Principal LifeTime
 2010                    August 30, 2004     12.30                             11.79
 Principal VCF
 Principal LifeTime
 2020                    August 30, 2004     15.16                             14.07
 Principal VCF
 Principal LifeTime
 2030                    August 30, 2004     14.83                             13.91
 Principal VCF
 Principal LifeTime
 2040                    August 30, 2004     15.13                             14.80
 Principal VCF
 Principal LifeTime
 2050                    August 30, 2004     15.49                             15.06
 Principal VCF
 Principal LifeTime
 Strategic Income        August 30, 2004     10.26                              9.86
 Principal VCF Real
 Estate Securities       May 1, 1998         36.61      26.08                  17.51
 Principal VCF
 Short-Term Bond         May 1, 2003          4.44                              2.26
 Principal VCF
 SmallCap Growth         May 1, 1998          8.97       0.39                   2.15
 Principal VCF
 SmallCap Value          May 1, 1998         18.64      16.31                  13.02
 Principal VCF
 Strategic Asset
 Management Balanced     June 3, 1997        10.61       7.66                   8.98
 Principal VCF
 Strategic Asset
 Management
 Conservative Balanced   April 23, 1998       8.80       7.09                   5.63
 Principal VCF
 Strategic Asset
 Management
 Conservative Growth     June 3, 1997        12.21       7.86                   9.60
 Principal VCF
 Strategic Asset
 Management Flexible
 Income                  September 9, 1997    6.85       6.36                   6.98
 Principal VCF
 Strategic Asset
 Management Strategic
 Growth                  June 3, 1997        13.05       7.76                  10.58
 Summit S&P MidCap 400
 Index
 Summit Russell 2000
 Small Cap Index


FINANCIAL STATEMENTS

TO BE FILED BY AMENDMENT






                                     PART C
                                OTHER INFORMATION

Item 26.  Exhibits

          (a)    Board Resolution of Registrant *

          (b)    N/A

          (c1)   Distribution Agreement **
          (c2)   Selling Agreement *
          (c3)   Registered Representative Agreement **

          (d1)   Form of Variable Life Contract *
          (d2)   Accidental Death Benefit Rider *
          (d3)   Change of Isured Rider *
          (d4)   Cost of Living Increase Rider *
          (d5)   Death Benefit Guarantee Rider *
          (d6)   Life Paid-Up Rider *
          (d7)   Return of Cost of Insurance Rider *
          (d8)   Salary Increase Rider *
          (d9)   Surrender Charge Adjustment Rider *
          (d10)  Waiver of Monthly Policy Charge Rider *
          (d11)  Waiver of Specified Premium Rider *

          (e1)   Life Insurance Application *
          (e2)   Life or Disability Application *
          (e3)   Guaranteed/Simplified Issue Life Insurance Application *
          (e4)   Multi-Life Guaranteed Issue Life Insurance Application *
          (e5)   Supplemental Application *

          (f1)   Articles of Incorporation of the Depositor **
          (f2)   Bylaws of Depositor **

          (g)    Reinsurance Contracts **

          (h)    Participation Agreements
                 (h1)   AllianceBerstein Variable Products Series Fund, Inc. **
                 (h2)   AIM Variable Insurance Funds **
                 (h3)   American Century Investment Management, Inc. **
                 (h4)   Calvert Variable Serires, Inc.  **
                 (h5)   Columbia Variable Series **
                 (h6)   DWS Dreman Variable Insurance Product  **
                 (h7)   Fidelity Variable  Insurance  Products Fund **
                 (h8)   Franklin Templeton Variable Insurance Product **
                 (h9)   Goldman Sachs Variable Insurance Trust **
                 (h10)  Janus Aspen Series **
                 (h11)  MFS Variable Insurance Trust **
                 (h12)  Neuberger Berman Advisers Management Trust **
                 (h13)  Oppenheimer Main Street Variable Annuity **
                 (h14)  Summit Pinnacle Serires **

          (i)    N/A

          (j)    N/A

          (k)    Opinion of Counsel **

          (l)    Actuarial Opinion **

          (m)    Calculations *

          (n1)   Consent of Auditor **
          (n2)   Powers of Attorney *

          (o)    Financial Statement Schedules **

          (p)    N/A

          (q)    Redeemability Exemption (6e-2(b)(12)(ii) or 6e-3(T)) **

*    Filed herein
**   to be Filed by Amendment

Item 27.  Officers and Directors of the Depositor

Principal Life Insurance Company is managed by a Board of Directors which is elected by its policyowners. The directors and executive officers of the Company, their positions with the Company, including Board Committee memberships, and their principal business address, are as follows:

DIRECTORS:

 Name and                                  Positions and Offices
 Principal Business Address

BETSY J. BERNARD
 40 Shalebrook Drive                        Director
 Morristown, NJ  07960                      Chair, Nominating and Governance
                                              Committee

 JOCELYN CARTER-MILLER
 TechEdventures                             Director
 3020 NW 33rd Avenue                        Member, Nominating and Governance
 Lauderdale Lakes, FL  33311                  Committee

 GARY E. COSTLEY
 C & G Capital and Management, LLC          Director
 257 Barefoot Beach Boulevard               Member, Human Resources
 Suite 404                                    Committee
 Bonita Springs, FL  34134

 MICHAEL T. DAN
 The Brink's Company                        Director
 1801 Bayberry Court                        Member, Human Resources Committee
 Richmond, VA  23226

 C. DANIEL GELATT, JR.
 NMT Corporation                            Director
 2004 Kramer Street                         Member, Executive Committee
 La Crosse, WI 54603                        Member, Human Resources
                                              Committee

 J. BARRY GRISWELL
 The Principal Financial Group              Director
 Des Moines, IA 50392                       Chairman of the Board and
                                              Chair, Executive Committee
                                            Principal Life: Chairman and
                                            Chief Executive Officer

 SANDRA L. HELTON
 1040 North Lake Shore Drive #26A           Director
 Chicago, IL  60611                           Member, Audit Committee


 WILLIAM T. KERR
 Meredith Corporation                       Director
 1716 Locust St.                            Member, Executive Committee
 Des Moines, IA  50309-3023                   and Chair, Human Resources
                                              Committee

 RICHARD L. KEYSER
 W.W. Grainger, Inc.                        Director
 100 Grainger Parkway                       Member, Nominating and Governance
 Lake Forest, IL  60045-5201                  Committee


 ARJUN K. MATHRANI
 176 East 71st Street, Apt. 9-F             Director
 New York, NY  10021                        Member, Audit Committee


 ELIZABETH E. TALLETT
 Hunter Partners, LLC                       Director
 48 Federal Twist Road                      Chair, Audit Committee
 Stockton, NJ  08559                          Member, Executive Committee


 THERESE M. VAUGHAN
 Drake University                           Director
 2507 University Avenue                     Member, Audit Committee
 Des Moines, Iowa 50311

 LARRY D. ZIMPLEMAN
 The Principal Financial Group              Director
 Des Moines, IA  50392                      Principal Life:  President and
                                              Chief Operating Officer


EXECUTIVE OFFICERS (OTHER THAN DIRECTORS):

  JOHN EDWARD ASCHENBRENNER            President, Insurance and Financial Services
  CRAIG L. BASSETT                     Vice President and Treasurer
  RONALD L. DANILSON                   Senior Vice President Retirement and Investor Services
  JAMES DAVID DEVRIES                  Senior Vice President Human Resources
  GREG B. ELMING                       Senior Vice President and Controller
  RALPH CRAIG EUCHER                   Senior Vice President Retirement and Investor Services
  NORA MARY EVERETT                    Senior Vice President and Deputy General Counsel
  MICHAEL HARRY GERSIE                 Executive Vice President and Chief Financial Officer
  THOMAS JOHN GRAF                     Senior Vice President Investor Relations
  JOYCE NIXSON HOFFMAN                 Senior Vice President and Corporate Secretary
  DANIEL JOSEPH HOUSTON                Executive Vice President Retirement and Investor Services
  CAREY GRANT JURY                     Senior Vice President Health
  ELLEN ZISLIN LAMALE                  Senior Vice President and Chief Actuary
  JULIA MARIE LAWLER                   Senior Vice President and Chief Investment Officer
  JAMES PATRICK MCCAUGHAN              President, Global Asset Management
  TIMOTHY JON MINARD                   Senior Vice President Retirement Distribution
  MARY AGNES O'KEEFE                   Senior Vice President and Chief Marketing Officer
  GARY PAUL SCHOLTEN                   Senior Vice President and Chief Information Officer
  KAREN ELIZABETH SHAFF                Executive Vice President and General Counsel
  NORMAN RAUL SORENSEN                 Senior Vice President International Asset Accumulation
  DEANNA DAWNETTE STRABLE-SOETHOUT     Senior Vice President Individual Life and Specialty Benefits


Item 28.  Persons Controlled by or Under Common Control with Registrant

     Principal Financial Services, Inc. (an Iowa corporation) an intermediate holding company organized pursuant to Section 512A.14 of the Iowa Code.

          Subsidiaries  wholly-owned,   unless  otherwise  noted,  by  Principal
          Financial Services, Inc.

          a. Princor Financial Services Corporation (an Iowa Corporation) a registered broker-dealer.

          b.   PFG DO Brasil LTDA (Brazil) a Brazilian  holding company.  (owned
               46%)

          c. Principal International, Inc. (an Iowa Corporation) a company engaged in international business development.

          d. JF Molloy & Associates, Inc. (an Indiana Corporation) A third party administrator for group medical coverage.

          e. Molloy Medical Management Company, Inc. (an Indiana Corporation) a company that provides medical claims-related services to JF Molloy & Associates, Inc.

          f. Principal Wellness Company (an Indiana Corporation) a company that provides health and wellness-related services.

          g. Principal Health Insurance Company (Iowa) a stock life insurance company engaged in the business of health insurance.

          h. Principal Global Investors Holding Company, Inc. (Delaware) a holding company.

          j. Principal Financial Group (Mauritius) Ltd. a Mauritius holding company.

          k. Principal Life Insurance Company (an Iowa corporation) a stock life insurance company engaged in the business of insurance and retirement services.

          l. Principal Financial Services (Australia), Inc. an Iowa holding company.

          m. Principal Investors Corporation (New Jersey) a general business corporation that holds investments.

          n. Principal International Holding Company, LLC a Delaware limited liability company that serves as a downstream holding company for Principal Financial Services, Inc.

          o.   Principal   Management   Corporation  (an  Iowa   Corporation)  a
               registered investment advisor.

          p. Principal Global Services Private Limited (India) a company formed as an in-sourcing company for the Principal Financial Group.

          q.   CCB Principal Asset Management  Company,  Ltd. (China) (25% owned
               JV) a company engaged in fund management with a complete line of products.

          r.   Principal International de Chile, S.A. (Chile) a holding company.

          Subsidiaries wholly-owned by Principal Management Corporation:

          a.   Principal  Financial  Advisors,   Inc.  a  registered  investment
               advisor offering asset allocation services for pension plans.

          b.   Principal  Shareholder  Services,   Inc.  (f/k/a  WM  Shareholder
               Services, Inc.) a transfer agent company.

          c.   Edge  Asset  Management,   Inc.  (f/k/a  WM  Advisors,  Inc.)  an
               SEC-registered investment advisor.

          d. Principal Funds Distributor, Inc. (f/k/a WM Funds Distributor, Inc.) a retail mutual funds distributor.

          Subsidiary wholly-owned by PFG DO Brasil LTDA

          a. Brasilprev Seguros E Previdencia S.A. (Brazil) a pension fund company.

          Subsidiaries wholly-owned by Principal International, Inc.:

          a. Principal International (Asia) Limited (Hong Kong) a corporation operating as a regional headquarters for Asia.

          b.   Principal Trust Company(Asia) Limited (Hong Kong) a trust company

          c. Principal Mexico Compania de Seguros, S.A. de C.V. (Mexico) a life insurance company.

          d.   Principal Pensiones, S.A. de C.V. (Mexico) a pension company.

          e.   Principal Afore, S.A. de C.V. (Mexico), a pension company.

          f.   Principal  Mexico  Servicios,  S.A.  de C.V.  (Mexico)  a company
               established   to  be  the   employer  of  Mexico   administration
               employees.

          g. Distribuidora Principal Mexico, S.A. de C.V. (Mexico) a company established to be the employer of Mexico sales employees.

          h. Principal Fondos De Inversion S.A. De C.V. (Mexico) a mutual fund company.

          i.   Principal   Consulting   (India)   Private   Limited   (an  India
               corporation) an India consulting company.

          j. Principal International Mexico Holding, S.A. De C.V. (Mexico) a holding company.

          Subsidiaries   wholly-owned  by  Principal  Global  Investors  Holding
          Company, Inc.

          a. Principal Global Investors (Ireland) Limited an Ireland company that engages in funds management.

          b. Principal Global Investors (Europe) Limited a United Kingdom company that engages in European representation and distribution of the Principal Investments Funds.

          c. Principal Global Investors (Singapore) Limited (a Singapore corporation) a company engaging in funds management.

          d. Principal Global Investors (Japan) Limited a company engaged in investments and related services.

          Subsidiaries  wholly-owned,   unless  otherwise  noted,  by  Principal
          Financial Group (Mauritius) Ltd.

          a. Principal PNB Asset Management Company Private Limited (India) an India asset management company.

          b. Principal Trustee Company Private Limited (India) a trustee for mutual funds.

          c. PNB Principal Financial Planners Private Limited (India) a financial products distribution company. Products to be distributed and sold will include mutual funds, bonds, retail debt offerings and portfolio management services. (owned 65%)

          d. PNB Principal Insurance Advisory Company Private Limited (26% owned JV) (India) an insurance brokerage company.

          e. Principal PNB Life Insurance Company Limited (26% owned JV) (India) an entity organized to enter the Group Pension, Superannuation and asset accumulation business in India, currently inactive.

          Subsidiaries  organized and  wholly-owned  by Principal Life Insurance
          Company:

          a.   Principal Real Estate Fund Investors, LLC

          b.   Principal  Global  Investors,  LLC  (a  Delaware  Corporation)  a
               limited liability company that provides private mortgage, real estate & fixed-income securities services to institutional clients.

          c. Principal Development Investors, LLC (a Delaware Corporation) a limited liability company engaged in acquiring and improving real property through development and redevelopment.

          d. Principal Holding Company (an Iowa Corporation) a downstream holding company for Principal Life Insurance Company.

          e. HealthRisk Resource Group, LLC (an Iowa Corporation) A limited liability company that provides managed care expertise and administrative services to provider organizations involved in risk-assuming contracts for health care services.

          f. Principal Real Estate Holding Company, LLC a real estate holding company.

          Principal Life Insurance Company sponsored the organization of the following mutual funds, some of which it controls by virtue of owning voting securities

             Principal Investors Fund, Inc.(a Maryland Corporation),
             0.31% of shares  outstanding of the Bond & Mortgage  Securitites
             Fund,
             0.00% of shares outstanding of the California Insured Intermediate Municipal Fund,
             0.00% of shares outstanding of the California Municipal Fund, 1.66% of shares outstanding of the Disciplined LargeCap Blend Fund,
             2.29% of shares outstanding of the Diversified International
             Fund,
             0.00% of shares outstanding of the Equity Income Fund I,
             0.43% of shares outstanding of the Government & High Quality
             Bond Fund,
             0.00%   of   shares    outstanding    of   the   High    Quality
             Intermediate-Term Bond Fund,
             25.23% of shares outstanding of the High Yield Fund, 0.00% of shares outstanding of the High Yield Fund II, 0.00% of shares outstanding of the Income Fund, 68.08% of shares outstanding of the Inflation Protection Fund, 0.01% of shares outstanding of the International Emerging Markets Fund,
             30.49% of shares outstanding of the International Growth Fund, 1.80% of shares outstanding of the LargeCap Growth Fund, 0.03% of shares outstanding of the LargeCap S&P 500 Index Fund, 10.06% of shares outstanding of the LargeCap Value Fund, 0.02% of shares outstanding of the MidCap Blend Fund, 0.09% of shares outstanding of the MidCap Growth Fund, 0.00% of shares outstanding of the MidCap S&P 400 Index Fund, 0.00% of shares outstanding of the MidCap Stock Fund, 0.01% of shares outstanding of the MidCap Value Fund, 10.02% of shares outstanding of the Money Market Fund, 0.00% of shares outstanding of the Mortgage Securities Fund, 9.37% of shares outstanding of the Partners Global Equity Fund, 58.22% of shares outstanding of the Partners International Fund, 56.43% of shares outstanding of the Partners LargeCap Blend Fund, 0.00% of shares outstanding of the Partners LargeCap Blend
             Fund I,
             53.74% of shares outstanding of the Partners LargeCap Growth Fund
             I,
             86.91% of shares outstanding of the Partners LargeCap Growth Fund
             II,
             63.33% of shares outstanding of the Partners LargeCap Value Fund, 59.99% of shares outstanding of the Partners LargeCap Value
             Fund I,
             97.56% of shares outstanding of the Partners LargeCap Value
             Fund II,
             53.22% of shares outstanding of the Partners MidCap Growth Fund, 93.66% of shares outstanding of the Partners MidCap Growth Fund I, 93.54% of shares outstanding of the Partners MidCap Growth
             Fund II,
             59.84% of shares outstanding of the Partners MidCap Value Fund, 82.95% of shares outstanding of the Partners MidCap Value Fund
             I,
             96.60% of shares outstanding of the Partners SmallCap Blend Fund, 50.20% of shares outstanding of the Partners SmallCap Growth Fund I,
             80.07% of shares outstanding of the Partners SmallCap Growth Fund
             II,
             45.60% of shares outstanding of the Partners SmallCap Growth Fund III,
             81.12% of shares outstanding of the Partners SmallCap Value Fund, 72.01% of shares outstanding of the Partners SmallCap Value Fund I,
             97.11% of shares outstanding of the Partners SmallCap Value Fund
             II,
             18.66% of shares outstanding of the Preferred Securities Fund, 61.05% of shares outstanding of the Principal LifeTime 2010 Fund, 61.44% of shares outstanding of the Principal LifeTime 2020 Fund, 61.85% of shares outstanding of the Principal LifeTime 2030 Fund, 66.38% of shares outstanding of the Principal LifeTime 2040 Fund, 74.34% of shares outstanding of the Principal LifeTime 2050 Fund, 60.54% of shares outstanding of the Principal LifeTime Strategic Income Fund,
             13.39% of shares outstanding of the Real Estate Securities Fund, 0.02% of shares outstanding of the SAM Balanced Fund, 0.07% of shares outstanding of the SAM Conservative Balanced Fund, 0.03% of shares outstanding of the SAM Conservative Growth Fund, 0.02% of shares outstanding of the SAM Flexible Income Fund, 0.04% of shares outstanding of the SAM Strategic Growth Fund, 2.64% of shares outstanding of the Short-Term Bond Fund, 0.00% of shares outstanding of the Short-Term Income Fund, 11.45% of shares outstanding of the SmallCap Blend Fund, 0.01% of shares outstanding of the SmallCap Growth Fund, 0.02% of shares outstanding of the SmallCap S&P 600 Index Fund, 0.00% of shares outstanding of the SmallCap Value Fund, 0.00% of shares outstanding of the Tax-Exempt Bond Fund I, 3.64% of shares outstanding of the Ultra Short Bond Fund, 0.00% of shares outstanding of the West Coast Equity Fund, were owned by Principal Life Insurance Company (including subsidiaries and affiliates) on September 21, 2007.

             Principal Variable Contracts Fund, Inc. (a Maryland Corporation) 100.00% of shares outstanding of the Asset Allocation Account, 100.00% of shares outstanding of the Balanced Account,
             100.00% of shares outstanding of the Bond Account,
             100.00% of shares outstanding of the Capital Value,
             96.35% of shares outstanding of the Diversified International Account,
             100.00% of shares outstanding of the Equity Growth Account,
             71.98% of shares outstanding of the Equity Income Account I, 100.00% of shares outstanding of the Equity Value Account,
             100.00% of shares outstanding of the Government & High Quality Bond Account,
             92.89% of shares outstanding of the Growth Account,
             76.35% of shares outstanding of the Income Account,
             100.00% of shares outstanding of the International Emerging Markets Account,
             100.00% of shares outstanding of the International SmallCap
             Account,
             85.46% of shares outstanding of the LargeCap Blend Account,
             100.00% of shares outstanding of the LargeCap Stock Index Account, 100.00% of shares outstanding of the LargeCap Value Account, 100.00% of shares outstanding of the MidCap Account,
             100.00% of shares outstanding of the MidCap Growth Account,
             71.26% of shares outstanding of the MidCap Stock Account,
             100.00% of shares outstanding of the MidCap Value Account,
             93.80% of shares outstanding of the Money  Market Account,
             89.68% of shares outstanding of the Mortgage Securities Account, 100.00% of shares outstanding of the Principal LifeTime 2010 Account,
             100.00% of shares outstanding of the Principal LifeTime 2020
             Account,
             100.00% of shares outstanding of the Principal LifeTime 2030
             Account,
             100.00% of shares outstanding of the Principal LifeTime 2040
             Account,
             100.00% of shares outstanding of the Principal LifeTime 2050
             Account,
             100.00% of shares outstanding of the Principal LifeTime Strategic Income Account,
             98.60% of shares outstanding of the Real Estate Securities Account, 1.10% of shares outstanding of the Strategic Asset Management Balanced Portfolio,
             3.78% of shares outstanding of the Strategic Asset Management Conservative Balanced Portfolio,
             0.94% of shares outstanding of the Strategic Asset Management Conservative Growth Portfolio,
             0.24% of shares outstanding of the Strategic Asset Management Flexible Income Portfolio,
             1.95% of shares outstanding of the Strategic Asset Management Strategic Growth Portfolio,
             100.00% of shares outstanding of the Short-Term Bond Account, 73.94% of shares outstanding of the Short-Term Income Account, 100.00% of shares outstanding of the SmallCap Account, 87.10% of shares outstanding of the SmallCap Growth Account, 99.71% of shares outstanding of the SmallCap Value Account, and 55.33% of shares outstanding of the West Coast Equity Account were owned by Principal Life Insurance Company and its Separate Accounts on September 24, 2007.

          Subsidiary  wholly-owned by Principal Financial Services  (Australia),
          Inc.:

          a.   Principal  Global  Investors   (Australia)  Service  Company  Pty
               Limited a company established to be the employer of Australian employees.

          b. Principal Capital Global Investors Limited (Australia) An SEC registered investment advisor which manages international funds (non-Australian) residents).

          c. Principal Financial Group (Australia) Pty Ltd. an Australian holding company.

          Subsidiary wholly-owned by Principal International de Chile, S.A.:

          a. Principal Compania de Seguros de Vida Chile S.A. (Chile) life insurance company.

          b.   Principal Asset Management S.A. (Chile) an investment advisor.

          c. Principal Servicios Corporativos Chile LTDA. (Chile) an entity that provides corporate services for the companies of Principal Chile.

          Subsidiary wholly-owned by Principal International (Asia) Limited (Hong Kong):

          a. Principal Global Investors (Asia) Limited a Hong Kong company that provides sales, marketing and client services support for Principal Capital management funds and institutional investors.

          b. Principal Nominee Company (Hong Kong) Limited a Hong Kong company that provides nominee services and administration to Hong Kong clients.

          c. Principal Asset Management Company (Asia) Limited (Hong Kong) a licensed corporation.

          d. Principal Insurance Company (Hong Kong) Limited a company that sells insurance and pension products.

          Subsidiary wholly-owned by Principal Afore, S.A. de C.V. (Mexico):

          a. Principal Siefore, S.A. de C.V. (Mexico) an investment fund company.

          Subsidiaries wholly-owned by Principal International Mexico Holding, S.A. De C.V.:

          a. Principal Mexico Holdings, S.A. De C.V. (Mexico) a holding company.

          Subsidiaries wholly-owned by Principal Global Investors, LLC:

          a. Principal Global Columbus Circle, LLC (a Delaware Corporation) a limited liability company serving as a holding company.

          b. Post Advisory Group, LLC (Delaware) a limited liability company whose role is an asset management firm that specializes in high yield fixed-income investments.

          c. Principal Enterprise Capital, LLC (a Delaware Corporation) a limited liability company involved in the management of investments in real estate operating companies on behalf of institutional investors.

          d.   Principal Commercial  Acceptance,  LLC (a Delaware Corporation) a
               limited   liability   company   involved  in  the  management  of
               commercial real estate mortgage loans.

          e. Principal Real Estate Investors, LLC (a Delaware Corporation) a limited liability company involved as a registered investment advisor focusing on the management of commercial real estate investments on behalf of institutional investors.

          f. Principal Commercial Funding, LLC (a Delaware Corporation) a limited liability company engaged in the business of issuing commercial mortgage-backed securities.

          h.   Principal  Global Investors Trust (Delaware) a business trust and
               private   investment  company  offering   non-registered   units,
               initially, to tax-exempt entities.

          i. Spectrum Asset Management, Inc. (Connecticut) A corporation specializing in all aspects of the preferred market including portfolio management, risk management and trading.

          j. CCIP, LLC (70% owned) the general partner of Columbus Circle Investors, a registered investment advisor.

          Subsidiaries wholly-owned by Principal Holding Company:

          a. Principal Generation Plant, LLC a Delaware limited liability company that sells excess power.

          b. Principal Bank (a Federal Corporation) a Federally chartered direct delivery savings bank.

          c.   Petula Associates,  Ltd. (an Iowa Corporation) a corporation that
               engages  in  real  estate   joint   venture   transactions   with
               developers.

          d.   Equity  FC,  Ltd.   (an  Iowa   Corporation)   general   business
               corporation which engages in commercial investment transactions.

          e. Preferred Product Network, Inc. (a Delaware corporation) an insurance broker which markets selected products manufactured outside the Principal Financial Group.

          f. Principal Health Care, Inc. (an Iowa Corporation) a managed care company.

          g. Principal Dental Services, Inc. (an Arizona Corporation) a managed dental care services organization. HMO and dental group practice.

          h. Delaware Charter Guarantee & Trust Company, d/b/a Trustar Retirement Services (a Delaware Corporation) a corporation that acts as a trustee through which individuals may direct the investments of their IRA, HR-10 and 401(k) plan accounts, and also provides such prototype plans and record keeping services.

          i. Professional Pensions, Inc. (a Connecticut Corporation) a corporation engaged in sales, marketing and administration of group insurance plans and third-party administrator for defined contribution plans.

          Subsidiary wholly-owned by Principal Global Investors (Australia) Service Company Pty Ltd.:

          a.   Principal   Global  Investors   (Australia)   Limited  a  company
               established to hold the appropriate financial services license for the Australian investment management business.

          b. Principal Real Estate Investors (Australia) Limited a company originally established to hold the responsible entity license regarding property and trust business. The company is currently inactive.

          Subsidiaries wholly-owned by Principal Global Investors (Australia) Service Company Pty Ltd.:

          a.   Principal   Global  Investors   (Australia)   Limited  a  company
               established to hold the responsible entity license regarding non-property business.

          b. Principal Real Estate Investors (Australia) Limited a company established to hold the responsible entity license regarding property business.

          Subsidiary  wholly-owned  by Principal  Financial  Group Australia Pty
          Ltd.

          a. Principal Investments (Australia) Limited a Delaware holding company.

          Subsidiaries owned by Principal Compania de Seguros de Vida Chile S.A. (Chile):

          a.   Principal   Administradora  General  De  Fondos  S.A.  (Chile)  a
               corporation organized for the administration of various funds.

          b. Principal Creditos Hipotecarios, S.A. (Chile) a residential mortgage company.

          Subsidiary wholly-owned by Principal Asset Management Company (Asia) Limited (Hong Kong):

          a. Principal Fund Management (Hong Kong) Limited a fund management company.

          Subsidiaries wholly-owned by CCIP, LLC:

          a.   Columbus Circle Investors, an SEC-registered investment advisor.

          b. Principal Reinsurance Company of Vermont a reinsurance company domiciled in Vermont.

          Subsidiary wholly-owned by Petula Associates, Ltd.

          a. Principal Real Estate Portfolio, Inc. (Delaware) entity that holds real estate.

          b. Petula Prolix Development Company (Iowa) a general business corporation involved in joint real estate ventures.

          Subsidiaries wholly-owned by Dental-Net, Inc.

          a. Employers Dental Services, Inc. (an Arizona corporation) a prepaid dental plan organization.

          Subsidiaries wholly-owned by Professional Pensions, Inc.:

          a. Benefit Fiduciary Corporation (a Rhode Island corporation) serves as a corporate trustee for retirement trusts.

          b. Boston Insurance Trust, Inc. (a Rhode Island corporation) a corporation which serves as a corporate trustee for retirement trusts.

          Subsidiary wholly-owned by Principal Investments (Australia) Limited:

          a.   Principal   Australia   (Holdings)  Pty  Limited   (Australia)  a
               commercial and investment banking and asset management company.

          Subsidiary   wholly-owned   (unless   otherwise  noted)  by  Principa
          Australia (Holdings) Pty Limited

          a.   CIMB - Principal Asset  Management  Berhad  (Malaysia) (40% owned
               JV) an entity engaged in establishment and management of unit trust funds.

Item 29.  Indemnification

Sections 490.851 through 490.859 of the Iowa Business Corporation Act permit corporations to indemnify directors and officers where (A) all of the following apply: the director or officer (i) acted in good faith; (ii) reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or (b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; and (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation.

Unless ordered by a court pursuant to the Iowa Business Corporation Act, a corporation shall not indemnify a director or officer in either of the following circumstances: (A) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct (above) or (B) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director receive a financial benefit to which he or she was not entitled, whether or not involving action in the director's official capacity.

Registrant's By-Laws provide that it shall indemnify directors and officers against damages, awards, settlements and costs reasonably incurred or imposed in connection with any suit or proceeding to which such person is or may be made a party by reason of being a director or officer of the Registrant. Such rights of indemnification are in addition to any rights to indemnity to which the person may be entitled under Iowa law and are subject to any limitations imposed by the Board of Directors. The Board has provided that certain procedures must be followed for indemnification of officers, and that there is no indemnity of officers when there is a final adjudication of liability based upon acts which constitute gross negligence or willful misconduct.

Item 30.       Principal Underwriters

(a) Princor Financial Services Corporation acts as principal underwriter for variable life insurance contracts issued by Principal Life Insurance Company Variable Life Separate Account, a registered unit investment trust. Princor Financial Services Corporation also acts as principal underwriter for variable annuity contracts participating in Principal Life Insurance Company Separate Account B, a registered unit investment trust, and for Class J shares, Institutional Class shares, Advisors Preferred Class shares, Advisors Select Class shares, Advisors Signature Class shares, Preferred Class shares, and Select Class shares of Principal Investors Fund, Inc.


 (b)      (1)                         (2)
                                       Positions
                                       and offices
  Name and principal                   with principal
  business address                     underwriter

     Lindsay L. Amadeo                Director - Marketing
     The Principal                    Communications
     Financial Group
     Des Moines, IA 50392

     John E. Aschenbrenner            Director
     The Principal
     Financial Group
     Des Moines, IA 50392


     Deborah J. Barnhart              Director - Distribution (PPN)
     The Principal
     Financial Group
     Des Moines, IA 50392

     Patricia A. Barry                Assistant Corporate Secretary
     The Principal
     Financial Group
     Des Moines, IA 50392

     Craig L. Bassett                 Treasurer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Michael J. Beer                  President and Director
     The Principal
     Financial Group
     Des Moines, IA  50392

     Lisa Bertholf                    Director - Marketing
     The Principal
     Financial Group
     Des Moines, IA  50392

     Tracy W. Bollin                  Assistant Controller
     The Principal
     Financial Group
     Des Moines, IA  50392

     David J. Brown                   Senior Vice President
     The Principal
     Financial Group
     Des Moines, IA 50392

     Jill R. Brown                    Senior Vice President and
     The Principal                    Chief Financial Officer
     Financial Group
     Des Moines, IA 50392

     Bret J. Bussanmas                Vice President - Distribution
     The Principal
     Financial Group
     Des Moines, IA  50392

     P. Scott Cawley                  Product Marketing Officer
     The Principal
     Financial Group
     Des Moines, IA  50392

     Ralph C. Eucher                  Director
     The Principal
     Financial Group
     Des Moines, IA  50392

     Stephen G. Gallaher              Assistant General Counsel
     The Principal
     Financial Group
     Des Moines, IA  50392

     Ernest H. Gillum                 Vice President
     The Principal
     Financial Group
     Des Moines, IA 50392

     Michael Harkin                   Marketing Officer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Robyn Hinders                    Director - Mutual Fund Operations
     The Principal
     Financial Group
     Des Moines, IA 50392

     Joyce N. Hoffman                 Sr. Vice President and
     The Principal                    Corporate Secretary
     Financial Group
     Des Moines, IA 50392

     Ann Hudson                       Compliance Officer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Patrick A. Kirchner              Counsel
     The Principal
     Financial Group
     Des Moines, IA 50392

     Peter R. Kornweiss               Vice President
     The Principal
     Financial Group
     Des Moines, IA 50392

     Julie LeClere                    Director - Marketing and Recruiting
     The Principal
     Financial Group
     Des Moines, IA 50392

     Sarah J. Pitts                   Counsel
     The Principal
     Financial Group
     Des Moines, IA 50392

     David L. Reichart                Senior Vice President
     The Principal
     Financial Group
     Des Moines, IA  50392

     Martin R. Richardson             Vice President -
     The Principal                    Broker Dealer Operations
     Financial Group
     Des Moines, IA 50392

     Michael D. Roughton              Senior Vice President and Associate
     The Principal                    General Counsel
     Financial Group
     Des Moines, IA 50392

     Adam U. Shaikh                   Counsel
     The Principal
     Financial Group
     Des Moines, IA  50392

     Norman Sue                       Complaince Officer
     The Principal
     Financial Group
     Des Moines, IA 50392

     Traci L. Weldon                  Vice President/Chief Complaince Officer
     The Principal
     Financial Group
     Des Moines, IA  50392

     Beth Wilson                      Vice President
     The Principal
     Financial Group
     Des Moines, IA  50392

     Larry D. Zimpleman               Chairman of the Board and
     The Principal                    Director
     Financial Group
     Des Moines, IA  50392



           (c)        (1)                       (2)

                                      Net Underwriting
            Name of Principal           Discounts and
               Underwriter               Commissions

       Princor Financial                 $19,628,074.20
       Services Corporation

              (3)                       (4)                 (5)

         Compensation on            Brokerage
        Events Occasioning          Commissions         Compensation
        the Deduction of a
        Deferred Sales Load

                0                       0                    0


Item 31.  Location of Accounts and Records

          All accounts, books or other documents of the Registrant are located at the offices of the Depositor, The Principal Financial Group, Des Moines, Iowa 50392.

Item 32.  Management Services

          N/A

Item 33.  Fee Representation

          Principal Life Insurance Company represents the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Principal Life Insurance Company Variable Life Separate Account, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, and its seal to be hereunto affixed and attested, in the City of Des Moines and State of Iowa, on the 5th day of October, 2007.

                         PRINCIPAL LIFE INSURANCE COMPANY
                         VARIABLE LIFE SEPARATE ACCOUNT

                                 (Registrant)

                                   /s/ J. Barry Griswell
                         By ______________________________________________
                              J. Barry Griswell
                              Chairman, President and Chief Executive Officer


                         By  PRINCIPAL LIFE INSURANCE COMPANY

                                 (Depositor)

                                   /s/ J. Barry Griswell
                         By ______________________________________________
                              J. Barry Griswell
                              Chairman, President and Chief Executive Officer

Attest:

/s/ Joyce N. Hoffman
-----------------------------------
Joyce N. Hoffman
Senior Vice President and
  Corporate Secretary

As required by the  Securities Act of 1933,  this   Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                           Date

/s/ J. B. Griswell             President, Chairman and         10/05/2007
--------------------           Chief Executive Officer
J. B. Griswell


/s/ G. B. Elming               Senior Vice President and       10/05/2007
--------------------           Controller (Principal
G. B. Elming                   Accounting Officer)



/s/ M. H. Gersie               Executive Vice President        10/05/2007
--------------------           and Chief Financial Officer
M. H. Gersie                   (Principal Financial
                               Officer)


  (B. J. Bernard)*             Director                        10/05/2007
--------------------
B. J. Bernard


  (J. Carter-Miller)*          Director                        10/05/2007
--------------------
J. Carter-Miller


  (G. E. Costley)*             Director                        10/05/2007
--------------------
G. E. Costley


  (M. T. Dan)*                 Director                        10/05/2007
--------------------
M. T. Dan


  (C. D. Gelatt, Jr.)*         Director                        10/05/2007
--------------------
C. D. Gelatt, Jr.


  (S. L. Helton)*              Director                        10/05/2007
--------------------
S. L. Helton


  (W. T. Kerr)*                Director                        10/05/2007
--------------------
W. T. Kerr


  (R. L. Keyser)*              Director                        10/05/2007
--------------------
R. L. Keyser


  (A. K. Mathrani)*            Director                        10/05/2007
--------------------
A. K. Mathrani


  (E. E. Tallett)*             Director                        10/05/2007
--------------------
E. E. Tallett


  (T. M. Vaughan)*             Director                        10/05/2007
--------------------
T. M. Vaughan


  (L. D. Zimpleman)*           Director                        10/05/2007
--------------------
L. D. Zimpleman


                          *By    /s/ J. Barry Griswell
                                 ------------------------------------
                                 J. Barry Griswell
                                 Chairman, President and Chief Executive Officer

                                 Pursuant to Powers of Attorney
                                 Previously Filed or Included